 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996.

                                                REGISTRATION NO. 333-11113
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          HOMEGATE HOSPITALITY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
      DELAWARE                       7011                         75-0511313
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL              (I.R.S.
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)              EMPLOYER
  INCORPORATION OR                                              IDENTIFICATION
    ORGANIZATION)        2001 BRYAN STREET, SUITE 2300               NO.)
                              DALLAS, TEXAS 75201
                                (214) 863-1777
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ROBERT A. FAITH
                            CHIEF EXECUTIVE OFFICER
                          HOMEGATE HOSPITALITY, INC.
                         2001 BRYAN STREET, SUITE 2300
                              DALLAS, TEXAS 75201
                                (214) 863-1777
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
          DEREK R. MCCLAIN                          L. STEVEN LESHIN
       VINSON & ELKINS L.L.P.                     JENKENS & GILCHRIST,
      3700 TRAMMELL CROW CENTER                A PROFESSIONAL CORPORATION
          2001 ROSS AVENUE                    1445 ROSS AVENUE, SUITE 3200
         DALLAS, TEXAS 75201                       DALLAS, TEXAS 75202
      TELEPHONE: (214) 220-7700                 TELEPHONE: (214) 855-4500
                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X] ____________
                        CALCULATION OF REGISTRATION FEE
===============================================================================

                                                     PROPOSED        PROPOSED
                                       AMOUNT        MAXIMUM          MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE      OFFERING PRICE     AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED(1)   PER SHARE(2)  OFFERING PRICE(2)     FEE(3)
------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
 share..........................     4,973,750        $13.00        $64,658,750       $21,757

===============================================================================

(1) Includes 648,750 as to which the Company has granted the Underwriters an option to cover over-allotments.
(2) Estimated solely for the purpose of calculating the registration fee.

(3) Paid $17,845 with initial filing.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 4, 1996

PROSPECTUS

[LOGO]
                             4,325,000 SHARES

                           HOMEGATE HOSPITALITY, INC.

                                  COMMON STOCK

                               -----------------

  All of the 4,325,000 shares of Common Stock, $.01 par value (the "Common Stock"), offered hereby (the "Offering") are being sold by Homegate Hospitality, Inc. (the "Company"). After the completion of the Formation (as defined below), but prior to the completion of the Offering, executive officers, directors and affiliates of the Company will own, in the aggregate, 100% of the outstanding Common Stock. Upon the completion of the Offering, such parties will own in the aggregate approximately 59.7% and collectively have control of the Company. See "Risk Factors--Control of the Company by Management and Principal Stockholders." Prior to the Offering, there has been no public market for the Common Stock of the Company, and no assurance can be given that an active trading market for the Common Stock will develop after the Offering. It is currently anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company's Common Stock has been approved for quotation on The Nasdaq National Market, subject to notice of issuance, under the symbol "HMGT."

  ANY INVESTMENT IN THE SECURITIES OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                               -----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    UNDERWRITING
                                                    DISCOUNTS AND  PROCEEDS TO
                                   PRICE TO PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.......................         $                   $                   $

--------------------------------------------------------------------------------

Total(3)........................         $                   $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated
    at $   .

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 648,750 shares of Common Stock on the same terms as the Common Stock offered hereby, solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the Price to Public, Underwriting Discounts and Commissions, and
    Proceeds to the Company will be $   , $   , and $   , respectively. See
    "Underwriting."

                               -----------------

  The shares of Common Stock are offered, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or about October , 1996, at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                               -----------------

BEAR, STEARNS & CO. INC.                                   MONTGOMERY SECURITIES

                                       , 1996.

                                  [PICTURES]


  Inside the front cover of the document, located in the upper left hand corner, appears the Company's logo. Underneath the logo is a caption that reads HOMEGATE Studios & Suites. Also located on the inside front cover are three pictures and one artist's depiction. In the upper right-hand corner is the artist's depiction of the interior corridor of a Homegate Hospitality hotel with a caption that reads as follows: "Prototype interior corridor elevation for Homegate's new hotel construction and planned development." Below that artist's depiction, on the right side, is a photograph of a hotel room showing the bed with a caption above the photograph that reads as follows: "Characteristic interior of the Studio Suites Hotel in Grand Prairie, Texas." Immediately below that is another photograph of an exterior view of a Homegate Hospitality hotel with a caption that reads as follows: "Exterior view of Homegate Hospitality, Inc.'s first hotel, Studio Suites, in Grand Prairie, Texas." To the left is a photograph of exercise equipment with a caption above the photograph that reads as follows:
"Exercise Center of the Studio Suites Hotel in Grand Prairie, Texas representing a typical upscale amenity."

  Opening the cover is a gate-fold of a map of the United States with certain states containing symbols. Below the map is a legend with the Homegate Hospitality logo representing existing hotels (Texas- four planned hotel sites) a symbol representing planned hotel sites (Texas, Illinois, Florida, Indiana, Arizona, Oregon and North Carolina), and a symbol representing sites under development (Texas, Colorado, Kansas and Arizona). Directly below the southeast portion of the map is text that reads as follows:

Existing Hotels                            Planned Hotel Sites
 .Studio Suites - Grand Prairie, TX         .Austin, TX - Gracy Farms
 .Westar - Irving, TX                       .Austin, TX - Miracle Hills
 .Westar - Amarillo, TX                     .Austin, TX - Norwood Park
 .Westar - El Paso, TX                      .Chicago, IL - Itasca
 .Westar - San Antonio, TX (Fiesta Park)    .Dallas, TX - Las Colinas
 .Westar - San Antonio, TX                  .Ft. Lauderdale, FL - Cypress Creek
  (San Antonio International Airport)       .Houston, TX - Galleria
                                            .Houston, TX - Stafford/Sugar Land
Sites Under Development                     .Indianapolis, IN - North Loop
 .Dallas, TX - Park Central                 .Orlando, FL - Maitland Center
 .Denver, CO - Denver Tech Center           .Phoenix, AZ - Chandler
 .Kansas City, KS - Overland Park           .Portland, OR - Hillsboro
 .Kansas City, KS - Lenexa                  .Raleigh/Durham, NC - South Square
 .Phoenix, AZ - 44th/Oak
 .Phoenix, AZ - Metro Center

Located directly below is a symbol of a circle representing Developer Affiliates (Washington, Oregon, Utah, California, Arizona, Texas, Kansas, Minnesota, Missouri, Illinois, Indiana, Tennessee, North Carolina, Georgia and Florida) and a triangle representing Wyndham National Sales Offices (New York, Washington, D.C., Illinois, California). In the upper left-hand corner of the page is the Homegate logo. Directly beneath is HOMEGATE Studios & Suites and text which reads as follows: "Homegate Hospitality, Inc.'s goal is to become a national provider of high quality extended-stay hotels in strategically selected markets located throughout the United States. The market includes business travelers, professionals on temporary work assignments, persons between domestic situations, and persons relocating or purchasing a home, who often desire accommodations for an extended duration."

   "The Company's hotels will be designed to compete primarily in the midprice segment of the extended-stay industry, and will contain a variety of features that are attractive to the extended-stay guest, such as fully-equipped kitchens, resident laundry facilities, twice-weekly linen service, weekly maid service, business centers and exercise facilities." Directly below that is an artist's rendition of the exterior of a Homegate Hospitality hotel. Directly above that is a caption which reads as follows: "Prototype Exterior." Directly below the artist's rendition and superimposed upon the bottom portion of it are three room designs showing the room configuration for the three suites. Under the extreme left rendition is a caption which reads as follows: "Deluxe Endcap Unit." Under the middle rendition is a caption which reads as follows: "Deluxe Unit." Under the extreme right rendition is a caption that reads as follows: "Standard Unit."

  Below is text which reads as follows:

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET SYSTEM, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   On the following page is an artist's rendition of the exterior of a Homegate Hospitality hotel. Located directly below is a photograph of the Westar Suites hotel with a caption that reads as follows: "Westar Suites at San Antonio International Airport Before Renovation." Below and to the left is text which reads as follows: "The Westar portfolio consists of five properties which will undergo substantial renovations (as depicted in the before and after pictures above) to conform with Homegate Studios & Suites extended-stay standards." Located in the extreme lower right-hand corner is the Homegate logo and below text which reads "HOMEGATE Studios & Suites."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus (this "Prospectus"). Unless otherwise indicated, the information in this Prospectus assumes (i) the completion of the formation of the Company and related transactions (the "Formation," as more specifically defined under "The Formation Transaction") to occur immediately prior to, or simultaneously with, the completion of the Offering, (ii) no exercise of the Over-Allotment Option, and (iii) an initial public offering price of $12.00 per share (which represents the midpoint of the range on the cover page of this Prospectus and which affects the number of shares to be received by the parties in the Formation and the calculation of the proceeds from the Offering). See "The Formation Transaction," "Underwriting" and "Principal Stockholders." Unless the context suggests otherwise, references in this Prospectus to (i) the "Company" mean Homegate Hospitality, Inc. and its predecessors, (ii) the "Crow Family" include various descendants of Mr. and Mrs. Trammell Crow and various corporations, partnerships, trusts and other entities beneficially owned or controlled by such persons, (iii) "TCR" mean Trammell Crow Residential Company and its affiliates, (iv) "Greystar" mean Greystar Capital Partners, L.P. and its affiliates, (v) "Crow" mean Crow Realty Investors, L.P. d/b/a Crow Investment Trust and its affiliates, and (vi) "Wyndham" mean Wyndham Hotel Corporation and its predecessors and affiliates. "Homegate Studios & Suites" and "Homegate Studios" are service marks of the Company.

                                  THE COMPANY

  Homegate Hospitality, Inc.'s goal is to become a national provider of high quality extended-stay hotels in strategically selected markets located throughout the United States. The Company plans to rapidly develop a chain of midprice extended-stay hotels under the Homegate Studios & Suites brand name to capitalize on what management believes is a large and underserved market of guests who desire extended-stay accommodations. This market includes business travelers, professionals on temporary work assignments, persons between domestic situations, and persons relocating or purchasing a home, who often desire accommodations for an extended duration. As of the completion of the Offering, the Company will own six hotels and have six hotels under development, and expects to have agreements, letters of intent, contracts or other arrangements to purchase 13 additional development sites (each a "Planned Hotel Site"). Of the six hotels under development, three are currently under construction and three more are expected to be under construction by December 31, 1996. The Company's objective is to have approximately 65 extended-stay hotels open or under construction by December 31, 1998 (the "Initial Hotel Program").

  The Company was recently founded by management and by affiliates of the following three entities: Trammell Crow Residential Company, one of the nation's leading developers of multi-family housing units with 22 regional offices; Greystar Capital Partners, L.P., a private investment company with substantial multi-family housing development and construction expertise; and Crow Investment Trust, the real estate investment arm of the Crow Family. In TCR, Greystar and Crow, the Company brings together extensive experience in developing, constructing and managing properties on a national scale and in structuring, financing and executing national real estate investment programs. The Company has entered into a master development agreement with a partnership (the "Developer Partnership"), comprised of TCR and Greystar (the "Developer Affiliates"), to provide site selection, construction and development services for the Company's Initial Hotel Program. Management believes the Developer Affiliates' expertise and local market presence will significantly enhance the Company's ability to execute its Initial Hotel Program.

  The Company has also entered into a master management assistance agreement (the "Management Agreement") with a subsidiary of Wyndham Hotel Corporation, which owns, operates or franchises over 70 hotels in North America, to manage the Company's hotels pursuant to 10-year management contracts. Management believes that Wyndham's experience in managing and operating one of the nation's leading hotel chains will facilitate the Company's ability to provide consistently high quality accommodations and services to its guests, and that access to Wyndham's resources will minimize the Company's overhead expenses during its initial phase of operations. Although Wyndham owns no Common Stock in the Company, over 48% of Wyndham's stock is owned by the Crow Family. See "Certain Transactions" and "Risk Factors--Reliance upon Affiliated Companies." Upon completion of the Offering, TCR, Greystar, Crow and their affiliates will own 59.7% of the outstanding Common Stock. See "Risk Factors--Control of the Company by Management and Principal Stockholders" and "Principal Stockholders."

  The Company's product strategy is to develop a well-recognized national brand under the Homegate Studios & Suites name by offering high quality accommodations in a standard format, providing much of the value offered by limited service hotels with many of the added features and comforts of apartment living. Homegate Studios & Suites hotels will feature three functional room configurations, each with a fully equipped kitchen, upscale residential-quality finishes and accessories, and separation between the cooking, living, and sleeping areas, and other amenities, including weekly maid service, twice-weekly linen service, resident laundry facilities, direct dial telephone service with voice mail messaging and dataport capabilities, cable TV, a business center and an exercise facility. See "Business--Product Concept."

  The extended-stay category (defined as hotel suites with full kitchens) is one of the most rapidly growing sectors of the U.S. lodging industry. From 1990 through 1995, the compounded annual growth rate in occupied rooms in dedicated extended-stay hotels was 7.2% compared to 2.1% for the overall U.S. lodging industry, while the compounded annual growth rate in room supply was 5.3% compared to 1.0% for the overall U.S. lodging industry. However, the vast majority of dedicated extended-stay rooms developed during this time period were in the upscale segment of the extended-stay category. Average occupancy rates for extended-stay hotel chains have exceeded such rates in the overall U.S. lodging industry for each of the previous six years, and extended-stay hotel chains have achieved an 80% or greater occupancy level during each of the past three years. The Company believes that the size of the demand for extended-stay lodging compares favorably to the limited supply of dedicated extended-stay rooms, and that this is especially true in the midprice segment of the extended-stay category. In 1995, extended-stay guests (defined as those guests staying five or more nights) who were accommodated at hotels accounted for a total of 137.8 million room nights, or 15.9%, of the approximately 867.7 million room nights occupied in hotel accommodations in the United States. Of these 137.8 million room nights, only six to nine percent (8.3 million to 12.4 million) were accommodated by extended-stay hotel chains, which management believes was due in part to the limited number of dedicated extended-stay facilities in operation in 1995. Of the approximately 3.3 million total available rooms in the U.S. lodging industry at the end of 1995, approximately 51,100, or only 1.5%, were extended-stay rooms at approximately 445 dedicated extended-stay facilities. Of these 445 facilities, approximately 25, or 5.6%, operated in the midprice segment of the extended-stay category. As a result, management believes that there exist favorable growth opportunities in the extended-stay category in the near term. The sources of the industry information set forth above were Smith Travel Research and D. K. Shifflet, neither of which provided any form of consultation, advice or counsel regarding any aspect of the Offering, or are in any way associated with the Offering.

  Management believes that the Company's affiliations with TCR, Greystar and Wyndham will provide significant competitive advantages in achieving its growth and operating objectives and distinguish the Company from many of its competitors in the extended-stay market.

    DEVELOPMENT, CONSTRUCTION AND LOCAL SITE SELECTION EXPERTISE. TCR and Greystar have constructed an aggregate of approximately 115,000 multi-family housing units over the last 14 years, and have extensive experience in the development of standardized properties nationwide. Management believes that the construction of multi-family housing units is similar to construction of the Company's hotels. TCR and Greystar's combined regional office network will provide the Company with local market knowledge and site selection, development and construction expertise. As the partners of the Developer Partnership, TCR and Greystar will identify and evaluate potential development sites in the markets targeted by the Company. Once sites are approved by Company management, either TCR or Greystar will manage site acquisition, development and construction of the property. The Company believes its relationships with TCR and Greystar will produce significant competitive advantages and cost efficiencies, and will minimize the Company's development and administrative overhead costs during the Initial Hotel Program.

    The Developer Partnership has entered into a master development agreement to develop and construct up to 60 extended-stay facilities for the Company by December 31, 1998. Unless extended, the master development agreement will terminate upon the earlier of the commencement of the 60th project or December 31, 1998. The Developer Partnership will own 1,073,103 shares of Common Stock, constituting 10.0% of the Common Stock outstanding after the Offering, and will distribute a portion of these shares as each project is completed to the Developer Affiliate that is responsible for the completed project. The Developer Affiliates have agreed to accept below-market development fees in exchange for these equity interests in the Company. Management believes this distribution mechanism will provide the Developer Affiliates the necessary incentives to assist the Company in achieving its Initial Hotel Program. See "Certain Transactions," "Risk Factors--Reliance upon Affiliated Companies" and "Business--Growth Strategy."

    HOTEL MANAGEMENT CAPABILITIES. Pursuant to the Management Agreement, Wyndham has agreed to manage up to 60 Company hotels, each under a 10-year management contract, and to provide the Company market research, assistance with interior and exterior design, a preferred vendor program, a proprietary property management software package and national and local marketing services. See "Certain Transactions" and "Risk Factors--Reliance upon Affiliated Companies." Management believes that being able to utilize Wyndham's expertise will be a competitive advantage and will produce cost efficiencies in the Company's buying, marketing and development programs. Unless extended, the Management Agreement will terminate upon the earlier of the signing of a management contract for the 60th hotel or December 31, 1998. Wyndham has agreed, subject to certain exceptions, not to compete with Company hotels that it manages. See "Certain Transactions."

    SUPERIOR PRICE/VALUE RELATIONSHIP. Based on its expected average weekly rates of $280 to $350, the quality of its interior design elements and finishes, the separation between cooking, living and sleeping areas and the available amenities, management believes that its hotels will offer a superior price/value relationship and appeal to extended-stay guests of both upscale and economy extended-stay facilities. The Company has carefully designed its product and marketing programs to (i) attract guests who ordinarily patronize higher priced/comparable quality or comparably priced/lower quality extended-stay or traditional hotel chains in markets in which the Company competes, and (ii) educate extended-stay guests who have typically stayed in traditional hotels of the value offered by the Company's extended-stay facilities.

  The Company's first property, which it acquired while under construction, is located in Grand Prairie, Texas near the Dallas/Fort Worth International Airport. This 139-unit facility opened on June 17, 1996, under the name "Studio Suites," and will be renamed "Homegate Studios." The Company has also acquired beneficial ownership of five extended-stay hotels currently operated under the name "Westar Suites" (the "Westar Transaction"). See "The Formation Transaction." The Westar hotels are located in Texas in the cities of San Antonio (2), El Paso, Amarillo and Irving. Collectively, the Westar hotels contain an aggregate of 622 units, all of which are similar to the prototype developed by the Company for its guest rooms. The Westar facilities will be renovated at an anticipated cost of approximately $4 million in order to conform to the quality standards of the Homegate Studios & Suites prototype, and will be operated under the Homegate Studios & Suites brand name.

  As of the completion of the Offering, the Company will have begun construction of three extended-stay hotels--a 139-unit facility in Phoenix, Arizona, a 143-unit facility in Denver, Colorado and a 117-unit facility in Lenexa, Kansas, and expects each of these hotels to be operational in the second or third quarter of 1997. The Company also owns development sites in Overland Park, Kansas, Dallas, Texas and an additional site in Phoenix, Arizona, and expects to begin construction of hotels on each of these sites during the fourth quarter of 1996.

                                  THE OFFERING

Common Stock Offered by the Company........ 4,325,000 shares
Common Stock to be outstanding after the
 Offering(1)............................... 10,725,000 shares
Use of Proceeds............................ To finance the development or acquisition of additional extended-
                                            stay hotels and other general
                                            corporate purposes. See "Use of
                                            Proceeds."
Nasdaq National Market symbol.............. HMGT

--------

(1) Excludes 496,250 shares issuable upon exercise of options to be granted as of the completion of the Offering under the Company's 1996 Plan (as defined below), with an exercise price equal to the initial public offering price shown on the cover page of this Prospectus.

                             SUMMARY FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          SIX MONTHS ENDED
                                                           JUNE 30, 1996
                                                     --------------------------
                                                     EXTENDED STAY
                                                        LIMITED
                                                      PARTNERSHIP    COMPANY
                                                     HISTORICAL(1) PRO FORMA(2)
                                                     ------------- ------------
OPERATING DATA:
Revenue.............................................    $    26     $   3,970
Property operating expenses.........................         30         2,504
Corporate operating expenses........................        204           541
Depreciation and amortization.......................         10           454
Interest expense....................................         21           934
                                                        -------     ---------
Net loss............................................    $  (239)    $    (463)
                                                        =======     =========
Net loss per share..................................                $   (0.07)
Weighted average number of shares of common stock
 outstanding........................................                6,400,000
OTHER DATA:
EBITDA(3)...........................................    $  (208)    $     925
                                                        =======     =========
Cash flows provided by (used in):
  Operating activities..............................    $   313     $   1,110
  Investing activities..............................     (8,264)       (8,290)
  Financing activities..............................      9,225         9,167

                                        EXTENDED STAY
                                           LIMITED                    COMPANY
                                         PARTNERSHIP    COMPANY    PRO FORMA, AS
                                         HISTORICAL   PRO FORMA(2)  ADJUSTED(4)
                                        ------------- ------------ -------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.............     $1,274       $ 4,857       $52,624
Property and equipment, net...........      8,201        36,189        36,189
Total assets..........................      9,725        41,457        89,224
Total debt............................      2,869        20,896        20,896
Total partners' capital (stockholders'
 equity pro forma and as adjusted)....      6,156        19,761        67,528

--------

(1) From inception (February 9, 1996) through June 30, 1996. Extended Stay Limited Partnership ("ESLP") is the predecessor to the Company. The Company was incorporated on August 16, 1996, to succeed to the business of ESLP, and prior to the Offering, has minimal assets and no operations of its own. Immediately prior to or simultaneously with the completion of the Offering, ESLP will merge into the Company. See "The Formation Transaction."

(2) Giving pro forma effect to the Formation, the Westar Transaction and the acquisition of three development sites as if such transactions had occurred as of January 1, 1995 for the purposes of the operating and other data and as of June 30, 1996 for the purposes of balance sheet data. See the pro forma financial statements and notes thereto contained elsewhere herein.

(3) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP"), is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund cash needs. The Company has included EBITDA herein because the Company believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

(4) Giving pro forma effect to the Formation, the Westar Transaction, the acquisition of three development sites, and the Offering at an assumed initial public offering price of $12.00 per share as if such transactions had occurred on June 30, 1996. See the pro forma financial statements and notes thereto contained elsewhere herein.

                                 RISK FACTORS

  Any investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should read this entire Prospectus carefully and should consider, among other things, the risks and the speculative factors inherent in and affecting the Company's business described below and throughout this Prospectus. This Prospectus contains forward-looking statements that involve risk and uncertainty. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and other factors discussed elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

LIMITED OPERATING HISTORY AND COSTS ASSOCIATED WITH EXPANSION

  The Company acquired its first extended-stay hotel in May 1996 and beneficial ownership of five hotels in September 1996. In addition, as of the completion of the Offering, the Company will have six hotels under development (three of which will be under construction as of the completion of the Offering and three more of which the Company expects to begin construction of during the fourth quarter of 1996). The Company has a limited operating history upon which investors may evaluate the Company's performance. The Company has incurred losses to date, and there can be no assurance that the Company will be profitable in the future. Given the start-up nature of the Company's operations, it expects to have net losses for the foreseeable future.

DEVELOPMENT RISKS

  The Company intends to grow primarily by developing additional extended-stay hotels. Development involves substantial risks, including, among others, the risks that development costs will exceed budgeted or contracted amounts, that completion of construction will be delayed, that all necessary zoning and construction permits will not be obtained, that financing might not be available on favorable terms, that developed properties will not achieve desired revenue or profitability levels once opened, that competitors with greater financial resources than the Company will compete for suitable development sites, that substantial costs will be incurred in the event a development project must be abandoned prior to completion, that governmental rules, regulations, and interpretations (including interpretations of the requirements of the Americans with Disabilities Act of 1990 (the "ADA")) will change, and that downturns in general economic and business conditions will occur. The Company intends to manage development to reduce such risks. For example, the Company will obtain guaranties for certain development cost overruns from individuals who are affiliated with the Developer Affiliates and will not acquire development properties until all necessary zoning and construction permits are reasonably likely to be obtained. However, there can be no assurance that present or future developments will proceed in accordance with the Company's expectations. In addition, the development cost overrun guaranties will be business asset guaranties (i.e., recourse will be limited to the individual guarantor's interests in TCR or Greystar, as appropriate, and some of their affiliates). There can be no assurance that such assets will be sufficient to fund the costs of any specific development cost overrun.

  The Company currently owns one extended-stay hotel, and has beneficial ownership of five additional extended-stay hotels which it acquired in the Westar Transaction. The Company's objective is to have approximately 65 hotels open or under construction by December 31, 1998. There can be no assurance, however, that the Company will complete the development and construction of the hotels, or will acquire each of the planned properties and complete development of a Company-owned hotel thereon, or that any such developments will be completed in a timely manner or within budget. See "Business--Growth Strategy."

RISKS ASSOCIATED WITH RAPID GROWTH

  The Company intends to pursue an aggressive growth strategy through the development of or acquisition of properties suitable for conversion to Homegate Studios & Suites hotels; its objective is to have approximately 65 hotels open or under construction by December 31, 1998. The Company's growth plans will require the implementation of specialized operational and financial systems and will require additional management, operational, and financial resources. There can be no assurance that the Company will be able to manage its expanding operations effectively. See "--Reliance upon Affiliated Companies," "--New Management" and "Business--Growth Strategy."

  The Company has only recently developed its product strategy, which includes the design of what will be its prototypical hotel and available amenities. See "Business--Product Strategy." As of the completion of the Offering, the first three hotels embodying its product strategy will be under construction. The Company has no history upon which it can gauge consumer acceptance of its facilities, and there can be no assurance that the Company's hotels will be readily accepted by guests who are looking for extended-stay hotel accommodations. Further, the Company's hotels will compete against other facilities with substantially greater brand recognition.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

  Operating Risks. The extended-stay industry in which the Company operates may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of hotel space or a reduction in demand for hotel space in a geographic area, corporate relocations or downsizing that may produce a reduced demand for local hotel space, changes in travel patterns, extreme weather conditions, the recurring need for renovation, refurbishment and improvement of lodging properties, changes in governmental regulations which influence or determine wages, prices, or construction or maintenance costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical change in revenues and profits. There can be no assurance that downturns or prolonged adverse conditions in real estate or capital markets, or in national or local economies, will not have a material adverse impact on the Company. See "Business--Operations."

  Competition in the Lodging Industry. The United States lodging industry is highly competitive. Competition in the United States lodging industry is based generally on convenience of location, price, range of services and available amenities, and quality of customer service. Each of the Company's hotels will be located in a developed area that includes competing lodging facilities. The Company believes the location of its hotels, the high quality of its accommodations, the reasonableness of its room rates, and the services and guest amenities provided by it will be among the most important factors in its business. Demographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which could adversely affect their operations.

  The Company anticipates that competition within the extended-stay industry segment will increase substantially in the foreseeable future. In the midprice category of the extended-stay industry segment, a number of other lodging chains and developers have recently announced plans to develop or are currently developing extended-stay hotels which may compete with the Company's hotels. The Company may compete for guests and for new development sites with certain of these established entities and other entities which have greater financial resources and brand awareness than the Company and better relationships with lenders and real estate sellers. Further, there can be no assurance that new or existing competitors, including traditional hotels with nationally recognized brand names, will not significantly lower rates or offer greater convenience, services, or amenities or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's operations. See "Business--Competition."

  Seasonality. The lodging industry is seasonal in nature. Quarterly earnings may be adversely affected by events beyond the Company's control, such as poor weather conditions, economic factors and other considerations affecting travel. In addition, occupancy rates and room revenues typically decline during the fourth calendar quarter as business travel decreases during the holiday season. The timing of openings of new properties could also lead to fluctuations in the Company's quarterly earnings.

REAL ESTATE INVESTMENT RISKS

  General Risks. The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments depends significantly upon the Company's ability to operate its properties in a manner sufficient to maintain or increase cash provided by operations. Income from the properties, and the value of the properties, may be adversely affected by adverse changes in national, general or local economic conditions, adverse changes in local market conditions due to changes in neighborhood characteristics, competition from other lodging properties, changes in real property tax rates and in the availability, cost and terms of financing, the impact of present or future environmental legislation and compliance with environmental laws, the continuing need for capital improvements, changes in operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the Company's control.

  Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Company's ability to vary its portfolio in response to changes in economic and other conditions will be limited. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

  Losses in Excess of Insurance Coverage. The Company intends to maintain comprehensive insurance on each of its properties, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the Company's industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. The Company intends to use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Company's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also make it infeasible to use insurance proceeds to replace a hotel after it has been damaged or destroyed.

RELIANCE UPON AFFILIATED COMPANIES

  The Company's success will depend, in large part, upon the efforts of TCR, Greystar and Wyndham, on which the Company will rely to develop, construct, and manage its extended-stay hotels. The Company has entered into various agreements with each of these companies which the Company believes will enable it to successfully achieve its growth objectives. The Company's ability to control and direct these companies in their performance under such agreements, however, will be limited. If any of these parties fails to meet its obligations to the Company, that failure could have a material adverse effect on the Company's ability to achieve its growth objectives. See "--New Management" and "--Dealings with Affiliates/Conflicts of Interest."

  The Company has entered into a Management Agreement with Wyndham, pursuant to which the Company will have the right to enter into property-specific management contracts with Wyndham to manage up to 60 Company hotels. See "Certain Transactions." While there is significant common ownership of the Company and Wyndham (over 48% of the outstanding common stock of Wyndham is owned by the Crow Family), there can be no assurance that Wyndham will enter into future management contracts or continue to provide the Company market research, design and other support services after the Management Agreement has terminated. During the term of the Management Agreement, the Company is restricted from engaging any other third party to manage its hotels.

  Similarly, the Company has entered into a master development agreement with the Developer Partnership, pursuant to which the Company and the Developer Partnership have agreed to enter into property-specific development agreements for up to 60 Company hotels. See "Certain Transactions." While there is significant common ownership of the Company and the Developer Partnership, and the Developer Affiliates will own a significant portion of the outstanding Common Stock, there can be no assurance that the Company and the Developer Partnership or the Developer Affiliates will enter into new development agreements that are acceptable to Company management after the master development agreement has terminated.

DEALINGS WITH AFFILIATES/CONFLICTS OF INTEREST

  Dealings with Affiliates. The Company has engaged and expects to continue to engage in numerous transactions with affiliates, including the development and construction of hotels through the Developer Partnership and the management of hotels through Wyndham. See "--Reliance upon Affiliated Companies," "Business--Growth Strategy," "--Operations," and "Certain Transactions." The Developer Partnership will own 10.0% of the Common Stock outstanding upon completion of the Offering. While Wyndham does not own any of the outstanding Common Stock, over 48% of Wyndham's outstanding common stock is owned by the Crow Family. Additionally, each of the Crow Family and Ron Terwilliger own approximately 20% of the interests in TCR, Leonard Wood owns zero to 30% of various divisions of TCR, and a majority of the interests in Greystar is owned by Robert Faith. Mr. Wood and Mr. Terwilliger are both stockholders of the Company, Mr. Wood serves as a Director of the Company and Mr. Terwilliger is an Advisor to the Company. Mr. Faith is the Chairman of the Board, President, and Chief Executive Officer of the Company. In addition, James Carreker is a Director of the Company, and is the President and Chairman of the Board of Wyndham. The Crow Family, through Crow, will also own a significant percentage of the Common Stock outstanding after the Offering. See "Principal Stockholders."

  While many future transactions with affiliates will be effected pursuant to existing contracts, the Company may expand its relationships with certain affiliates to take advantage of such affiliates' capabilities. Although the Company believes that its transactions with affiliates have been and will continue to be on terms no less favorable to the Company than those that could have been obtained from third parties with similar capabilities, there can be no assurance that its affiliates will continue to transact business with the Company or that they will not attempt to use their ownership positions in the Company to influence the terms on which they transact business with the Company in the future.

  Policy with Respect to Related Party Transactions. The Company has implemented a policy requiring any material transaction (or series of related transactions) between the Company and related parties to be approved by a majority of the directors who have no beneficial or economic interest in such related party (the "Disinterested Directors"), upon such directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from third parties. The policy defines a material related party transaction (or series of related transactions) as one involving a purchase, sale, lease or exchange of property or assets or the making of any investment with a value to the Company in excess of $1.0 million or a service agreement (or series of related agreements) with a value in excess of $1.0 million in any fiscal year. There can be no assurance that this policy will always be successful in eliminating the influence of conflicts of interest. See "Management--Directors and Executive Officers" and "Certain Transactions--Policy with Respect to Related Party Transactions."

NEW MANAGEMENT

  Since its formation in February 1996, the Company has recruited a management team, none of whom have had prior experience in the extended-stay industry segment in which the Company is engaged. Similarly, neither TCR, Greystar nor Wyndham have prior experience in the development or management of extended-stay hotels. The Company's success will depend upon the ability of management, TCR, Greystar and Wyndham to develop expertise in developing and managing its extended-stay lodging business. See "Management--Directors and Executive Officers."

RISK OF BORROWING

  The Company expects to borrow substantial capital for its expansion. Pursuant to a $30 million mortgage loan facility (the "Existing Mortgage Facility") with Bank One, Arizona, N.A. ("BOA") described under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," the Company may currently borrow up to $30 million to finance its acquisition and construction of properties. This compares to total equity of $67.5 million, assuming net proceeds from the Offering of $47.8 million based on an assumed initial public offering price of $12.00 per share. The Company's borrowings under the Existing Mortgage Facility will be secured by mortgages on the Company's properties and various accounts and other assets. The Company will be required to procure substantial additional capital over time to complete its Initial Hotel Program, including additional construction loans to finance the construction of additional extended-stay facilities. The Company is currently negotiating a $90 million facility to be provided by BOA to replace the Existing Mortgage Facility. There can be no assurance that such replacement facility will be obtained. See "--Need for Additional Capital." Leverage increases the risks to the Company of any variations in its results, construction cost overruns, or any other factors affecting its cash flow or liquidity. In addition, the Company's interest costs could increase as the result of general increases in interest rates. The principal and interest amounts to be borrowed under the Existing Mortgage Facility will be due two years from the date of borrowing, but the term of such loans may be extended for an additional three years if certain conditions are met. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  In addition, Westar (as defined below), which the Company recently acquired in the Westar Transaction, will have approximately $18 million of mortgage indebtedness as of the completion of the Offering. This indebtedness is secured by the five Westar facilities and Westar's various accounts and other assets, and is due in monthly installments through January 11, 2021.

NEED FOR ADDITIONAL CAPITAL

  Although the Company has access to financing under the Existing Mortgage Facility, the Company will need to procure substantial additional financing over time to complete its Initial Hotel Program, the amount of which will depend upon a number of factors including the number of properties the Company constructs or acquires and the cash flow generated by its properties. Upon completion of the Offering and including the funds that may be available under the Existing Mortgage Facility, the Company believes that it will have access to sufficient resources to fund the development or acquisition of approximately 20 of the hotels contemplated by the Initial Hotel Program (including the six existing facilities to be owned upon completion of the Offering), based on expected development or acquisition costs. The Company's Initial Hotel Program calls for the Company to have approximately 65 hotels open or under construction by December 31, 1998. There can be no assurance regarding the availability or terms of additional financing the Company may be able to procure over time. The failure of the Company to obtain the required additional financing needed to complete the Initial Hotel Program would adversely affect the Company's ability to implement its growth strategy and would have a material adverse effect on the Company's earnings and results of operations. In addition, future financing facilities may restrict the ability of the Company to incur additional debt. The Existing Mortgage Facility and any future debt financings or issuances of Preferred Stock (as defined below) by the Company will be senior to the rights of the holders of Common Stock, and any future issuances of Common Stock will result in the dilution of the then-existing stockholders' proportionate equity interests in the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

IMPACT OF ENVIRONMENTAL REGULATIONS

  The Company's operating costs may be affected by its obligations to pay for the cost of complying with existing environmental laws, ordinances, and regulations. Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate properly such contaminated property, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In addition, in the event any future legislation is adopted, the Company may, from time to time, be required to make significant capital and operating expenditures in response to such legislation. In connection with the ownership of its properties, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially and adversely affect the Company's results of operations and financial condition.

  The Company attempts to minimize its exposure to potential environmental liability through its site-selection procedures. The Company typically secures an option to purchase land subject to certain contingencies. Prior to exercising such option and purchasing the property, the Company conducts a Phase I environmental assessment ("Phase I Surveys"), which generally involves a physical inspection and database search, but not soil or groundwater analyses. To date, the Phase I Surveys have not revealed any environmental liability or compliance concern that the Company believes would have a material adverse effect on the Company's business, assets, results of operations, or liquidity, and the Company is not aware of any such liability or concern. Nevertheless, it is possible that Phase I Surveys will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which the Company will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Company's existing and future properties will not be affected by the condition of the neighboring properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Company. Thus, there can be no assurance that the Company will not incur environmental costs which could have a material adverse effect on the Company. See "Business--Environmental Matters."

GOVERNMENT REGULATION AND COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

  The lodging industry is subject to numerous federal, state and local government regulations, including building and zoning requirements. A number of states also regulate the licensing of hotels by requiring registration, disclosure statements, and compliance with specific standards of conduct. In addition, the Company is subject to employment laws, including minimum wage requirements, overtime, working conditions and work permit requirements. Recent amendments to the minimum wage laws will go into effect in October 1996, and will increase the Company's labor costs. The Company believes that the Studio Suites hotel and each of the Westar hotels have the necessary permits, approvals and licenses to operate their respective business and that collectively they comply with the applicable employment laws, and the Company intends to continue to comply with such laws and regulations. A change in such building, zoning, or licensing requirements or a further increase in the minimum wage rate, employee benefit costs or other costs associated with employees could materially and adversely affect the Company.

  Under the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that its existing hotel and the Westar hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the facilities, including changes to building codes and fire and life-safety codes, may occur. If the Company were required to make substantial modifications at its facilities to comply with the ADA or other changes in governmental rules and regulations, the Company's financial condition and ability to develop new hotels could be materially and adversely affected.

MARKET CONCENTRATION

  The Company's existing six hotels are located in the state of Texas. See "The Formation Transaction" and "Business--Growth Strategy." While the Company will be constructing hotels in Phoenix, Arizona, Denver, Colorado and Lenexa, Kansas as of the completion of the Offering and intends to continue to build or acquire hotels throughout the United States, adverse events or conditions which affect Texas particularly (such as natural disasters or adverse changes in local economic conditions) could have a more pronounced negative impact on the operations of the Company until such diversification of local market risks is in fact achieved. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

PROPERTY TAX AND INSURANCE RATE FLUCTUATIONS

  Each of the Company's properties is subject to real property taxes. Real property taxes may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Also, each of the Company's properties is covered by property and casualty insurance. Property and casualty insurance rates may increase depending upon claims experience, insurance market conditions and the replacement value of the hotels.

RISKS ASSOCIATED WITH ACQUISITIONS

  Although the Company expects that the construction and development of new extended-stay hotels will be its primary means of expansion, the Company will, as part of its growth strategy, consider making future acquisitions of existing extended-stay hotels or other properties that are suitable for conversion to the Company's extended-stay concept. The Company regularly pursues and evaluates acquisition opportunities of extended-stay lodging facilities or facilities that may be converted to the Company's extended-stay lodging concept, and at any given time may be in various stages of evaluating such opportunities. Such stages may take the form of internal property analysis, preliminary due diligence, the submission of an indication of interest, preliminary negotiations, negotiation of a letter of intent or negotiation of a definitive agreement. While the Company is currently evaluating a number of acquisition opportunities (some of which may be material in size to the Company), it has not signed a letter of intent, nor does it have any commitment or understanding, with respect to any material acquisition and currently has no assurance of completing any particular material acquisition or of entering into negotiations with respect to any material acquisition. If the Company does make any such acquisitions, it will encounter various associated risks, including possible environmental and other regulatory costs, diversion of management's attention, unanticipated problems in converting such properties to the quality standards of the Company's prototype and unanticipated liabilities, some or all of which could have a material adverse effect on the Company's earnings and operations. See "Business--Growth Strategy."

RELIANCE ON KEY PERSONNEL

  The Company's success will depend to a significant extent upon the efforts and abilities of its senior management and key employees, particularly Robert
A. Faith, the Chairman of the Board, Chief Executive Officer and President, and John C. Kratzer, the Executive Vice President and Chief Operating Officer. The loss of the services of any of these individuals could have a material adverse effect upon the Company. See "Management--Directors and Executive Officers." Messrs. Faith and Kratzer have agreed, subject to certain exceptions and certain limitations, not to compete with the Company. The Company does not have employment or consulting agreements with any of its officers other than Mr. Kratzer, nor does it carry key man life insurance on any of its officers. See "Management--Noncompetition, Employment and Indemnity Agreements."

CONTROL OF THE COMPANY BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  It is expected that after the completion of the Offering, the officers and Directors of the Company and TCR, Greystar and Crow and their affiliates will beneficially own approximately 59.7% of the outstanding shares of Common Stock. By reason of such holdings, such stockholders acting as a group will be able to control the affairs and policies of the Company and will be able to elect a sufficient number of Directors to control the Company's Board of Directors. In addition, such stockholders acting as a group will be able to approve or disapprove most matters submitted to a vote of the stockholders. See "Principal Stockholders." Crow and Greystar have entered into a Stockholders Agreement by which they have agreed to act in concert with respect to the election of Company Directors. For information with respect to the voting agreement, see "Description of Capital Stock--Stockholders' Agreement."

ANTI-TAKEOVER CONSIDERATIONS

  Staggered Board of Directors. The Board of Directors is divided into three classes serving staggered terms. The terms of the directors will expire in 1997, 1998, and 1999. The staggered terms of Directors may limit the ability of holders of Common Stock to change control of the Company even if a change of control were in such stockholders' best interests. See "Description of Capital Stock--Anti-takeover Provisions." The foregoing may discourage offers or other bids for the Common Stock at a premium over the market price thereof.

  Certificate of Incorporation and Bylaws. The ownership positions of the officers and Directors of the Company and of TCR, Greystar, and Crow and their affiliates, together with the anti-takeover effect of certain provisions of the Company's Certificate of Incorporation and Bylaws, may have the effect of delaying, deterring or preventing a takeover of the Company that stockholders purchasing shares in the Offering may consider to be in their best interest. The Company's Certificate of Incorporation requires that any merger or other business combination involving the Company be approved by at least 66 2/3% of the shares of Common Stock outstanding, that all stockholder actions must be effected at a duly-called annual or special meeting of the stockholders, and that stockholders follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other business to be conducted at any stockholders' meeting. In addition, the Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock, having such rights, preferences and privileges as designated by the Board of Directors, without stockholder approval. The issuance of such preferred stock could inhibit a change of control. See "Description of Capital Stock--Anti-takeover Provisions."

  Delaware Anti-takeover Statute. Section 203 of the Delaware General Corporation Law (the "DGCL"), which is applicable to the Company, restricts certain business combinations with interested stockholders upon their acquiring 15% or more of the Common Stock. This statute may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such event would be beneficial to the then-existing stockholders. See "Description of Capital Stock--Anti-takeover Provisions."

  Stockholders' Agreement. Pursuant to a Stockholders' Agreement, each of Crow and Greystar has certain rights of first refusal with respect to shares of Common Stock held by the other. In addition, Crow and Greystar have agreed to act in concert with respect to the election of Company Directors. These provisions may have the effect of inhibiting a change in control of the Company. See "Description of Capital Stock--Anti-takeover Provisions-- Stockholders' Agreement."

UNCERTAINTY AS TO USE OF PROCEEDS

  As of the date of this Prospectus, the Company has not allocated the net proceeds from this Offering to any specific use other than to the expansion of its business. Pending any corporate uses, the Company plans to invest the net proceeds in short-term investment grade, interest-bearing investments. See "Use of Proceeds."

ABSENCE OF PRIOR PUBLIC MARKET; VOLATILITY OF MARKET PRICE

  Prior to the Offering, there has been no public market for shares of the Common Stock, and there can be no assurance that an active trading market will develop or, if developed, will be sustained. The Company has been informed by each of the representatives of the Underwriters that it intends to make a market in the Common Stock following the Offering, although there can be no assurance that such representatives will make such a market. The initial public offering price of the Common Stock will be determined through negotiations with the representatives of the Underwriters, and there can be no assurance that future market prices for the Common Stock will equal or exceed such public offering price. See "Underwriting" for the factors to be considered in determining the initial public offering price of the shares of Common Stock in the Offering. After completion of the Offering, the market price of the Common Stock could be subject to significant fluctuations due to variations in quarterly operating results and other factors, such as changes in general conditions in the economy, the financial markets or the lodging industry, natural disasters or other developments affecting the Company or its competitors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance, and these broad fluctuations may materially and adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Approximately 6,400,000 shares of Common Stock will become eligible for sale in the public market at various times after the completion of the Offering, subject to compliance with an exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act"), such as Rule 144 or Rule 144A. The holders of these shares have agreed that they will not sell any shares of Common Stock held by them for a period of 360 days from the date of this Prospectus without the consent of Bear, Stearns & Co. Inc., one of the representatives of the Underwriters. Such holders have certain rights, beginning one year after the date of the completion of the Offering, to request the Company to file a registration statement under the Securities Act with respect to the resale by such stockholders of all of the shares of Common Stock owned at that time by such stockholders. Shares so registered could be sold in the public market by such stockholders at any time on or after the date such registration statement is declared effective. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for sale will have on the market price for shares of Common Stock prevailing from time to time. Sales of substantial amounts of shares of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible for Future Sale."

DILUTION

  Investors purchasing shares of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. Based on an assumed initial public offering price of $12.00 per share, as of June 30, 1996, such dilution, on a pro forma basis, would have been equal to $5.33 per share with respect to shares purchased in the Offering. See "Dilution."

ABSENCE OF DIVIDENDS

  The Company intends to retain its earnings to finance its growth and for general corporate purposes and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, future financing agreements will contain limitations on the payment of cash dividends or other distributions of assets. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  It is the Company's belief that certain statements contained or incorporated by reference in this Prospectus, including without limitation statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in national or local economic conditions, competition from other lodging properties, changes in real property tax rates and in the availability, cost and terms of financing, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                           THE FORMATION TRANSACTION

  The Company was incorporated on August 16, 1996 to succeed to the business of ESLP, which was formed by TCR, Greystar and Crow in February 1996. Immediately prior to, or simultaneously with, the completion of the Offering, the current capital partners of ESLP will contribute in cash to ESLP, any amounts remaining due on their initial obligations to contribute $20 million to ESLP, and the Company will succeed to all of the assets and liabilities of ESLP as a result of the merger of ESLP with and into the Company. As of October 4, 1996, such amounts remaining due were $1.33 million. In consideration thereof, the Company will issue 6,400,000 shares of Common Stock to the current partners of ESLP which represents an average price per share of $3.13. As a result of such transaction, affiliates of Greystar and Crow, collectively, will acquire 6,400,000 shares of Common Stock which will constitute in the aggregate 59.7% of the Common Stock outstanding after the Offering. See "Principal Stockholders." Of such number, the Developer Partnership will receive 1,073,103 shares of Common Stock, constituting 10.0% of the Common Stock outstanding after the Offering, in exchange for its interest in ESLP which the Developer Partnership received as consideration for its agreement to provide the services under the master development agreement. See "Certain Transactions." The Developer Partnership will distribute a portion of these shares as each project is completed to the Developer Affiliate that is responsible for the completed project. See "Certain Transactions."

  ESLP currently owns the 139-unit Studio Suites hotel (which the Company intends to rename "Homegate Studios") in Grand Prairie, Texas, and will, as of the completion of the Offering, have begun construction of a 139-unit hotel in Phoenix, Arizona, a 143-unit hotel in Denver, Colorado, and a 117-unit hotel in Lenexa, Kansas. ESLP expects each of these hotels to be operational in the second or third quarter of 1997. ESLP also will have acquired development sites in Overland Park, Kansas, Dallas, Texas and an additional site in Phoenix, Arizona, on each of which it expects to begin construction of an extended-stay hotel during the fourth quarter of 1996. The Company has entered into agreements, letters of intent, contracts or other arrangements to acquire 13 other Planned Hotel Sites. The Company's hotels, current development sites and proposed acquisitions are located in nine states. As of June 30, 1996, ESLP had incurred indebtedness under the Existing Mortgage Facility of approximately $2,869,000, which is payable over two years with interest at either the BOA prime rate plus 0.5% or LIBOR plus 2.25%. At June 30, 1996, the interest rate was equal to the BOA prime rate plus 0.5%. At October 4, 1996, the interest rate was equal to LIBOR plus 2.25%.

  In addition, in September 1996 ESLP acquired beneficial ownership of five extended-stay hotels currently operated under the name of "Westar Suites" from the constituent partners of VPS I, L.P., an unaffiliated Delaware limited partnership (which is hereinafter referred to as "Westar"). The hotels are located in Texas in the cities of San Antonio (2), El Paso, Amarillo and Irving, and contain 622 rooms in the aggregate, all of which are similar to the prototype developed by the Company for its hotels. In connection with this acquisition, ESLP acquired all of the outstanding stock of VPS, Inc., a Delaware corporation and the sole general partner of Westar, and all of the limited partnership interests in Westar. The aggregate purchase price of the stock and the partnership interests was approximately $7 million (with $1.5 million of such consideration allocable to the termination of a 20-year management contract to which the hotels were subject). Westar also has approximately $18 million of mortgage indebtedness. This debt is payable in monthly installments through January 11, 2021, with an interest rate of 9.71% per annum through January 11, 2011 (at which time the annual interest rate will increase by at least 5% and the loan will become prepayable in full at the borrower's discretion). The Westar hotels will be renovated at an aggregate anticipated cost of approximately $4 million to conform to the quality standards of the Homegate Studios & Suites prototype, and will be operated under the Homegate Studios & Suites brand name.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be approximately $47.8 million ($55.0 million if the Over-Allotment Option is exercised in full) assuming an initial public offering price of $12.00 per share and after deduction of the estimated underwriting discounts and commissions and other offering expenses. The Company intends to use substantially all of such net proceeds to expand its business by developing additional extended-stay hotels and for other general corporate purposes. The Company will also consider future acquisitions of existing extended-stay hotels or other properties that are suitable for conversion to the Company's extended-stay concept, although there are no such acquisitions pending. Pending use of the proceeds as set forth above, they will be invested in short-term investment-grade, interest bearing investments.

  The Company regularly pursues and evaluates acquisition opportunities of extended-stay lodging facilities or facilities that may be converted to the Company's extended-stay lodging concept, and at any given time may be in various stages of evaluating such opportunities. Such stages may take the form of internal property analysis, preliminary due diligence, the submission of an indication of interest, preliminary negotiations, negotiation of a letter of intent or negotiation of a definitive agreement. While the Company is currently evaluating a number of acquisition opportunities (some of which may be material in size to the Company), it has not signed a letter of intent, nor does it have any commitment or understanding, with respect to any material acquisition and currently has no assurance of completing any particular material acquisition or of entering into negotiations with respect to any material acquisition.

                                DIVIDEND POLICY

  The Company has not paid dividends on its Common Stock. The Board of Directors intends to retain earnings to finance its growth and for general corporate purposes and, therefore, does not anticipate paying any such dividends in the foreseeable future. In addition, the Company's future financing agreements may contain net worth and other covenants and limitations on payment of any cash dividends or other distributions of assets, which covenants and limitations could restrict the Company's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                   DILUTION

  As of June 30, 1996, the net tangible book value of the Company, giving pro forma effect to the Formation, the Westar Transaction, and the other transactions (other than the Offering) described in the notes to the pro forma balance sheet contained elsewhere herein, was approximately $19,651,215, or $3.07 per share of Common Stock. "Net tangible book value" per share is determined by dividing the Company's tangible net worth (the Company's assets, excluding intangible assets, less total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale of shares of Common Stock in the Offering (at an assumed initial public offering price of $12.00 per share), and before estimated expenses and underwriting discounts and commissions, the pro forma net tangible book value of the Company at June 30, 1996 would have been approximately $71,551,215, or $6.67 per share, based on 10,725,000 shares outstanding after the Offering. This represents an immediate increase in net tangible book value of $3.60 per share to the existing stockholders of the Company, and an immediate dilution in net tangible book value to new investors of $5.33 per share. The following table illustrates the per share dilution as of June 30, 1996:

   Initial public offering price..................................        $12.00
                                                                          ------
     Pro forma net tangible book value per share before the
      Offering....................................................  $3.07
                                                                    -----
     Increase in pro forma net tangible book value per share
      attributable to purchase by new stockholders in the
      Offering(1).................................................   3.60
                                                                    -----
   Pro forma net tangible book value per share after the Offering.          6.67
                                                                          ------
   Dilution per share to new stockholders.........................        $ 5.33
                                                                          ======

  The following table sets forth on a pro forma basis as of June 30, 1996, the difference between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased, the total consideration paid and the average price per share paid (assuming an initial public offering price of $12.00 per share):

                                     SHARES              TOTAL
                                  PURCHASED(2)    CONSIDERATION PAID   AVERAGE
                               ------------------ ------------------- PRICE PER
                                 NUMBER   PERCENT   AMOUNT    PERCENT SHARE(2)
                               ---------- ------- ----------- ------- ---------
Existing stockholders.........  6,400,000   59.7% $20,000,000   27.8%  $ 3.13
New stockholders in the
 Offering.....................  4,325,000   40.3% $51,900,000   72.2%  $12.00
                               ----------  -----  -----------  -----
  Total....................... 10,725,000  100.0% $71,900,000  100.0%
                               ==========  =====  ===========  =====

--------
(1) Before deducting underwriting discount and estimated expenses of the Offering.

(2) Excludes 496,250 shares of Common Stock issuable upon exercise of options to be granted as of the completion of the Offering under the Company's 1996 Plan, with an exercise price equal to the initial public offering price shown on the cover page of this Prospectus.

                                CAPITALIZATION

  The following table sets forth the capitalization of ESLP as of June 30, 1996, the capitalization of the Company as of June 30, 1996, as adjusted to give pro forma effect to the Formation, the Westar Transaction and the other transactions (except for the Offering) described in the notes to the pro forma balance sheet contained elsewhere herein, and the capitalization of the Company as of June 30, 1996, as adjusted to give pro forma effect to the Offering at an assumed initial public offering price of $12.00 per share, less estimated expenses and underwriting discounts and commissions. This table should be read in conjunction with the selected financial data, the pro forma financial statements of the Company, the historical financial statements of ESLP and the combined historical financial statements of Westar, and the related notes thereto contained elsewhere herein.

                                                 AS OF JUNE 30, 1996
                                       ----------------------------------------
                                       EXTENDED STAY
                                          LIMITED                    COMPANY
                                        PARTNERSHIP    COMPANY    PRO FORMA, AS
                                       HISTORICAL(1) PRO FORMA(2)  ADJUSTED(3)
                                       ------------- ------------ -------------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Total debt............................    $2,869       $20,896       $20,896
Partners' capital/stockholders'
 equity:
  Stockholders' equity:
    Preferred Stock, par value $.01
     per share, 5,000,000 shares
     authorized; no shares issued and
     outstanding......................       --            --            --
    Common Stock, par value $.01 per
     share, 20,000,000 shares
     authorized; 6,400,000 shares
     issued and outstanding on a pro
     forma basis; 10,725,000 shares
     issued and outstanding on a pro
     forma basis, as adjusted for the
     Offering.........................       --             64           107
    Additional paid-in capital........       --         19,697        67,421
  Partners' capital...................     6,156           --            --
                                          ------       -------       -------
      Total partners'
       capital/stockholders' equity...     6,156        19,761        67,528
                                          ------       -------       -------
      Total capitalization............    $9,025       $40,657       $88,424
                                          ======       =======       =======

-------

(1) ESLP is the predecessor to the Company. The Company was incorporated on August 16, 1996 to succeed to the business of ESLP, and prior to the Offering, has minimal assets and no operations of its own. Immediately prior to or simultaneously with the consummation of the Offering, ESLP will merge into the Company. See "The Formation Transaction."

(2) Giving pro forma effect to the Formation, the Westar Transaction, and the acquisition of three development sites as if such transactions had occurred as of June 30, 1996. See the pro forma financial statements and notes thereto contained elsewhere herein.

(3) Giving pro forma effect to the Formation, the Westar Transaction, the acquisition of three development sites, and the Offering at an assumed initial public offering price of $12.00 per share as if such transactions had occurred as of June 30, 1996. See the pro forma financial statements and notes thereto contained elsewhere herein.

                            SELECTED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

  The selected financial data set forth below has been derived from the pro forma financial statements of the Company, from the historical financial statements of ESLP and from the historical combined financial statements of Westar. The Company was incorporated on August 16, 1996, to succeed to the business of its predecessor (ESLP), and prior to the Offering, has minimal assets and no operations of its own. The historical financial statements of the Company as of August 22, 1996 and ESLP as of June 30, 1996 and for the period from inception (February 9, 1996) through June 30, 1996 have been audited by Ernst & Young LLP, independent auditors, whose reports thereon appear elsewhere herein. The financial data for such period is not necessarily indicative of results for subsequent periods or the full year. The historical combined financial statements of Westar for the three years ended December 31, 1993, 1994 and 1995, have been audited by Ernst & Young LLP, independent auditors, whose report thereon appears elsewhere herein. The pro forma data is unaudited but, in the opinion of management, all pro forma adjustments necessary to reflect the effects of these transactions have been made. The selected financial data of Westar set forth below for the years ended December 31, 1991 and 1992 and for the six month periods ended June 30, 1995 and 1996 have been derived from Westar's unaudited combined financial statements and reflect all adjustments consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods.

  The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the pro forma financial statements and related notes thereto of the Company and the historical financial statements and related notes thereto of ESLP and Westar contained elsewhere herein.

                                  THE COMPANY

                                                          SIX MONTHS ENDED
                                                           JUNE 30, 1996
                                                     --------------------------
                                                       EXTENDED
                                                     STAY LIMITED
                                                      PARTNERSHIP    COMPANY
                                                     HISTORICAL(1) PRO FORMA(2)
                                                     ------------- ------------
OPERATING DATA:
Revenue.............................................    $   26      $   3,970
Property operating expenses.........................        30          2,504
Corporate operating expenses........................       204            541
Depreciation and amortization.......................        10            454
Interest expense....................................        21            934
                                                        ------      ---------
Net loss............................................    $ (239)     $    (463)
                                                        ======      =========
Net loss per share..................................                $    (.07)
Weighted average number of shares of common stock
 outstanding .......................................                6,400,000
OTHER DATA:
EBITDA(3)...........................................    $ (208)     $     925
                                                        ======      =========
Cash flows provided by (used in):
  Operating activities..............................    $  313      $   1,110
  Investing activities..............................    (8,264)        (8,290)
  Financing activities..............................     9,225          9,167

                                        EXTENDED STAY
                                           LIMITED                    COMPANY
                                         PARTNERSHIP    COMPANY    PRO FORMA, AS
                                         HISTORICAL   PRO FORMA(2)  ADJUSTED(4)
                                        ------------- ------------ -------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.............     $1,274       $ 4,857       $52,624
Property and equipment, net...........      8,201        36,189        36,189
Total assets..........................      9,725        41,457        89,224
Total debt............................      2,869        20,896        20,896
Total partners' capital (stockholders'
 equity pro forma and as adjusted)....      6,156        19,761        67,528

                                    WESTAR

                                                                 SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,                JUNE 30,
                         --------------------------------------  ------------------
                          1991    1992    1993    1994    1995      1995      1996
                         ------  ------  ------  ------  ------  --------  --------
OPERATING DATA:
Revenue................. $7,667  $8,294  $8,761  $8,584  $8,439  $  4,303  $  3,944
Property operating
 expenses...............  4,330   4,896   4,922   5,136   5,126     2,372     2,357
Corporate operating
 expenses...............    627     709     538     930     875       214       337
Depreciation and
 amortization...........    696     648     592     611     662       296       305
Interest expense........  2,625   2,570   2,455   2,375   2,609     1,038     1,210
                         ------  ------  ------  ------  ------  --------  --------
Income (loss) before
 extraordinary item..... $ (611) $ (529) $  254  $ (468) $ (833) $    383  $   (265)
                         ======  ======  ======  ======  ======  ========  ========
OTHER DATA:
EBITDA(3)...............                 $3,301  $2,518  $2,438  $  1,717  $  1,250
                                         ======  ======  ======  ========  ========
Cash flows provided by
 (used in):
  Operating activities..                 $  943  $  861  $  213  $  1,211  $    616
  Investing activities..                   (366)   (910)   (640)     (262)      (26)
  Financing activities..                   (482)   (202)    673      (812)      (58)

--------
(1) From inception (February 9, 1996) through June 30, 1996.

(2) Giving pro forma effect to the Formation, the Westar Transaction, and the acquisition of three development sites as if such transactions had occurred as of January 1, 1995 for the purposes of the operating and other data, and as of June 30, 1996 for the purposes of the balance sheet data. See the pro forma financial statements and notes thereto contained elsewhere herein.
(3) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund cash needs. The Company has included EBITDA herein because the Company believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

(4) Giving pro forma effect to the Formation, the Westar Transaction, the acquisition of three development sites, and the Offering at an assumed initial public offering price of $12.00 per share as if such transactions had occurred as of June 30, 1996. See the pro forma financial statements and notes thereto contained elsewhere herein.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

GENERAL

  The Company was incorporated in August 1996 and, as a result of the Formation, will succeed to the business of ESLP, which was organized in February 1996 to become a provider of high quality, midprice extended-stay hotels. Prior to the Formation (which is expected to occur immediately prior to, or simultaneously with, the completion of the Offering), all business activities of the Company have been and will be conducted by ESLP. See "The Formation Transaction."

  During the period from its inception through June 30, 1996, ESLP hired its initial employees, engaged in concept and product design, market study and site selection activities, and acquired its first properties. On May 31, 1996, ESLP purchased Studio Suites, a 139-unit extended-stay facility located in Grand Prairie, Texas. The property was in the final stages of construction when acquired and was opened for business on June 17, 1996. Prior to June 30, 1996, ESLP also purchased development sites in Phoenix, Arizona and Denver, Colorado.

  Subsequent to June 30, 1996, ESLP acquired beneficial ownership of five hotels from the constituent partners of Westar. See "The Formation Transaction." The hotels are located in Texas in the cities of San Antonio
(2), El Paso, Amarillo and Irving. The hotels contain 622 units in the aggregate and will be renovated to conform to the quality standards of the Homegate Studios & Suites prototype. The Westar facilities will then be operated under the Homegate Studio & Suites brand name.

  As of the completion of the Offering, the Company will have commenced construction of extended-stay hotels on its Phoenix, Arizona (139 units) and Denver, Colorado (143 units) sites and on a Lenexa, Kansas (117 units) site acquired subsequent to June 30, 1996. The Company currently owns additional development sites in Overland Park, Kansas, Dallas, Texas and a second site in Phoenix, Arizona, on each of which it expects to begin construction of an extended-stay hotel by the fourth quarter of 1996. At September 30, 1996, ESLP had agreements, letters of intent, contracts or other arrangements to acquire 13 other Planned Hotel Sites. See "Business-Growth Strategy."

RESULTS OF OPERATIONS

 Property Operations

  ESLP's results of operations from inception through June 30, 1996 reflect only 13 days of hotel operations. Occupancy averaged 44.5%. Weekly room rates averaged $199, reflecting an "opening day" promotion. Property operating expenses include salaries and benefits, repairs and maintenance, energy, property taxes and insurance. A management fee of 3% of gross revenues was paid to Wyndham to manage the property.

  The following is a summary of certain historical operating information for the Westar hotels (dollars in thousands, except for average daily room rate):

                                                                SIX MONTHS
                                   YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                   -------------------------  ----------------
                                     1993     1994     1995     1995     1996
                                   -------  -------  -------  -------  -------
Average occupancy rate............    76.0%    74.5%    74.6%    82.9%    83.1%
Average daily room rate........... $ 49.18  $ 49.27  $ 48.54  $ 52.41  $ 50.56
Room revenue......................   8,466    8,299    8,193    4,222    3,871
Total revenue.....................   8,761    8,584    8,439    4,303    3,944
Property operating expenses.......   4,922    5,136    5,126    2,372    2,357
Property operating expenses as a
 percentage of total revenue......    56.2%    59.8%    60.7%    55.1%    59.8%

  The Westar hotels have not been operated historically as extended-stay facilities, and therefore the average room rates shown above are daily rates rather than weekly rates. Room revenue decreased by 2.0% from 1993 to 1994, by 1.3% from 1994 to 1995 and by 8.3% from the six month period ended June 30, 1995 to the comparable period in 1996. Property operating expenses increased by 4.3% from 1993 to 1994 and decreased by 0.2% from 1994 to 1995. Such expenses decreased by 0.6% from the six months ended June 30, 1995 to the comparable period in 1996.

 Partnership/Corporate Operations

  Partnership/corporate expenses consisted primarily of salaries and benefits, travel, office supplies, market research, data processing and ESLP formation costs.

  Interest expense of $21,457 was recorded by ESLP for the period on its borrowings under the Existing Mortgage Facility.

LIQUIDITY AND CAPITAL RESOURCES

  ESLP had cash balances of $1,274,000 as of June 30, 1996. In addition, certain capital partners were obligated to make additional capital contributions to ESLP in the aggregate amount of $13,605,000. These contributions will be made prior to or simultaneously with the completion of the Offering.

  Westar owes indebtedness of approximately $18 million on a 9.71% secured promissory note. This debt is payable on a fixed 25-year amortization schedule in monthly installments through January 11, 2021, and will be paid from Westar's operations.

  The Company has a $30 million Existing Mortgage Facility with BOA, which provides the Company with construction financing for new extended-stay hotels. The Company is permitted to borrow under the Existing Mortgage Facility through November 30, 1997. Each project may be funded under the Existing Mortgage Facility through a separate loan, with all loans being cross-collateralized and cross-defaulted. Initially, such loans will be advanced as construction loans, payable over twenty-four months (the "Construction Term") with interest at either the BOA prime rate plus 0.5% or LIBOR plus 2.25%. The Company must make interest payments on each construction loan for the first twelve months of the loan, followed by principal and interest payments based upon a fifteen-year amortization schedule for the remaining twelve months of the loan. The Company may elect to extend each loan for three additional years (the "Mini-perm Term") if certain conditions are met and upon payment of a specified extension fee. If the Company elects to extend the loan as a mini-permanent financing, the Company will continue to make principal and interest payments on a fifteen-year amortization schedule during each year of the three-year extension period, and the interest rate may, in certain circumstances, be reduced. During the Construction Term, the amount of any loan may not exceed 55% of the total project costs of the related project. During the Mini-perm Term, the loan amount to costs-of-project ratio may be increased to 65% if certain conditions are met. BOA will have full recourse against the Company for the loans, including environmental indemnities.

  As of June 30, 1996, ESLP had incurred indebtedness under the Existing Mortgage Facility of approximately $2,869,000 bearing interest at the BOA prime rate plus 0.5%. This debt is due June 1, 1998, and may be extended for an additional three years as described above. At October 4, 1996, the interest rate on the Existing Mortgage Facility was equal to LIBOR plus 2.25%.

  Although the Company has access to financing under the Existing Mortgage Facility, the Company will need to procure substantial additional financing over time to complete its Initial Hotel Program, the amount of which financing will depend upon a number of factors including the number of properties the Company constructs or acquires and the cash flow generated by its properties. Upon completion of the Offering and including the funds that may be available under the Existing Mortgage Facility, the Company believes that it will have access to sufficient resources to fund the development or acquisition of approximately 20 hotels (including the six existing facilities owned at the completion of the Offering), based on expected development or acquisition costs. In particular, the Company anticipates spending an aggregate of approximately $4 million to renovate the Westar facilities to conform to the Homegate Studios & Suites prototype, and expects that it will spend between $5 million and $6 million on each developed or acquired hotel. The Company's Initial Hotel Program calls for 65 hotels to be open or under construction by December 31, 1998. There can be no assurance regarding the availability or terms of additional financing the Company may be able to procure over time. In addition, future financing facilities may restrict the ability of the Company to incur additional debt in the future. The failure of the Company to obtain the required additional financing needed to complete the Initial Hotel Program would adversely affect the Company's ability to implement its growth strategy and would have a material adverse effect on the Company's earnings and operations. The Existing Mortgage Facility and any future debt financings or issuances of Preferred Stock by the Company will be senior to the rights of the holders of Common Stock, and any future issuances of Common Stock will result in the dilution of the then-existing stockholders' proportionate equity interests in the Company. See "Risk Factors--Development Risks," "--Risks Associated with Acquisitions" and "--Need for Additional Capital."

  The Company is currently negotiating a $90 million master line of credit (the "Replacement Facility") with BOA to replace the Existing Mortgage Facility. The Company will be permitted to borrow under the Replacement Facility for up to two years after the closing of the facility, provided that in no event may the Company's debt to net worth ratio exceed 1.25:1. The closing of the Replacement Facility is subject to a variety of conditions, including the negotiation of definitive documents and the syndication of $60 million of the facility amount. There can be no assurance that the Replacement Facility can be obtained or, if obtained, that it will be in the anticipated amount.

SEASONALITY

  The lodging industry is seasonal in nature. Quarterly earnings may be adversely affected by events beyond the Company's control, such as poor weather conditions, economic factors and other considerations affecting travel. In addition, occupancy rates and room revenues typically decline during the fourth calendar quarter as business travel decreases during the holiday season. The timing of openings of new properties could also lead to fluctuations in the Company's quarterly earnings.

INFLATION

  The rate of inflation as measured by changes in the consumer price index has not had a material effect on the revenue or operating results of the Company. There can be no assurance, however, that inflation will not affect future operating or construction costs. See "Risk Factors--Development Risks."

                                   BUSINESS

OVERVIEW

  Homegate Hospitality, Inc.'s goal is to become a national provider of high quality extended-stay hotels in strategically selected markets located throughout the United States. The Company plans to rapidly develop a chain of midprice extended-stay hotels under the Homegate Studios & Suites brand name to capitalize on what management believes is a large and underserved market for extended-stay accommodations. This market includes business travelers, professionals on temporary work assignments, persons between domestic situations, and persons relocating or purchasing a home, who often desire accommodations for an extended duration. As of the completion of the Offering, the Company will own six hotels and have six more hotels under development, and expects to have agreements, letters of intent, contracts or other arrangements to purchase 13 additional development sites. Of the six hotels under development, three are currently under construction and three more are expected to be under construction by December 31, 1996. The Company's objective is to have approximately 65 extended-stay hotels open or under construction by December 31, 1998.

  The Company was recently founded by management and by affiliates of the following three entities: Trammell Crow Residential Company, one of the nation's leading developers of multi-family housing units with 22 regional offices; Greystar Capital Partners, L.P., a private investment company with substantial multi-family housing development and construction expertise; and Crow Investment Trust, the real estate investment arm of the Crow Family. In TCR, Greystar and Crow, the Company brings together extensive experience in developing, constructing and managing properties on a national scale and in structuring, financing and executing national real estate investment programs. The Company has entered into a master development agreement with the Developer Partnership to provide site selection, construction and development services for the Company's Initial Hotel Program. Management believes the Developer Affiliates' expertise and local market presence will significantly enhance the Company's ability to execute its Initial Hotel Program, while minimizing the Company's development costs and administrative overhead.

  The Company also has entered into the Management Agreement with a subsidiary of Wyndham Hotel Corporation, which owns, operates or franchises over 70 hotels in North America, to manage the Company's hotels pursuant to 10-year management contracts. Management believes that Wyndham's experience in managing and operating one of the nation's leading hotel chains will facilitate the Company's ability to provide consistently high quality accommodations and services to its guests, and that access to Wyndham's resources will reduce the Company's overhead expenses during its initial phase of operations. Although Wyndham owns no Common Stock in the Company, over 48% of Wyndham's stock is owned by the Crow Family. See "Certain Transactions" and "Risk Factors--Reliance upon Affiliated Companies." Upon completion of the Offering, TCR, Greystar, Crow and their affiliates will own 59.7% of the outstanding Common Stock. See "Risk Factors--Control of the Company by Management and Principal Stockholders" and "Principal Stockholders."

  The Company's product strategy is to develop a well-recognized national brand under the Homegate Studios & Suites name by offering consistent, high quality accommodations in a standard format, providing much of the value offered by limited service hotels with many of the added features and comforts of apartment living. Homegate Studios & Suites hotels will feature three functional room configurations, each with a fully equipped kitchen, upscale residential-quality finishes and accessories, and separation between the cooking, living, and sleeping areas, and other amenities, such as weekly maid service, twice-weekly linen service, resident laundry facilities, direct telephone service with voice mail messaging and dataport capabilities, cable TV, a business center and an exercise facility. See "--Product Concept."

  The Company was incorporated in August 1996 as a Delaware corporation to succeed to the business of a predecessor partnership. See "The Formation Transaction." Its executive offices are located at 2001 Bryan Street, Suite 2300, Dallas, Texas 75201, and its telephone number is (214) 863-1777.

GROWTH STRATEGY

  The Company's growth strategy is to rapidly develop a chain of high quality, midprice extended-stay hotels by leveraging its relationships with TCR, Greystar, Crow, and Wyndham. Although the Company expects that the construction and development of new extended-stay hotels will be its primary means of expansion, the Company may consider, as part of its growth strategy, franchising opportunities or future acquisitions of existing extended-stay hotels or other properties that are suitable for conversion to the Company's extended-stay concept. The Company regularly pursues and evaluates acquisition opportunities of extended-stay lodging facilities or facilities that may be converted to the Company's extended-stay lodging concept, and at any given time may be in various stages of evaluating such opportunities. While the Company is currently evaluating a number of acquisition opportunities (some of which may be material in size to the Company), it has not signed a letter of intent, nor does it have any commitment or understanding, with respect to any material acquisition and currently has no assurance of completing any particular material acquisition or of entering into negotiations with respect to any material acquisition.

  Pursuant to the master development agreement, the Developer Partnership has agreed to develop up to 60 Homegate Studios & Suites hotels, and that neither it, its partners, nor their respective affiliates will own, operate or develop a competing extended-stay facility, subject to certain exceptions,within the continental United States during the duration of such agreement. This agreement will terminate upon the earlier of the commencement of the 60th facility or December 31, 1998. Pursuant to this agreement, the Developer Affiliates' regional offices will, under the Company's direction, provide site sourcing, obtain entitlements and building permits, and provide construction, architectural and engineering oversight. In addition, individual affiliates of the Developer Affiliates will provide business asset guaranties for construction cost overruns on each project. The Company believes its utilization of the regional office network will produce competitive advantages and cost efficiencies in its site selection, development and construction operations, by providing local expertise and minimizing the Company's development and administrative overhead costs during its Initial Hotel Program.

  The Company's development plan calls for identification of multiple markets in which construction can occur within the Company's targeted time frame and budget. The Company has developed a list of target markets and submarkets based upon local hotel market conditions, the availability of development sites and local construction capabilities, the existence of development barriers to entry, the overall health and growth trends of the local economies, and the presence of multiple corporate, residential and leisure travel demand generators. Having identified its target markets, the Company reviews each market to determine if it can achieve operational efficiencies by either locating its hotels in proximity to existing Wyndham-managed hotels or by clustering two or more Company hotels within the market.

  In selecting sites within its targeted markets, the Company considers demographic analysis, including surrounding population and employment data. The prototypical site includes the following attributes:

  . located close to an employment center (Fortune 500 companies and corporate headquarters preferred) and to a freeway or major traffic thoroughfare with good visibility;

  . located in a clean, accessible area which provides some buffer from noise generators and is close to restaurants and retail services;

  . located in an area with residential density; and

  . site size of approximately 2.5 to 3.0 acres which allows for the construction of 110 to 150 units.

  As of the completion of the Offering, the Company will have begun construction of three hotels--a 139-unit facility in Phoenix, Arizona, a 143-unit facility in Denver Colorado, and a 117-unit facility in Lenexa, Kansas-- and expects each of these hotels to be operational in the second or third quarter of 1997. The Company currently owns development sites in Overland Park, Kansas, Dallas, Texas, and a second site in Phoenix, Arizona, on each of which it expects to begin construction of an extended-stay hotel during the fourth quarter of 1996. As of September 30, 1996, the Company also has entered into agreements, letters of intent, contracts, or other arrangements to purchase 13 additional Planned Hotel Sites, as set forth below:

       LOCATION                                                  NUMBER OF SITES
       --------                                                  ---------------
      Austin, Texas.............................................         3
      Dallas, Texas (second site)...............................         1
      Houston, Texas............................................         2
      Orlando, Florida..........................................         1
      Phoenix, Arizona (third site).............................         1
      Portland, Oregon..........................................         1
      Indianapolis, Indiana.....................................         1
      Fort Lauderdale, Florida..................................         1
      Raleigh-Durham, North Carolina............................         1
      Chicago, Illinois.........................................         1

  The purchase prices for these Planned Hotel Sites range from $600,000 to $1,500,000. The arrangements which the Company enters into for the purchase of potential hotel sites provide for numerous investigations and other diligence, including environmental studies and title reports, prior to the closing of the purchase of the real property. The Company reserves the right to terminate each contract if it is not satisfied with the results of its investigations and diligence. There can be no assurance that the Company will be successful in purchasing or developing any of the sites that are under contract or are subject to a letter of intent or other arrangement. See "Risk Factors-- Development Risks" and "--Real Estate Investment Risks." However, the Company is currently evaluating a variety of sites for construction of Homegate hotels, and does not believe that the failure to acquire any or all of the sites currently under some form of purchase arrangement would have a material adverse effect upon its ability to complete its Initial Hotel Program.

  The Company currently operates one extended-stay hotel in Grand Prairie, Texas near the Dallas/Fort Worth International Airport. This newly-constructed 139-unit hotel opened on June 17, 1996 under the name of "Studio Suites," and will be renamed "Homegate Studios." The Company has acquired beneficial ownership of five additional extended-stay hotels in the Westar Transaction. See "The Formation Transaction." These hotels are located in Texas in the cities of San Antonio (2), El Paso, Amarillo and Irving. The Westar hotels contain an aggregate of 622 units, all of which are similar to the Homegate Studios & Suites prototype. The Westar hotels will be renovated at an aggregate anticipated cost of approximately $4 million in order to conform to the quality standards of the Company's prototype, and will be operated under the Homegate Studios & Suites brand name. Set forth below is a summary of certain data regarding these hotels:

                                                                                                               1995-
                                                       1997 PLANNED           1995 AVG. 1995 AVG. 1995 TOTAL  AVERAGE
                                       YEAR    MONTH    RENOVATION  1995 AVG.   DAILY    WEEKLY      ROOM       ROOM
LOCATION                    TYPE       BUILT ACQUIRED  EXPENDITURES OCCUPANCY   RATE     RATE(1)   REVENUE   REVENUE(3)
--------              ---------------- ----- --------- ------------ --------- --------- --------- ---------- ----------
Grand Prairie, Texas  Studio Suites(2) 1996    May, 96        --       n/a       n/a       n/a       n/a        n/a
San Antonio, Texas    Westar (Airport) 1986  Sept., 96   $866,050     75.1%    $53.66    $375.62  $1,729,733   $40.16
San Antonio, Texas    Westar (Fiesta)  1985  Sept., 96   $869,700     63.1%    $50.29    $352.03  $1,455,990   $31.66
Irving, Texas         Westar           1985  Sept., 96   $918,180     75.7%    $46.19    $323.33  $1,604,068   $34.88
El Paso, Texas        Westar           1986  Sept., 96   $813,180     80.7%    $50.69    $354.83  $1,876,461   $40.80
Amarillo, Texas       Westar           1985  Sept., 96   $841,240     78.3%    $42.58    $298.06  $1,529,824   $33.26

-------

(1) The Westar hotels have not historically been operated as extended-stay facilities, and therefore charged daily and not weekly room rates. The amounts shown as weekly room rates reflect the average daily room rate multiplied by the number of days in a week.

(2) The Studios Suites hotel was opened in June 1996, and accordingly has no 1995 operating history. From the period of its opening through August 31, 1996, the Studio Suites hotel had an average occupancy rate of 46.5%; an average daily rate of $29.58; an average weekly rate of $207.06; and total room revenue of $145,197.

(3) Calculated on the basis of dividing 1995 total room revenue by total available room nights.

PRODUCT CONCEPT

  Based on its expected average weekly room rate of $280 to $350, the quality of its interior design elements and finishes, the separation between cooking, sleeping and living areas and the available amenities, management believes that its hotels will offer a superior price/value relationship and appeal to extended-stay guests of both upscale and economy facilities. The Company believes that the extended-stay industry is currently segmented into three price categories and that the weekly room rates charged in the various categories are as follows: less than $280 in the economy or budget category; greater than $280 and less than $500 in the midprice category; and over $500 in the upscale category. The Company's hotels will generally offer extended-stay accommodations for average weekly rates between $280 and $350, but room rates at specific hotels may vary significantly depending upon local market factors. The Company's hotels will be designed to compete primarily in the midprice segment of the extended-stay industry segment, and will contain a variety of features that are attractive to the extended-stay guest, such as fully equipped kitchens, resident laundry facilities, twice-weekly linen service, weekly maid service, business centers and exercise facilities. The facilities will consist of an apartment-style complex with two or three story buildings containing, on average, approximately 136 guest rooms. The Company will utilize both interior and exterior corridor building designs, depending primarily on local market standards, building codes and weather factors.

  The hotels will typically feature three functional room configurations: studio, deluxe, and one bedroom. Management believes that the price/value relationship of its guest rooms is enhanced by offering the following features:

  . a fully equipped kitchen with full-size refrigerator, stove, microwave, coffee maker, dishwasher and cooking utensils;

  . separate cooking, living and sleeping areas;

  . residential-quality interior design elements;

  . upscale finishes and accessories;

  . an oversized work desk;

  . two telephone jacks with dataports;

  . direct dial telephone with voice mail messaging;

  . fax and copy services available to guests;

  . cable TV; and

  . a sleeper sofa.

OPERATIONS

  The Company's operating objective is to establish a well-recognized national brand of extended-stay hotels while maximizing operating performance. The Company intends to achieve these goals by (i) developing and offering consistent, high quality accommodations; (ii) capitalizing on the attractive operating characteristics of the extended-stay segment of the lodging industry; and (iii) leveraging Wyndham's significant hotel management expertise.

  Consistent Lodging Experience. The Company believes it will be able to create a well-recognized brand under the Homegate Studios & Suites name by creating a uniform and high quality lodging experience for its guests. Because the Company will own and Wyndham will manage each hotel, the Company will be better able to maintain a high level of consistency and quality at its hotels. Management believes that consistency and reliability in lodging experience are among the most important factors considered by midprice extended-stay guests in determining where to stay, and that its focus on these factors will lead to a higher level of customer satisfaction which will enable the Company to create a positive brand image for its hotels.

  Attractive Extended Stay Operating Characteristics. The Company believes that the extended-stay industry segment offers superior property-level operating characteristics when compared to other segments of the lodging industry. Extended-stay hotels typically experience longer average guest stays than traditional hotels, resulting in higher average occupancies and a more stable revenue stream. The Company will require minimum stays of one week at its hotels, and will provide daily rates only after the minimum stay has been met.

  In addition, the staffing levels of extended-stay hotels are much lower than those of traditional hotels, since many of the labor intensive services offered by full-service hotels are de-emphasized or excluded entirely, resulting in lower labor costs. At the Company's hotels, there will be no food and beverage service and limited common area amenities. The front desk will typically offer a limited operating schedule (7:00 a.m. to 9:00 p.m. Monday through Friday plus 9:00 a.m. to 1:00 p.m. on Saturday and 1:00 p.m. to 5:00 p.m. on Sunday). Voice mail messaging will eliminate the need for a telephone switchboard. The Company has developed a system to allow for after hours check-in, eliminating the need for 24-hour front desk operations. Housekeeping services will be offered weekly, and linen service will be available twice weekly. Several common area amenities that do not substantially increase operating expenses will be included, such as an exercise room, resident laundry, and a business center.

  Wyndham Hotel Management. Pursuant to the Management Agreement, Wyndham has agreed to manage up to 60 Company hotels, each pursuant to a 10-year management contract. Each Company hotel will have a Wyndham hotel manager, who will share duties with and oversee a Wyndham-employed and -trained staff generally consisting of approximately 10 employees. Wyndham's hotel managers typically consist of college educated, career-oriented individuals. The Company believes that Wyndham-trained hotel managers will provide consistent, high quality service and will assist the Company in achieving operating efficiencies. In particular, management believes that Wyndham's expertise will be particularly beneficial in helping the Company's hotels quickly achieve normalized occupancy levels. In addition, Wyndham will provide the Company with market research, a preferred vendor program, a proprietary property management software system, and national and local marketing efforts. See "Certain Transactions" and "Risk Factors--Reliance upon Affiliated Companies."

  The Company's strategy includes leveraging Wyndham's national and local marketing efforts to market its hotels. The Company believes that direct sales will be one of the Company's primary marketing tools, and will utilize Wyndham's "push-pull" approach to marketing, where appropriate.

  . The "push" refers to Wyndham's national marketing efforts, which include, among other things, calling programs to frequent travelers and national corporate travel departments, and marketing to major travel agencies. The Wyndham National Sales Office has over 20 sales people and offices in Chicago, Los Angeles, Dallas, New York and Washington, D.C., and will attempt to generate business on behalf of the Company. Wyndham will provide these services pursuant to the Management Agreement and will receive a fee for business generated.

  . The "pull" refers to property specific marketing efforts both before and after a facility has opened. Prior to opening, Wyndham will conduct a marketing program to establish relationships with likely users of the facility, such as human resource personnel or travel executives at local corporations, local realtors and other lodging demand generators. After the grand opening, the manager of each hotel will be responsible for maintaining these relationships and generating new prospects, as well as direct mailings, fliers, and local advertising.

  In markets with existing Wyndham-managed hotels, each of the Company's local hotel managers will attend a weekly sales meeting with the sales organization of the Wyndham hotel. The marketing representatives of the Wyndham hotels will also be trained to refer extended-stay demand to the Company's hotels, as well as to refer leads to the Company's local hotel manager.

  The Company believes that the management and additional services furnished by Wyndham will provide it with competitive advantages over other extended-stay hotel companies, even though the Company's hotels will not be operated under the Wyndham name.

INDUSTRY OVERVIEW

 Traditional Lodging Industry

  The U.S. lodging industry is estimated to have generated approximately $52.7 billion in annual room revenues in 1995 and to have had approximately 3.3 million rooms at the end of 1995. Industry statistics, which the Company believes to be reliable, indicate that the U.S. lodging industry's performance is strongly correlated to economic activity. Room supply and demand historically have been sensitive to shifts in economic growth, which has resulted in cyclical changes in average daily room and occupancy rates. The recession in 1990 and 1991 compounded the negative effects of the overbuilding in the mid- and late-1980s, and led to depressed industry performance and a lack of capital available to the industry in the early-1990s.

  The Company believes that the lodging industry has benefited from a gradually improving supply and demand balance, evidenced by increased average daily room and occupancy rates in recent years. Room supply growth in the lodging industry slowed in the early-1990s and has rebounded in recent years, but demand continues to grow faster then supply. According to industry reports, which the Company believes to be reliable, supply growth was 1.1% in 1993, 1.4% in 1994, and 1.6% in 1995. This slow supply growth, coupled with 3.3%, 4.1% and 2.9% increases in demand (measured by occupied rooms) in 1993, 1994 and 1995, respectively, reflects an improved supply and demand balance in the industry. Management believes that these factors have led to an increase in average daily room rates from $61.85 in 1993 to $64.24 in 1994 and to $67.34 in 1995 and
increases in the industry average occupancies as shown below.

 Extended-Stay Category

  The extended-stay category (defined as hotel suites with full kitchens) is one of the most rapidly growing sectors of the U.S. lodging industry. From 1990 through 1995, the compounded annual growth rate in occupied rooms in dedicated extended-stay hotels was 7.2% compared to 2.1% for the overall U.S. lodging industry, while the compounded annual growth rate in room supply was 5.3% compared to 1.0% for the overall U.S. lodging industry. However, the vast majority of the dedicated extended-stay hotel rooms developed during this time period were in the upscale segment of the extended-stay category. As shown below, average occupancy rates for extended-stay hotel chains have exceeded such rates in the overall U.S. lodging industry for each of the previous six years, and extended-stay hotel chains have achieved an 80% or greater occupancy level during each of the past three years.

                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------
                                             1990  1991  1992  1993  1994  1995
                                             ----- ----- ----- ----- ----- -----
Average Occupancy Rates:
Extended-Stay Hotel Chains(1)............... 73.9% 73.4% 76.7% 80.0% 81.3% 80.9%
All U.S. Lodging Industry(2)................ 62.4% 60.6% 61.6% 63.0% 64.6% 65.4%

--------
(1) Occupancy rates were provided by Smith Travel Research. Includes Homestead Village(R) , Villager Lodge(R), Studio Plus(R), Lexington Hotel Suites(R), Hawthorn Suites(R), Homewood Suites(R), Residence Inn(R), Summerfield Suites(R) and Woodfin Suites(R).
(2) Occupancy rates were provided by Smith Travel Research.

  Based on 1995 industry statistics, which the Company believes to be reliable, the size of the demand for extended-stay lodging compares favorably to the limited supply of dedicated extended-stay rooms, especially in the midprice segment of the extended-stay category. In 1995, extended-stay guests (defined as those guests staying five or more nights) accounted for a total of 175.1 million room nights, or 15.8% of the total number of room nights that were accommodated by hotel and non-hotel facilities in the United States. Of these
175.1 million extended-stay room nights, 79%, or 137.8 million room nights, were accommodated at hotels, 11%, or 19.1 million room nights, in apartments or apartment complexes, and 10%, or 18.2 million room nights, in other types of accommodations, such as bed and breakfast inns, timeshares and cruises. Of these 137.8 million room nights, only six to nine percent (8.3 million to 12.4 million) of the room nights generated by extended-stay guests at hotels were accommodated by extended-stay hotel chains. Management believes that the extended-stay hotel chains' limited penetration of the extended-stay room demand in 1995 was partly due to the limited number of dedicated extended-stay facilities in operation in 1995. Of the approximately 3.3 million total available rooms in the U.S. lodging industry at the end of 1995, approximately 51,100, or only 1.5%, were extended-stay rooms at approximately 445 dedicated extended-stay facilities. Of these 445 dedicated extended-stay facilities, approximately 320, or 72%, operated in the upscale segment of the extended-stay market, while approximately 25, or 5.6%, operated in the midprice segment of the extended-stay category. The sources of the industry information set forth above were Smith Travel Research and D. K. Shifflet, neither of which provided any form of consultation, advice or counsel regarding any aspect of the Offering, or are in any way associated with the Offering.

  In addition, management believes that the disparity between demand and supply for extended-stay facilities in 1995 was greater for the midprice segment of the total extended-stay category. In 1995, extended-stay guests who were accommodated at hotels represented approximately 378,000 daily occupied rooms, while the total number of available dedicated extended-stay rooms consisted of only approximately 51,100. Of these 378,000 daily occupied rooms, approximately 164,000 represented rooms occupied in the midprice range, while the total number of available dedicated extended-stay, midprice rooms consisted of only approximately 1,800. As a result, management believes that there exist favorable growth opportunities in the midprice segment of the extended-stay category for the near term.

INSURANCE

  The Company intends to maintain comprehensive insurance on each of its properties, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the Company's industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. The Company intends to use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Company's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also make it infeasible to use insurance proceeds to replace a hotel after it has been damaged or destroyed.

COMPETITION

  The U.S. lodging industry is highly competitive. Competition in the U.S. lodging industry is based generally on convenience of location, price, range of services and guest amenities offered, and quality of customer service. Each of the Company's facilities will be located in a developed area that includes competing lodging facilities. The Company believes the location of its hotels, the high quality of its accommodations, the reasonableness of its room rates, and its services and guest amenities will be among the most important factors in its business. Demographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would adversely affect their operations.

  The Company anticipates that competition within the extended-stay industry segment will increase substantially in the foreseeable future. In the midprice category of the extended-stay industry segment, a number of other lodging chains and developers have recently announced plans to develop or are currently developing extended-stay hotels which may compete with the Company's hotels. The Company may compete for guests and for new development sites with certain of these established entities and other entities which have greater financial resources and brand awareness than the Company and better relationships with lenders and real estate sellers. Further, there can be no assurance that new or existing competitors, including traditional hotels with nationally recognized brand names, will not significantly lower rates or offer greater convenience, services, or amenities or significantly expand or improve facilities in a market in which the Company's facilities compete, thereby adversely affecting the Company's operations.

ENVIRONMENTAL MATTERS

  Under various federal, state, and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal of or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances or the failure to remediate properly such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of its properties, the Company may be potentially liable for any such costs.

  The Company has obtained recent Phase I Surveys on its existing properties and intends to obtain Phase I Surveys prior to the purchase of any future properties. The Phase I Surveys are intended to identify potential environmental contamination and regulatory compliance concerns. Phase I Surveys generally include historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and the preparation and issuance of written reports. Phase I Surveys generally do not include invasive procedures, such as soil sampling or ground water analysis.

  The Phase I Surveys have not revealed any environmental liability or compliance concern that the Company believes would have a material adverse effect on the Company's business, assets, results of operations, or liquidity, nor is the Company aware of any such liability or concern. Nevertheless, it is possible that Phase I Surveys will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which the Company will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Company's existing and future properties will not be affected by the condition of the neighboring properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Company.

GOVERNMENTAL REGULATION

  The lodging industry is subject to numerous federal, state and local government regulations including those relating to building and zoning requirements. A number of states also regulate the licensing of hotels by requiring registration, disclosure statements, and compliance with specific standards of conduct. In addition, the Company is subject to employment laws, including minimum wage requirements, overtime, working conditions and work permit requirements. Recent amendments to the minimum wage laws will go into effect in October 1996, and will increase the Company's labor costs. The Company believes that the Studio Suites hotel and each of the Westar hotels have the necessary permits, approvals and licenses to operate their respective business and that collectively they comply with the applicable employment laws, and the Company intends to continue to comply with such laws and regulations. A change in such building, zoning, or licensing requirements or a further increase in the minimum wage rate, employee benefit costs or other costs associated with employees could materially and adversely affect the Company.

  Under the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Studio Suites hotel and the Westar hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the facilities, including changes to building codes and fire and life-safety codes, may occur. If the Company were required to make substantial modifications at its hotels to comply with the ADA or other governmental rules and regulations, the Company's financial condition and ability to develop or acquire new hotels could be materially and adversely affected.

TRADEMARKS

  The Company has made application to register its name and logo and its "Homegate Studios & Suites," "Homegate Studios" and "Homegate Studios Suites" servicemarks with the United States Patent and Trademark office.

INSURANCE

  The Company currently has the types and amounts of insurance coverage that it considers appropriate for a company in its business. While management believes that its insurance coverage is adequate, if the Company were held liable for amounts exceeding the limits of its insurance coverage or for claims outside of the scope of its insurance coverage, the Company's business, results of operations, and financial condition could be materially and adversely affected.

EMPLOYEES

  As of June 30, 1996, the Company employed approximately seven people. The Company expects that it will significantly increase the number of its employees as it expands its business. The Company's employees are not subject to any collective bargaining agreements, and management believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

  The Company is not a party to any litigation or claims, other than routine matters incidental to the operation of the business of the Company. To date, no claims have had a material adverse effect on the Company nor does the Company expect that the outcome of any pending claims will have such an effect.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the Company's Directors and executive officers, including their respective ages, at June 30, 1996. The Company intends to add two independent Directors no later than 90 days after the date the registration statement of which this Prospectus is a part (as amended and together with all exhibits and schedules thereto, the "Registration Statement") is declared effective. Each independent Director will be a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a Director.

NAME                                     AGE               POSITION
----                                     ---               --------
Robert A. Faith.........................  32 Chairman of the Board, Chief
                                              Executive Officer and President
John C. Kratzer.........................  33 Chief Operating Officer and
                                              Executive Vice President
Tim V. Keith............................  43 Chief Financial Officer and
                                              Treasurer
Anthony W. Dona.........................  37 Senior Vice President and Director
Joel Kinzie Oldham IV...................  34 Senior Vice President and Secretary
James D. Carreker.......................  49 Director
Harlan R. Crow..........................  46 Director
John J. Moores..........................  52 Director
Charles E. Noell........................  44 Director
Leonard W. Wood.........................  49 Director

  ROBERT A. FAITH joined the Company in February 1996 as its Chairman of the Board, Chief Executive Officer and President. Since August 1991, Mr. Faith has served as the Chairman of the Board of Faith Holdings, Inc., a private holding and management company with various business interests. Mr. Faith also currently serves as the Chairman of the Board of the corporate general partner of Greystar Capital Partners, L.P., a private holding company with investments in real estate, apartment buildings and apartment management firms, a position which he has held since May 1993. In August 1991, Mr. Faith co-founded Starwood Capital Partners, a private real estate investment firm, for which he served as Chief Executive Officer until May 1993.

  JOHN C. KRATZER is the Chief Operating Officer and Executive Vice President of the Company. Before joining the Company in February 1996, Mr. Kratzer served as a Principal with Benton Resources, which invested over $100 million in land, notes and income producing assets. Mr. Kratzer served in this capacity from February 1994 to February 1996. From September 1993 to November 1994, Mr. Kratzer served as Vice President of Crow Family, Inc., a private investment company. From September 1993 to February 1994, Mr. Kratzer served as Vice President of Mill Spring Holdings, Inc., a private investment company. During the period from September 1993 to February 1996, Mill Spring Holdings, Inc. was the general partner of a limited partnership which held interests in approximately 55 partnerships or corporations that filed for protection under federal bankruptcy laws. In addition, during the same period, Mr. Kratzer was a general partner, executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership. From September 1990 to August 1993, Mr. Kratzer was with Trammell Crow Realty Advisors, an institutional real estate investment management company that acquired a multi-asset portfolio of apartments valued at over $250 million. At the time of his departure, Mr. Kratzer served as the Director of Multi-Family Acquisitions for Trammell Crow Realty Advisors.

  TIM V. KEITH joined the Company in July 1996 as its Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Keith served as the Controller/Treasurer of David Weekley Homes, a private single-family home builder, from June 1994 to July 1996. From March 1989 to June 1994, Mr. Keith served as Vice President of Finance for Coscan Florida Inc., a subsidiary of Coscan Development Corporation, a Canadian public real estate developer and builder. Mr. Keith has accumulated 17 years of experience in real estate accounting and finance, as well as three years in public accounting.

  ANTHONY W. DONA is a Senior Vice President and Director of the Company. In addition, Mr. Dona is the Managing Director of Crow Realty Investors, L.P., d/b/a Crow Investment Trust, a position which he has held since 1994, and is a Director of Trammell Crow Company and TCR. Mr. Dona has served in these capacities since 1994 and 1996, respectively. In addition, Mr. Dona serves on the advisory board of Trammell Crow Interest Company. From 1985 until 1994, Mr. Dona served in various capacities with the Crow entities including Chief Financial Officer of the Texas region of Trammell Crow Company, a partner in the Dallas Office Building Division of Trammell Crow Company, Chief Executive Officer of the Asset Management Group of Trammell Crow Company and Director of Crow Family Administration. As part of his asset management role, Mr. Dona managed a large portfolio of distressed real estate partnerships during the recent real estate down-cycle. In connection with the restructuring of that portfolio, Mr. Dona has served during the last five years as an officer or director in approximately 90 partnerships or corporations, or affiliates of such partnerships or corporations, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Mr. Dona was an executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership.

  JOEL KINZIE OLDHAM IV joined the Company in February 1996 as a Senior Vice President and its Secretary. Mr. Oldham is also the Executive Vice President of Greystar Capital Partners, L.P. Mr. Oldham joined Greystar in May 1993. Prior to joining Greystar, Mr. Oldham was the Vice President of Starwood Capital Partners, a position he held from September 1992 to June 1993. Prior to joining Starwood, Mr. Oldham was a Marketing Director with Trammell Crow Company, which he joined in 1988.

  JAMES D. CARREKER is a Director of the Company. Mr. Carreker has served as President and Chief Executive Officer of Wyndham since May 1988 and as Chairman of the Board of Wyndham since February 1996. He also served as Chief Executive Officer of Trammell Crow Company from August 1994 to December 1995. Prior to 1988, Mr. Carreker served as President of Burdine's, the Miami-based division of Federated Department Stores.

  HARLAN R. CROW is a Director of the Company. Mr. Crow is the Chief Executive Officer of Crow Family Holdings, a private investment company managing investments in a variety of real estate-related and other businesses, a position he has held since 1986. Mr. Crow currently serves as a Director of Trammell Crow Company and TCR. In addition, Mr. Crow serves as a Director of Wyndham. In any given year within the past five years, Mr. Crow has indirectly owned interests in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past five years, Mr. Crow was a general partner, officer or director in approximately 90 partnerships or corporations, or affiliates of such partnerships or corporations, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Mr. Crow was a general partner, executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership.

  JOHN J. MOORES is a Director of the Company. Mr. Moores founded BMC Software, Inc., a vendor of system software utilities for IBM mainframe computing environments in 1980. Prior to founding BMC Software, Mr. Moores was employed by International Business Machines, Inc. and Shell Oil Corporation in various of their technical divisions. Mr. Moores is Chairman of the Board of the San Diego Padres, L.P., JMI Services, Inc., a private investment company, Peregrine Systems, Inc., a computer software designer, and Neon Systems, Inc., a computer software designer, all of which are privately-held companies.

  CHARLES E. NOELL is a Director of the Company. Mr. Noell is President of JMI Services, Inc., a private investment company, which he joined in 1992 after 11 years in the corporate finance department of Alex. Brown & Sons Incorporated. Mr. Noell is the Managing Partner of JMI Equity Fund, L.P., a private equity investment fund, and is a Director of two publicly-traded companies:
Transactions Systems Architects, Inc. and Expert Software, Inc.

  LEONARD W. WOOD is a Director of the Company. Mr. Wood is currently a Group Managing Partner for TCR, and is responsible for overseeing the activities of TCR throughout Northern Florida and the Southeastern and Midwestern United States. Mr. Wood joined TCR in 1982.

  The Company's Certificate of Incorporation provides, among other things, for a Board of Directors divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each, except that initially the Class I Directors will serve until the Company's 1997 annual meeting of stockholders, the Class II Directors until the 1998 meeting and the Class III Directors until the 1999 meeting. The Class I Directors are Messrs. Carreker and Wood, the Class II Directors are Messrs. Crow and Moores, and the Class III Directors are Messrs. Faith, Dona and Noell. Class I and Class II will be expanded by one Director each when the two independent Directors are elected to the Board of Directors.

  The Company does not currently compensate, and does not anticipate compensating, its Directors for their services as Directors, except that each of the Company's non-employee Directors will receive certain automatic stock option grants as described in "Director Compensation" below. In addition, each of the Company's Directors will receive reimbursement of all ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any committee of the Board of Directors.

ADVISORS

  The Company has consulting arrangements with several advisors who are available to counsel the Company and the Board of Directors. Such advisors include:

  LESLIE V. BENTLEY has been an advisor to the Company since prior to its formation. Mr. Bentley has been employed by Wyndham since March 1985 and has served as Executive Vice President and Wyndham Garden Division President of Wyndham since May 1990.

  J. RONALD TERWILLIGER has been an advisor to the Company since prior to its formation. Mr. Terwilliger has served as Managing Partner of TCR since 1986. In that capacity, Mr. Terwilliger is responsible for all residential development and operations conducted by Trammell Crow partners and associates in 22 offices located throughout the United States. Mr. Terwilliger is also Vice President, Treasurer and a Trustee of the Urban Land Institute. Mr. Terwilliger serves as Chairman of the Advisory Board of the Wharton Real Estate Center at the University of Pennsylvania.

  JACK VANHARTESVELT has been an advisor to the Company since prior to its formation. Mr. vanHartesvelt is the Corporate Vice President of Development for Wyndham and has 20 years of hotel development experience with Wyndham, Residence Inn, Hawthorn Suites, and Eagle Hotel Group.

  The advisors to the Company will not receive cash compensation for their services, but may receive grants of unallocated options under the 1996 Plan, as discussed below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services provided to the Company, including the independence of such accountants. The Compensation Committee reviews on behalf of, and makes recommendations to the Board of Directors with respect to the compensation of executive officers, and administers the Company's incentive and stock option plans. The two independent Directors will serve on the Audit Committee. Messrs. Carreker, Noell and one of the independent Directors will serve on the Compensation Committee.

  Prior to August 16, 1996, Messrs. Faith and Dona approved the terms of compensation for the Company's executive officers in such officers' capacities as ESLP employees.

  Certain Directors are parties to transactions with the Company, as described under the caption "Certain Transactions."

EXECUTIVE COMPENSATION

  The Company was incorporated in August 1996, to succeed to the business of ESLP, its predecessor, which was formed in February 1996. Accordingly, the Company did not conduct any operations prior to February 1996. The Company anticipates that during 1996 its most highly compensated officers, with estimated base salary amounts for each such individual on an annualized basis, will be Mr. Robert A. Faith, $200,000; Mr. John C. Kratzer, $145,000; and Mr. Tim V. Keith, $110,000 (the "Named Executives"). The Named Executives may be entitled to performance bonuses of up to 100% of their base salary, as determined by the Compensation Committee.

NON-COMPETITION, EMPLOYMENT AND INDEMNITY AGREEMENTS

  In October 1996, Mr. Faith entered into a non-compete agreement with the Company. For the longer of (a) a period of 30 months after the date on the cover page of this Prospectus and (b) so long thereafter as Mr. Faith serves as an officer or Director, Mr. Faith has agreed not to compete, directly or indirectly, with the Company in the extended-stay hotel business or serve as an officer, director, consultant or stockholder of any competing company engaged in the extended-stay hotel business.

  The Company has not entered into any employment agreements with any of its officers other than John C. Kratzer. Mr. Kratzer entered into a two-year employment agreement in September 1996 with the Company, pursuant to which Mr. Kratzer will receive a minimum annual base salary of $145,000. If Mr. Kratzer's employment is terminated during the term of the agreement by him for any reason or by the Company for cause, Mr. Kratzer has agreed that he shall not, directly or indirectly, compete with the Company within a 25-mile radius of any hotel owned by the Company at the time of termination for a period of two years from the date of termination. The agreement provides that in the event Mr. Kratzer's employment is terminated by the Company for any reason other than for cause or for disability, Mr. Kratzer shall be entitled to receive an amount equal to his then base salary for the remainder of the term of the employment agreement.

  Pursuant to his employment agreement, Mr. Kratzer has agreed to restrict the transfer of 158,092 shares of Common Stock owned by him for a period of seven years. The restrictions will lapse with respect to 50% of such shares if Mr. Kratzer is employed by the Company at the time of the earlier of the completion or acquisition by the Company of its 30th hotel or December 31, 1997. The restrictions will lapse with respect to the remainder of the shares held by Mr. Kratzer if he is employed by the Company at the time of the earlier of the completion or acquisition by the Company of its 60th hotel or December 31, 1998.

  Prior to completion of the Offering, the Company intends to enter into indemnification agreements with each of its executive officers and Directors. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were Directors or officers of the Company or assumed certain responsibilities at the direction of the Company. In addition, the Company's Certificate of Incorporation provides for certain limitations on Directors' liability. See "Description of Capital Stock--Limitations on Directors' Liability."

THE 1996 PLAN

  The Company has adopted the Homegate Hospitality, Inc. 1996 Long-Term Incentive Plan (the "1996 Plan") for the purpose of (i) attracting and retaining employees and advisors with ability and initiative, (ii) providing incentives to those deemed important to the success of the Company, and (iii) associating the interests of these individuals with the interests of the Company and its stockholders through opportunities for increased ownership of Common Stock. The summary of the 1996 Plan set forth below is qualified in its entirety by reference to the text of the 1996 Plan, which has been filed as an exhibit to the Registration Statement.

  Administration. The 1996 Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists solely of non-employee Directors.

  Eligibility. Each employee and advisor of the Company or a subsidiary of the Company, including an employee who is a member of the Board of Directors, is eligible to participate in the 1996 Plan. The Compensation Committee will select the persons to be granted awards or options pursuant to the 1996 Plan (the "Participants"), but no person may be granted awards or options thereunder while he or she is a member of the Compensation Committee. The Compensation Committee may, from time to time, grant incentive stock options ("ISOs"), non-qualified stock options or restricted stock awards to Participants.

  Stock Options. Options granted under the 1996 Plan may be ISOs or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the option price. The option price may be paid in cash, with shares of Common Stock or with a combination of cash and Common Stock. The terms of the option, including the vesting of such option and the option price, will be fixed by the Compensation Committee at the time the option is granted, but the option price shall not be less than the fair market value of the shares at the date of grant (or, in the case of ISOs issued to a Ten Percent Stockholder, as defined below, 110% of the fair market value of the shares at the date of grant). A Participant is a "Ten Percent Stockholder" if he owns, or is deemed to own, more than 10% of the total combined voting power of all classes of stock of the Company or a related entity. A Participant is deemed to own any voting stock owned (directly or indirectly) by the Participant's spouse, siblings, ancestors and lineal descendants. A Participant and such persons are also considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which the Participant or any such person is a stockholder, partner or beneficiary. The options will expire within ten years from the date of grant, except that ISOs issued to Ten Percent Stockholders will not be longer than five years. In addition, the Compensation Committee may specify that an option will terminate prior to the end of its stated term upon termination of employment, disability or death. Options that contain vesting schedules ordinarily will become fully exercisable in case of disability or death or if the Company terminates the employee without cause (as such term is used in the 1996 Plan). Moreover, no Participant may be granted ISOs which are first exercisable in any calendar year for stock having an aggregate fair market value (determined as of the date the ISO was first granted) that exceeds $100,000.

  Restricted Stock Awards. Participants may also be awarded shares of Common Stock pursuant to a stock award. The Compensation Committee, in its discretion, may prescribe that a Participant's rights in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve specified objectives. Any such restrictions will lapse in accordance with a schedule or such other conditions as the Compensation Committee determines.

  Share Authorization. All awards under the 1996 Plan will be evidenced by written agreements between the Company and the Participant. The maximum number of shares of Common Stock that may be issued under the 1996 Plan is initially 750,000 and will automatically increase by 100,000 on each anniversary of the completion of this Offering through the fifth such anniversary (thereby increasing to 1,250,000 shares). The share limitation and the terms of outstanding awards shall be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

  Nontransferability. Any option granted under the 1996 Plan is nontransferable except by will or by the laws of descent and distribution. During the lifetime of a Participant, options may only be exercised by the Participant. Notwithstanding the foregoing, a Participant may transfer a nonqualified option with respect to all or part of the shares of Common Stock subject to such option to the Participant's spouse, children or grandchildren, to a trust for the benefit of such family members or to a partnership in which such family members are the only partners if (a) no consideration is received by the Participant in exchange for the option, (b) the agreement evidencing the option expressly provides for transfers described herein and is approved by the Compensation Committee, (c) the option continues to be subject to the same terms and conditions after the transfer and (d) the transfer is permissible under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect from time to time.

  Change in Control. In the event the Company undergoes a change in control (as defined below), all restricted stock shall vest (other than restricted stock granted within six months of the change in control) and all options granted under the 1996 Plan shall become exercisable. Amounts payable or earned as a result of a change in control are subject to certain reductions to mitigate the effect of section 280G of the Internal Revenue Code of 1986 (the "Code"). For the purposes of the 1996 Plan, a "change in control" is deemed to have occurred if:

    (a) any acquiring person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the then-outstanding voting securities of the Company; or

    (b) members of the incumbent Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; or

    (c) a public announcement is made of a tender or exchange offer by any acquiring person for 50% or more of the outstanding voting securities of the Company and the Board of Directors approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; or

    (d) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or partnership (or, if no such approval is required, the consummation of such a merger or consolidation of the Company), other than (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the consummation thereof continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or of a parent of the surviving entity) a majority of the combined voting power of the voting securities of the surviving entity (or its parent) outstanding immediately after that merger or consolidation or (ii) a merger or consolidation of the Company with ESLP; or

    (e) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets (or, if no such approval is required, the consummation of such a liquidation, sale or disposition in one transaction or series of related transactions) other than a liquidation, sale or disposition of all or substantially all the Company's assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.

  Assumption of Awards. In the event of a merger, consolidation or statutory share exchange in which the Company either is not the survivor or becomes the subsidiary of the acquiring entity, or an acquisition of the Company's assets that results in the Company's going out of business, all awards granted under the 1996 Plan shall be assumed by the acquiring entity.

  Termination and Amendment. No option or stock award may be granted under the 1996 Plan after October 31, 2006. The Board of Directors may amend or terminate the 1996 Plan at any time, but an amendment will not become effective without stockholder approval if it changes the eligibility requirements, increases the benefits that may be provided under the 1996 Plan or extends the term of the 1996 Plan.

  Initial Awards. The Company will grant, on the effective date of this Registration Statement, options to acquire an aggregate of 496,250 shares of Common Stock to certain employees and Company advisors. The exercise price for such stock options will be the initial public offering price of the Common Stock offered for sale in the Offering. The stock option grants will include the following grants to Named Executives and Officers of the Company: Mr. Faith, 125,000 option shares, Mr. Kratzer, 93,750 option shares, Mr. Keith, 62,500 option shares and Mr. Oldham, 40,000 option shares; all of which will vest ratably over a four-year period. Also included in the option grants will be options for 175,000 shares of Common Stock granted to employees of Greystar (25,000 shares), TCR (50,000 shares), Crow (50,000 shares) and Wyndham (50,000 shares) who have served as consultants to the Company. All of such options will vest ratably over a four-year period. Each of the grantees will receive an ISO covering the maximum number of shares for which an ISO may be awarded, given the $100,000 per year annual limitation discussed above, and a nonqualified stock option covering the remainder of the shares.

  The Company will also grant, on the effective date of the Registration Statement, restricted stock awards of 13,333 shares of Common Stock (assuming an initial offering price of $12.00 per share). The stock awards will include awards to the following Named Executives and officers of the Company: Mr. Keith, 4,167 shares, and Mr. Oldham, 4,167 shares.

  Stockholder Rights. During the restriction period, the holder of a restricted stock award may, in the Compensation Committee's discretion, have certain rights as a stockholder, including the right to vote the stock subject to the award or to receive dividends on that stock. An optionholder will have no rights as a stockholder with respect to the shares subject to his or her option until the option is exercised.

  Non-Employee Directors. Each member of the Company's Board of Directors who is not an employee of the Company (a "Non-Employee Director") will receive annual grants of options to purchase 5,000 shares of Common Stock at the fair market value of such shares on the date of grant. Only a Non-Employee Director who is serving on December 31st of any calendar year is eligible to receive the annual stock option grant under the 1996 Plan.

  In compliance with the Exchange Act, no discretion with respect to any award under the 1996 Plan shall be afforded to a person who is not a Non-Employee Director regarding (i) eligibility of a Non-Employee Director to participate,
(ii) the times when elections can be made, when shares of Common Stock will be issued, or when distributions will be made to a Non-Employee Director, or (iii) any other decisions under the 1996 Plan required by Rule 16b-3(b) under the Exchange Act to be afforded exclusively to "disinterested persons" as defined thereunder.

  Federal Income Taxes. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option, and gain will be recognized by a Participant when he disposes of shares acquired under an ISO (assuming he meets certain holding period requirements with respect to the acquired stock). The exercise of a nonqualified stock option is generally a taxable event that requires the Participant to recognize, as ordinary income, the difference between the fair market value of the shares on the date of exercise and the option price. The Company will generally be entitled to a compensation deduction for the amount that is included in the Participant's income with respect to the exercise of nonqualified stock options.

  Unless an election is made under section 83(b) of the Code, a Participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Stock received on that date. The Company will generally be entitled to a compensation deduction for the amount that is included in the Participant's income with respect to the stock awards.

401(K) SAVINGS PLAN

  The Company intends to sponsor a retirement plan called the Homegate Employee Savings & Retirement Plan (the "401(k) Plan"), following the completion of the Offering. The trustee for the 401(k) Plan will be State Street Bank and Trust Company. Employees (including members of management) will be eligible to make voluntary contributions of up to fifteen percent (15%) of their compensation under the 401(k) Plan, subject to the applicable limitations of the Code. The Company will be permitted to make a discretionary contribution to the 401(k) Plan each fiscal quarter which will be allocated among participants as a matching contribution based on their contributions under the 401(k) Plan. The 401(k) Plan will permit employees to direct investments of their accounts among a selection of four mutual funds and four pooled funds. The Company intends to amend the 401(k) Plan in the near future to also permit employees to direct the investment of some or all of their accounts to purchase shares of Common Stock, and to permit the Company to make any contributions to the 401(k) Plan in the form of Common Stock. The 401(k) Plan is intended to qualify as a profit sharing plan under Sections 401(a) and 401(k) of the Code.

                             CERTAIN TRANSACTIONS

  In connection with the Formation, the current partners of ESLP will receive 6,400,000 shares of Common Stock, constituting approximately 59.7% of the outstanding Common Stock after the Offering, as a result of the merger of ESLP into the Company. Prior to such merger, the partners of ESLP will have contributed an aggregate of $20 million in capital to ESLP. See "Principal Stockholders."

  In connection with the completion of the Offering, the Company will issue stock options exercisable for 496,250 shares of Common Stock and restricted stock awards of 13,333 shares of Common Stock (assuming an initial offering price of $12.00 per share) to certain employees and Company advisors. See "Management--The 1996 Plan." The exercise price for such stock options will be the initial public offering price of the Common Stock shown on the cover page of this Prospectus. The stock option grants will include the following grants to Named Executives and officers of the Company: Mr. Faith, 125,000 option shares, Mr. Kratzer, 93,750 option shares, Mr. Keith, 62,500 option shares and Mr. Oldham, 40,000 option shares. Also included in the option grants will be options for 175,000 shares of Common Stock granted to employees of Greystar (25,000 shares), TCR (50,000 shares), Crow (50,000 shares) and Wyndham (50,000 shares) who have served as consultants to the Company. The restricted stock awards will include awards to the following Named Executives and officers of the Company: Mr. Keith 4,167 shares, and Mr. Oldham, 4,167 shares.

  The Company has entered into a master development agreement with the Development Partnership (which is comprised of TCR and Greystar), pursuant to which the Development Partnership will develop up to 60 hotels on behalf of the Company. In addition, the Developer Partnership will assist the Company in locating sites suitable for development of Company hotels in markets designated by the Company, and has agreed that neither it, its partners, nor their respective affiliates will own, operate or develop a competing extended-stay facility, subject to certain exceptions, within the continental United States during the duration of the master development agreement. Unless extended, the master development agreement will terminate upon the earlier of the commencement of construction of the 60th facility or December 31, 1998.

  Upon the selection of a site for development, the Company and one of the Developer Affiliates will enter into a development and construction agreement, pursuant to which the Developer Affiliate will construct the hotel on the site in question. Pursuant to the development and construction agreement, the Developer Affiliate will receive a development fee of $250,000. This development fee is paid as follows: $50,000 upon approval of the development budget, development plan and development schedule and commencement of construction; $150,000, payable in installments each month over the course of construction based upon the percentage of completion of the hotel; and $50,000 upon completion. The Company believes that $250,000 in development fees for each project is substantially less than the fees that an unrelated third party developer would charge the Company for similar services. The Company may terminate a development and construction agreement if the Developer Affiliate fails to meet certain performance standards.

  Upon the merger of ESLP into the Company, the Developer Partnership will own 1,073,103 shares of Common Stock, constituting 10.0% of the outstanding shares of Common Stock after the Offering. The Developer Partnership received its interest in ESLP in exchange for entering into the master development agreement. Pursuant to its partnership agreement, the Developer Partnership will distribute one-sixtieth of such Common Stock to a Developer Affiliate for each facility that the Developer Affiliate constructs. If 60 projects have not been commenced by the Developer Affiliates by December 31, 1998, then the remaining shares held by the Developer Partnership (i.e., the product of the number of shares initially owned by the Developer Partnership, multiplied by a fraction, the numerator of which equals 60 less the sum of the number of completed facilities and the number of facilities on which construction has commenced by December 31, 1998, and the denominator of which is 60) will be distributed to the Developer Affiliates proportionately, based upon the number of facilities each affiliate has constructed or commenced prior to December 31, 1998.

  The Company has also entered into the Management Agreement with a subsidiary of Wyndham, pursuant to which Wyndham will manage up to 60 Company hotels and will provide market research, a preferred vendor program, a proprietary property management software package and national and local marketing efforts to the Company. In addition, Wyndham has agreed not to own, operate or develop a competing extended-stay facility within certain specified states that include the Company's target markets (subject to certain exceptions), for the term of such agreement. Unless extended, the Management Agreement will terminate upon the earlier of the execution of a management contract with respect to the 60th Company hotel or December 31, 1998. The Company shall pay Wyndham a one-time fee of $25,000 for Wyndham's provision of design services in developing the initial prototype, certain other fees for the provision of software and other services, and a commission of 5% of the aggregate purchase price of all items that the Company purchases through Wyndham's purchasing department. The Company believes that it will be able to obtain substantial cost savings through the use of Wyndham's purchasing department, but has retained the right not to use such department at the Company's sole discretion upon 90-days' notice. The Company will also reimburse Wyndham for up to $100,000 for the costs incurred in developing the Company's payroll and accounts payable software and for developing a marketing database, which costs will be reimbursed ratably upon the signing of the first 10 management contracts. Wyndham and the Company will agree upon any fees to be paid with respect to ongoing systems support and maintenance services. In connection with the execution of the Management Agreement, CRI/ESH Partners, L.P., Harlan Crow, and Crow Family, Inc. have agreed to grant Wyndham a right of first refusal affording Wyndham a preferential right to purchase their shares in connection with any proposed sale by any of such parties or their affiliates of shares of Common Stock into the public market pursuant to Rule 144 under the Securities Act or pursuant to a shelf registration statement filed pursuant to such Act. See "Principal Stockholders."

  Pursuant to each property-specific management contract, Wyndham will manage and operate the specific Company hotel in exchange for the payment of a base management fee of 3% of the hotel's gross revenues for the applicable period, and an incentive management fee equal to (i) 3% of the gross revenues for the applicable period if the Company's return on costs exceeds 16%, (ii) 2%, if the Company's return on costs exceeds 13% but is less than 16%, and (iii) 1%, if the Company's return on costs exceeds 10% but is less than 13%. In addition, the Company will pay Wyndham a monthly fee of $1,000 (adjusted annually for inflation) for Wyndham's accounting services, and will reimburse Wyndham for reimbursable expenses (as defined in the contract) incurred by Wyndham with respect to the hotel. The management contract also provides that the Company will contribute 1.5% of the gross room revenues from each hotel into a marketing and advertising fund to be administered for the benefit of all Company hotels that are managed by Wyndham, and that Wyndham will not own, develop, manage or lend money to an extended-stay facility that is similar in operation and format to the Company's hotel within a five-mile radius thereof, subject to certain exceptions. This non-competition covenant will survive for the duration of the applicable management contract. The Company will have the right to terminate the property-specific management contract if certain performance standards are not met. In addition, the Company may terminate such contracts without cause with the payment of a cancellation fee if the Company desires to manage the hotel internally. The Company believes that the management fees paid pursuant to the property-specific management contracts are commensurate with the fees that would be charged by unrelated third parties to manage the hotels.

  In the past, Wyndham has paid certain payroll and other expenses of the Company and the Company has agreed to reimburse Wyndham for such payments. At June 30, 1996, ESLP owed Wyndham $89,434 for reimbursement of payroll and insurance expenditures.

  In the past, ESH Partners, L.P. ("ESH"), a limited partner of ESLP, Greystar, TCR and Wyndham have made certain payments on behalf of the Company with respect to the acquisition and development of certain properties and the Company has reimbursed or has agreed to reimburse them for such payments. From the period of inception through June 30, 1996, the Company has made payments of $56,312 to Greystar and $94 to TCR in reimbursement of such acquisition and development expenditures. At June 30, 1996, the Company owed the following to ESH Partners, L.P., Greystar and Wyndham for reimbursement of such acquisition and development expenditures: ESH Partners, L.P., $163,001; Greystar, $14,163; and Wyndham, $13,407.

  In the past, Greystar has paid the salary of the Chief Executive Officer of the Company and the Company has agreed to reimburse Greystar for such payments. At June 30, 1996, the Company owed Greystar $55,662 for such payments.

POLICY WITH RESPECT TO RELATED PARTY TRANSACTIONS

  The Company has implemented a policy requiring any material transaction (or series of related transactions) between the Company and related parties to be approved by a majority of the disinterested Directors, upon such Directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from unrelated third parties. The policy defines a material related party transaction (or series of related transactions) as one involving a purchase, sale, lease or exchange of property or assets or the making of any investment with a value to the Company in excess of $1.0 million or a service agreement (or series of related agreements) with a value in excess of $1.0 million in any fiscal year. There can be no assurance that this policy will always successfully eliminate the influence of conflicts of interest. See "Management--Directors and Executive Officers."

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock assuming the Formation occurs on October 15, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of any class of the Company's outstanding voting securities, (ii) each of the Company's Directors, (iii) each Named Executive of the Company and (iv) all current Directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

                                                              PERCENT OF CLASS
                                                            --------------------
                                        NUMBER OF SHARES    BEFORE THE AFTER THE
NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED(1)  OFFERING  OFFERING
------------------------              --------------------- ---------- ---------
JMI/Greystar Extended Stay Partners,        2,260,200         35.32%     21.07%
 L.P. ..............................
 Two Riverway, Suite 850
 Houston, TX 77056
Developer Extended Stay Partners            1,073,103         16.77%     10.01%
 L.P.(2) ...........................
 Two Riverway, Suite 850
 Houston, TX 77056
CRI/ESH Partners, L.P.(3)...........        2,011,578         31.43%     18.76%
 3200 Trammell Crow Center
 2001 Ross Avenue
 Dallas, TX 75201
Robert A. Faith(4)..................        3,729,885         58.28%     34.78%
 Two Riverway, Suite 850
 Houston, TX 77056
James D. Carreker...................              --           --          --
Harlan R. Crow(5)...................        3,207,595         50.12%     29.91%
Anthony W. Dona.....................           46,657           *          *
John J. Moores(6)...................          396,581          6.2%       3.70%
Charles E. Noell....................              --           --          --
Leonard W. Wood.....................          121,175          1.89%      1.13%
John C. Kratzer.....................          233,283          3.65       2.18%
Tim V. Keith........................            4,167           *           *
Directors and Named Executives of
 the Company as a group.............        6,278,825         98.11%     58.54%

--------
*   Less than 1%.

(1) The indicated share numbers assume an initial offering public price of $12.00 per share. Pursuant to the terms of the Formation a higher or lower initial offering price will result in adjustments in the number of shares of Common Stock.
(2) Shares owned by Developer Extended Stay Partners, L.P. will be voted by its general partner, DESP General Partner, L.L.C., until such time as such shares are distributed by such partnership to its partners, TCR Extended Stay I Limited Partnership and Greystar Realty Services, L.P. See "Certain Transactions."
(3) Crow Investment Trust indirectly owns an approximate 74% limited partner interest in such partnership.

(4) Includes 2,260,200 shares owned by JMI/Greystar Extended Stay Partners, L.P. which may be deemed to be beneficially owned by Mr. Faith, who is the sole stockholder of Greystar Holdings, Inc., the sole general partner of such partnership. Mr. Faith disclaims beneficial ownership of all such shares held by such partnership beyond his percentage ownership therein. Includes 1,073,103 shares owned by Developer Extended Stay Partners, L.P. as to which Mr. Faith has shared voting power as a result of his indirect ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership. Mr. Faith disclaims beneficial ownership of all such shares beyond his percentage ownership therein. Includes 396,581 shares owned by JMI/Greystar Realty Partners, L.P. as to which Mr. Faith has shared voting power as a result of his being the sole stockholder of Greystar Holdings, Inc., one of the two general partners of such partnership. Mr. Faith disclaims beneficial ownership of all such shares held by such partnership beyond his percentage ownership therein.

(5) Includes 22,602 shares owned by Crow Family, Inc., of which Mr. Crow is the sole director. Also includes 2,011,578 shares owned by CRI/ESH Partners, L.P. and 100,312 shares owned by Crow Hotel Realty Investors, L.P., as Crow Family, Inc. is the sole general partner of each such partnership. Also includes 1,073,103 shares owned by Developer Extended Stay Partners, L.P., as to which Mr. Crow has shared voting power as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership. Mr. Crow disclaims beneficial ownership of all such shares.

(6) Represents shares owned by JMI/Greystar Realty Partners, L.P., as to which Mr. Moores has shared voting power as a result of his ownership of JMI Realty, Inc., one of the two general partners of such partnership. Mr. Moores disclaims beneficial ownership of all such shares held by such partnership beyond his percentage ownership therein. Excludes 570,701 shares owned by JMI/Greystar Extended Stay Partners, L.P. attributable to Mr. Moores' percentage interest in such partnership.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following summary description is qualified in its entirety by reference to the Company's Certificate of Incorporation, which is filed as an exhibit to the Registration Statement. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

  The authorized and unissued shares of Common Stock and Preferred Stock may be used by the Company for various purposes, including possible future acquisitions. The Company currently does not have any specific plans or obligations to issue shares of Common Stock or Preferred Stock, other than (i) the sale of the shares of Common Stock offered hereby and (ii) the issuance of shares of Common Stock under the Company's benefit plans. See "Management--The 1996 Plan" and "Certain Transactions."

COMMON STOCK

  Prior to the completion of the Offering, but after giving effect to the Formation, the Company will have 6,400,000 shares of Common Stock outstanding, which will be held by 12 stockholders of record.

  The holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. There is no provision in the Company's Certificate of Incorporation for cumulative voting with respect to the election of Directors. Accordingly, the holders of more than 50% of the total voting power of the Common Stock can, if they choose to do so, elect all of the Directors of the Company. Each share of Common Stock is entitled to participate equally in dividends, when, as and if declared by the Board of Directors, and in the distribution of assets in the event of liquidation, dissolution or winding up of the Company, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by the Company. All shares of Common Stock outstanding upon the closing of this Offering will be duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors is authorized, without further action by the Company's stockholders, to issue Preferred Stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Board of Directors may determine, including dividend, conversion, redemption and liquidation rights and preferences. Upon the closing of this Offering, there will be no shares of Preferred Stock outstanding. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company or other corporate actions. See "--Anti-takeover Provisions."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the provisions of Section 203 of the DGCL which provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with a person or an affiliate or associate of such person who is an "Interested Stockholder" (as defined below) for a period of three years from the date that such person became an Interested Stockholder unless: (i) the business combination or the transaction resulting in a person's becoming an Interested Stockholder is approved by the Board of Directors of the Company before the person becomes an Interested Stockholder,
(ii) upon consummation of the transaction which results in the person becoming an Interested Stockholder, the Interested Stockholder owned 85% or more of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and Directors of the Company and shares held by certain employee stock ownership plans) or (iii) on or after the date the person became an Interested Stockholder, the business combination is approved by the Company's

Board of Directors and by the holders of at least 66 2/3% of the Company's outstanding voting stock, excluding shares owned by the Interested Stockholder, at an annual or special meeting. An "Interested Stockholder" is defined as any person, other than the Company and any direct or indirect majority-owned subsidiaries of the Company, that is (i) the owner of 15% or more of the outstanding voting stock of the Company or (ii) an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder.

LIMITATIONS ON DIRECTORS' LIABILITY

  The Company's Certificate of Incorporation provides that no Director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or
(iv) for any transaction from which the Director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a Director for breach of fiduciary duty as a Director (including breaches resulting from grossly negligent behavior), except in the situations described above.

  Prior to completion of the Offering, the Company intends to enter into indemnification agreements with each of its executive officers and Directors. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were Directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation, Delaware law, the 1996 Plan and the Stockholders' Agreement (defined below) summarized in the following paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests, including attempts that might result in a premium over the market price to be paid for the shares held by stockholders.

 Certificate of Incorporation

  Pursuant to the Company's Certificate of Incorporation, the Company's Board of Directors by resolution may issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without stockholder approval. Any additional issuance of Common Stock or designation of rights, preferences, privileges and limitations with respect to Preferred Stock could have the effect of impeding or discouraging the acquisition of control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Specifically, if, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

 Super-majority Votes

  The Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of all securities of the Corporation entitled to vote generally in the election of Directors to adopt an agreement of merger (other than a merger effected between the Corporation and one of its subsidiaries under Section 253 of the DGCL) or to approve the sale, lease or exchange of all or substantially all of the Corporation's property and assets.

  Under the Certificate of Incorporation, the Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation. However, the stockholders of the Corporation may only amend or repeal the Bylaws with the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors voting together as a single class.

  These super-majority voting provisions may have the effect of discouraging or preventing a tender offer or takeover attempt which a stockholder might consider to be in that stockholder's best interests.

 Classified Board of Directors

  The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of Directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year.

  The Board of Directors believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors, because the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors will be enhanced by staggered three-year terms.

  The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even through such an attempt might be beneficial to the Company and its stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board for two years. See "--Number of Directors; Removal; Filling Vacancies."

 Number of Directors; Removal; Filling Vacancies

  The Certificate of Incorporation provides that the Board of Directors shall consist of between five and 13 members, the exact number to be fixed from time to time by resolution adopted by a majority of the Directors then in office. The Company will have seven Directors prior to the Offering. Further, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Certificate of Incorporation authorizes only a majority of the Directors then in office to fill vacancies, including newly created directorships. Accordingly, the Board of Directors could prevent a stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees. The Certificate of Incorporation also provides that Directors of the Company may be removed only for cause and, even then, only by the affirmative vote of holders of a majority of the outstanding shares of stock eligible to vote in such matters.

 Advance Notice Requirements for Stockholder Proposals and Director
Nominations

  The Certificate of Incorporation establishes an advance notice procedure for the nomination, other than by or at the discretion of the Board of Directors or a committee thereof, of candidates for election as Director, as well as for other stockholder proposals to be considered at an annual stockholders' meeting.

  Notice of stockholder proposals and Director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or the Directors are to be elected. To be timely, notice must be received at the principal offices of the Company not less than 60, nor more than 90, days prior to the meeting of stockholders; provided, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or the day on which public disclosure was made, whichever first occurs.

  The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters.

 Written Consent; Special Meetings of Stockholders

  The Certificate of Incorporation prohibits the taking of stockholder action by written consent without a meeting. The Certificate of Incorporation provides that special meetings of the stockholders of the Company may be called only by the Chairman of the Board or a majority of the members of the Board of Directors. These provisions will make it more difficult for stockholders to take action opposed by the Board of Directors.

 Amendment of Certain Provisions of the Certificate of Incorporation

  The Certificate of Incorporation generally requires the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock in order to amend any provisions of the Certificate of Incorporation concerning (i) the classified Board of Directors, (ii) the amendment of Bylaws, (iii) any proposed compromise or arrangement between the Company and its creditors, (iv) the authority of stockholders to act by written consent, (v) the liability of Directors, (vi) certain mergers, consolidations and sales, leases and exchanges of all or substantially all of the Company's property and assets,
(vii) the required vote to amend the Certificate of Incorporation, (viii) the call of a special meeting of stockholders, (ix) stockholder proposals concerning business to be conducted at an annual meeting of stockholders, (x) Director nominations by stockholders, (xi) what considerations the Board of Directors, a committee of the Board of Directors and each Director may take into account when discharging their respective duties, (xii) indemnification of Directors, and (xiii) authorization of the Board of Directors to pursue or take action with respect to transactions that would result in a change of control of the Company. These voting requirements will make it more difficult for minority stockholders to make changes in the Certificate of Incorporation that could be designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting stock of the Company to prevent the holders of a majority or more of such securities from amending such provisions of the Certificate of Incorporation.

 Stockholders' Agreement

  Pursuant to the Stockholders' Agreement, each of Greystar and Crow has certain rights of first refusal with respect to shares of Common Stock held by the other. In addition Crow and Greystar have agreed to act in concert with respect to the election of Company Directors. These provisions may have the effect of hindering a change in control of the Company. See "--Stockholders' Agreement."

REGISTRATION RIGHTS

  Contemporaneously with the Formation (see "The Formation Transaction"), the Company will enter into a registration rights agreement with Greystar, Crow and certain existing holders of Common Stock (the "Registration Rights Agreement"), pursuant to which the Company will agree, subject to certain limitations and under certain circumstances, to register for sale any shares of Common Stock of the Company (and other securities of the Company that are exercisable to purchase, convertible into or exchangeable for shares of capital stock of the Company) that are held by the parties thereto (collectively, the "Registrable Securities"). All of the 6,400,000 shares of Common Stock issued in the Formation of the Company will be Registrable Securities. The Registration Rights Agreement provides that any holder of Registrable Securities may require the Company upon written notice to register for sale such Registrable Securities (a "Demand Registration"), provided that the total amount of Registrable Securities to be included in the Demand Registration has a market value of at least $20 million and provided that notice is not given prior to six months after the effective date of a previous Demand Registration. If Registrable Securities are going to be registered by the Company pursuant to a Demand Registration, the Company must provide written notice to the other holders of Registrable Securities and permit them to include any or all Registrable Securities that they hold in the Demand Registration, provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration would materially and adversely affect the success of the offering. Upon notice of a Demand Registration, the Company is required to file a Registration Statement within 60 days of the date on which notice is given, although the Company may postpone the filing for up to 90 days under certain circumstances. Subject to the conditions stated or referred to above, the holders of Registrable Securities may request an unlimited number of Demand Registrations. The parties to the Registration Rights Agreement have agreed not to exercise any Demand Registration rights for a period of 12 months from the date of execution of the Registration Rights Agreement.

  The Registration Rights Agreement also provides that, subject to certain exceptions, in the event the Company proposes to file a registration statement with respect to an offering of any class of equity securities, other than certain types of registrations, the Company will offer the holders of Registrable Securities the opportunity to register the number of Registrable Securities they request to include (the "Piggyback Registration"), provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration would materially and adversely affect the success of the offering. The Company is generally required to pay all of the expenses of Demand Registrations and Piggyback Registrations, other than underwriting discounts and commissions.

STOCKHOLDERS' AGREEMENT

  Pursuant to a Stockholders' Agreement among Crow Family, Inc., CRI/ESH Partners, L.P., J. Ronald Terwilliger, and Leonard W. Wood (collectively, the "ESH Parties"), JMI/Greystar Extended Stay Partners, L.P. ("JMI/Greystar") and the Company (the "Stockholders' Agreement"), in connection with any election of Company Directors, the Company has agreed to nominate as Directors such number of designees of the ESH Parties and JMI/Greystar as shall be required in order that the percentage of the entire Board of Directors thereafter represented by the ESH Parties and JMI/Greystar nominees (taking into account then sitting Directors who were nominated by the ESH Parties or JMI/Greystar and assuming the election of the nominees then being designated) is equal to the nearest whole number determined by multiplying (i) the number of Directors that is to constitute the entire Board of Directors after giving effect to such election by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by the ESH Parties and JMI/Greystar (and their permitted transferees) and the denominator of which is the total number of outstanding shares of Common Stock. The ESH Parties and JMI/Greystar have each agreed to vote in favor of the other's nominees all shares of Common Stock it owns or has the right to vote. Upon completion of the Offering, the ESH Parties and JMI/Greystar will own collectively approximately 42.3% of the then outstanding Common Stock, entitling them to nominate three of the Company's seven Directors. Within 90 days following the Offering, the Company intends to appoint to its Board of Directors two additional independent Directors. Upon the resulting increase in the number of Directors constituting the entire Board of Directors, such percentage ownership would entitle the ESH Parties and JMI/Greystar to nominate four of the Company's nine Directors. For purposes of the provisions described above, Harlan R. Crow, Anthony W. Dona, John J. Moores and Charles E. Noell are deemed to be nominees of the ESH Parties and JMI/Greystar. The foregoing provisions of the Stockholder's Agreement will terminate at such time as the ESH Parties, JMI/Greystar and their permitted transferees no longer own collectively 20.0% of the outstanding Common Stock. The rights to nominate Directors are apportioned among the ESH Parties and JMI/Greystar proportionately based on their respective stock ownership in the Company.

  The Stockholders' Agreement requires that the ESH Parties and JMI/Greystar first offer their shares to the other before they are permitted to transfer the shares to a third party in a private transaction or in a registered underwritten offering. By reason of the right of first offer provisions of the Stockholders' Agreement, the ESH Parties and JMI/Greystar will have the first right to purchase shares proposed to be sold in any such transaction by the other so as to enable them, in such context, to maintain the collective stock ownership position of these entities in the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the Offering, the Company will have an aggregate of 10,725,000 shares of Common Stock outstanding. Of these shares, the 4,325,000 shares sold in the Offering will be freely transferable without restriction or further registration under the Securities Act.

SALES OF RESTRICTED SHARES

  The 6,400,000 shares of Common Stock held by existing stockholders that were not purchased in the Offering were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are thus treated as "restricted" securities under Rule 144 promulgated under the Securities Act ("Rule 144"). In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities within the meaning of Rule 144 for at least two years, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 107,250 shares immediately after the Offering) or (ii) the average weekly trading volume of the Company's Common Stock on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(i) without regard to the limitations described above, provided that three years have expired since the later of the date on which such restricted shares were acquired from the Company or the date they were acquired from an affiliate of the Company.

  Certain stockholders of the Company hold registration rights. See "Description of Capital Stock--Registration Rights." However, these stockholders have entered into certain arrangements with the representatives of the Underwriters, pursuant to which they have agreed not to offer, sell, contract to sell or otherwise dispose of their shares of Common Stock for a period of 360 days after the date of this Prospectus ("Lock-up Arrangements"). See "--Lock-up Arrangement."

LOCK-UP ARRANGEMENT

  The Company and certain existing stockholders have agreed, subject to certain exceptions, to enter into Lock-up Arrangements for a period of 360 days from the date of this Prospectus. Under the Lock-up Arrangements, such stockholders will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for shares of Common Stock without the prior written consent of Bear Stearns & Co. Inc., one of the representatives of the Underwriters. Upon the expiration of the Lock-up Arrangements, those shares subject to Lock-up Arrangements will not, absent registration, be freely tradeable, but will become eligible for sale under Rule 144 on various dates in the future.

EFFECT OF SALES OF SHARES

  Prior to the Offering, there has been no public market for the Common Stock of the Company and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial numbers of shares in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities.

                                 UNDERWRITING

  The Underwriters of the Offering of Common Stock (the "Underwriters"), for whom Bear, Stearns & Co. Inc. and Montgomery Securities are acting as representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part), to purchase from the Company an aggregate of 4,325,000 shares of Common Stock. The aggregate number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below. The Underwriters are committed to purchase and pay for all of such shares of Common Stock if any are purchased.

                                                                        NUMBER
   UNDERWRITER                                                         OF SHARES
   -----------                                                         ---------
Bear, Stearns & Co. Inc. .............................................
Montgomery Securities.................................................
                                                                       ---------
  Total............................................................... 4,325,000
                                                                       =========

  The Underwriters have advised the Company that they propose to offer 4,325,000 shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering
price less a concession not to exceed $    per share. The selected dealers may
reallow a concession to certain other dealers not to exceed $    per share.
After the initial offering to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  The Company has granted to the Underwriters an option to purchase up to 648,750 additional shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. This option may be exercised at any time until 30 days after the date of this Prospectus. If the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  Prior to the Offering there has been no public market for the Company's Common Stock. The initial public offering price set forth on the cover page of this Prospectus has been determined by negotiations between the Company and the representatives. In determining such price, consideration was given to various factors including: (i) the market valuation of comparable companies;
(ii) market conditions for initial public offerings; (iii) the history of and prospects for the Company's business; (iv) the Company's past and present operations and earnings; (v) the Company's current financial position; (vi) an assessment of the Company's management; (vii) the position of the Company in its industry; and (viii) the market value of the Company's assets. Consideration also was given to the general condition of the securities markets, the demand for similar securities of comparable companies and other market factors.

  The Company has agreed not to offer, issue, sell, agree to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (except for options granted pursuant to the 1996 Plan) for a period of 360 days after the date of this Prospectus without the prior written consent of the Representatives.

  The Company's officers and Directors and certain stockholders have also agreed with the Underwriters not to offer, sell, agree to sell, grant any option to purchase or otherwise dispose of any shares owned by them for a period of 360 days after the date of this Prospectus without the prior written consent of the Representatives. This agreement may be released without notice to persons purchasing shares in the Offering and without notice to any market on which the Common Stock is traded.

  The Company has been advised by the representatives of the Underwriters that they presently intend to make a market in the Common Stock offered hereby; however, the representatives of the Underwriters are under no obligation to do so, and any market making activity may be discontinued at any time. There can be no assurance that an active public market for the Common Stock will develop and continue after the Offering.

  A managing director of Smith Barney, Inc. has an indirect ownership interest in 11,301 shares of Common Stock and a Vice President of Goldman, Sachs & Co. has an indirect ownership in 56,505 shares of Common Stock.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P. Certain legal matters relating to the Offering of Common Stock will be passed upon for the Underwriters by Jenkens & Gilchrist, a Professional Corporation.

                                    EXPERTS

  The Company's balance sheet as of August 22, 1996, the financial statements and schedule of Extended Stay Limited Partnership as of June 30, 1996, and for the period from inception (February 9, 1996) through June 30, 1996, and the combined financial statements and schedule of Westar as of December 31, 1994 and 1995, and for the three years ended December 31, 1993, 1994 and 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein.

  The information for Extended Stay Limited Partnership as of June 30, 1996, and for the period from inception (February 9, 1996) through June 30, 1996, and for Westar for the three years ended December 31, 1993, 1994 and 1995, under the caption "Selected Financial Data" appearing in this Prospectus and Registration have been derived from financial statements of Extended Stay Limited Partnership and the combined financial statements of Westar audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein.

  Such financial statements, combined financial statements and selected financial data are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein or therein are not necessarily complete, but contain a summary of the material terms of such contracts, agreements or other documents. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551. Copies of such materials may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained from the web site that the Commission maintains at www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HOMEGATE HOSPITALITY, INC.
  Pro Forma Financial Statements
    Pro Forma Balance Sheet as of June 30, 1996...........................  F-3
    Notes to Pro Forma Balance Sheet......................................  F-4
    Pro Forma Statements of Operations for the Six Months Ended June 30,
     1996 and for the Year Ended December 31, 1995........................  F-6
    Notes to Pro Forma Statements of Operations...........................  F-7
  Balance Sheet:
    Report of Independent Auditors........................................  F-8
    Balance Sheet as of August 22, 1996...................................  F-9
    Notes to Balance Sheet................................................ F-10
EXTENDED STAY LIMITED PARTNERSHIP
  Financial Statements:
    Report of Independent Auditors........................................ F-11
    Balance Sheet as of June 30, 1996..................................... F-12
    Statement of Operations for the Period from Inception (February 9,
     1996) through June 30, 1996.......................................... F-13
    Statement of Changes in Partners' Capital for the Period from
     Inception (February 9, 1996) through June 30, 1996................... F-14
    Statement of Cash Flows for the Period from Inception (February 9,
     1996) through June 30, 1996.......................................... F-15
    Notes to Financial Statements......................................... F-16
WESTAR
  Combined Financial Statements:
    Report of Independent Auditors........................................ F-20
    Combined Balance Sheets as of December 31, 1994 and 1995 and June 30,
     1996 (unaudited)..................................................... F-21
    Combined Statements of Operations for the Years Ended December 31,
     1993, 1994 and 1995 and the Six Months Ended June 30, 1995 and 1996
     (unaudited).......................................................... F-22
    Combined Statements of Stockholders' Equity (Deficit) and Partners'
     Capital (Deficit) for the Years Ended December 31, 1993, 1994 and
     1995 and the Six Months Ended June 30, 1996 (unaudited).............. F-23
    Combined Statements of Cash Flows for the Years Ended December 31,
     1993, 1994 and 1995 and the Six Months Ended June 30, 1995 and 1996
     (unaudited).......................................................... F-24
    Notes to Combined Financial Statements................................ F-25

                          HOMEGATE HOSPITALITY, INC.

                            PRO FORMA BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)

  The unaudited pro forma balance sheet, as adjusted, of the Company is presented as if the Formation, the Westar Transaction, the acquisition of three development sites, and the Offering had occurred on June 30, 1996, and reflects ESLP at historical values and the Westar acquisition under the purchase method of accounting. The unaudited pro forma balance sheet should be read in conjunction with the financial statements listed in the index on page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  The unaudited pro forma balance sheet is not necessarily indicative of what the actual financial position would have been at June 30, 1996, nor does it purport to represent the future financial position of the Company.

                           HOMEGATE HOSPITALITY, INC.

                            PRO FORMA BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)

                               HISTORICAL                         ACQUISITION
                         ----------------------                       AND                                      COMPANY
                                                                   FORMATION        COMPANY    OFFERING       PRO FORMA
                            ESLP      WESTAR     ELIMINATIONS (A) ADJUSTMENTS      PRO FORMA  ADJUSTMENTS    AS ADJUSTED
                         ---------- -----------  ---------------- -----------     ----------- -----------    -----------
ASSETS
Current assets:
 Cash and cash
  equivalents..........  $1,273,882 $ 1,012,683    $(1,012,683)   $ 3,583,585 (B) $ 4,857,467 $47,767,000(H) $52,624,467
 Accounts receivable...       7,184     225,811       (225,811)                         7,184                      7,184
 Prepaid expenses and
  other................       3,078     217,400       (217,400)                         3,078                      3,078
                         ---------- -----------    -----------    -----------     ----------- -----------    -----------
 Total current assets..   1,284,144   1,455,894     (1,455,894)     3,583,585       4,867,729  47,767,000     52,634,729
Property and equipment,
 net...................   8,200,570  14,237,577                    13,750,797 (C)  36,188,944                 36,188,944
Receivables from
 affiliates............                 675,359       (675,359)
Escrow and reserve
 funds.................                 194,715                                       194,715                    194,715
Other assets...........     223,524       7,485         (7,485)       (35,000)(D)     188,524                    188,524
Deferred loan costs....      17,240     875,272       (875,272)                        17,240                     17,240
                         ---------- -----------    -----------    -----------     ----------- -----------    -----------
Total assets...........  $9,725,478 $17,446,302    $(3,014,010)   $17,299,382     $41,457,152 $47,767,000    $89,224,152
                         ========== ===========    ===========    ===========     =========== ===========    ===========
LIABILITIES AND
 STOCKHOLDERS'
 EQUITY/PARTNERS'
 CAPITAL
Current liabilities:
 Accounts payable......  $  305,649 $   472,938    $  (472,938)   $               $   305,649 $              $   305,649
 Other accrued
  expenses.............      45,803     679,532       (679,532)                        45,803                     45,803
 Payables to
  affiliates...........     348,789   6,208,789     (6,208,789)                       348,789                    348,789
 Current portion of
  obligations under
  capital leases.......                 130,760        (86,305)                        44,455                     44,455
 Current portion of
  long-term debt.......                 374,430                                       374,430                    374,430
                         ---------- -----------    -----------    -----------     ----------- -----------    -----------
 Total current
  liabilities..........     700,241   7,866,449     (7,447,564)                     1,119,126                  1,119,126
Mortgage note
 payable/long-term
 debt, less current
 portion...............   2,869,387  18,308,808       (656,058)                    20,522,137                 20,522,137
Obligations under
 capital leases, less
 current portion.......                 161,654       (106,695)                        54,959                     54,959
Redeemable preferred
 stock.................                 500,000       (500,000)
Stockholders'
 equity/partners'
 capital:
 Common stock..........                 531,914       (531,914)        64,000 (E)      64,000      43,250(I)     107,250
 Preferred Stock.......
 Additional paid-in
  capital..............                                            19,696,930 (F)  19,696,930  47,723,750(J)  67,420,680
 Retained earnings/
  accumulated deficit..              (6,059,913)     6,059,913
 Partners' capital.....   6,155,850  (3,862,610)     3,862,610     (6,155,850)(G)
                         ---------- -----------    -----------    -----------     ----------- -----------    -----------
Total stockholders'
 equity/ partners'
 capital...............   6,155,850  (9,390,609)     9,390,609     13,605,080      19,760,930  47,767,000     67,527,930
                         ---------- -----------    -----------    -----------     ----------- -----------    -----------
Total liabilities and
 stockholders'
 equity/partners'
 capital...............  $9,725,478 $17,446,302    $   680,292    $13,605,080     $41,457,152 $47,767,000    $89,224,152
                         ========== ===========    ===========    ===========     =========== ===========    ===========

                            See accompanying notes.

                          HOMEGATE HOSPITALITY, INC.

                       NOTES TO PRO FORMA BALANCE SHEET

(A) Reflects the elimination of assets not acquired and liabilities not assumed in connection with the purchase of Westar.

(B)Net increase reflects the following:

   Additional capital contributions by ESLP partners to fund
    Westar and land acquisitions................................. $10,021,495
   Acquisition of Westar.........................................  (6,970,715)
   Acquisition of development sites(1)...........................  (3,050,780)
   Remaining capital contributions from ESLP partners to meet
    $20,000,000 commitment....................................... $ 3,583,585
                                                                  -----------
                                                                  $ 3,583,585
                                                                  ===========

  --------

  (1) Includes the acquisition of sites in Lenexa, Kansas, Overland Park, Kansas, and Dallas, Texas purchased in July, August, and September 1996.

(C) Increase reflects excess of purchase price over net book value of Westar assets acquired ($10,665,017) and acquisition of land of ($3,085,780).

(D) Decrease reflects escrow applied to acquisition of the Dallas, Texas site.

(E) Reflects the par value of Common Stock issued to ESLP partners in exchange for partnership interests.

(F) Net increase reflects the equity of ESLP before the merger ($16,177,345) plus remaining capital contributions ($3,583,585), less par value of Common Stock issued ($64,000).

(G) Decrease reflects the following:

   Additional capital contributions by ESLP partners to fund
    Westar and land acquisitions................................ $ 10,021,495
   Exchange of ESLP partnership interests for Common Stock......  (19,760,930)
   Remaining capital contributions from ESLP partners...........    3,583,585
                                                                 ------------
                                                                 $ (6,155,850)
                                                                 ============

(H) Increase reflects the proceeds of Offering ($51,900,000), net of expenses of the Offering ($4,133,000).

(I) Reflects par value of Common Stock issued in connection with the Offering.

(J) Reflects the proceeds of the Offering in excess of par value of Common Stock ($51,856,750), net of expenses of the Offering ($4,133,000).

                      PRO FORMA STATEMENTS OF OPERATIONS

  The unaudited pro forma statements of operations, as adjusted, of the Company are presented as if the Formation, the Westar Transaction, the acquisition of three development sites, and the Offering had occurred on January 1, 1995, and reflects ESLP at historical values and the Westar acquisition under the purchase method of accounting. The unaudited pro forma statements of operations should be read in conjunction with the financial statements listed in the index on page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  The unaudited pro forma statements of operations are not necessarily indicative of what the actual results of operations of the Company would have been assuming such transactions had been completed at the beginning of the period, nor do they purport to represent the results of operations of the Company for any future periods.

                           HOMEGATE HOSPITALITY, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                              HISTORICAL        ACQUISITION
                         ---------------------      AND                                     COMPANY
                                                 FORMATION      COMPANY     OFFERING       PRO FORMA
                           ESLP       WESTAR    ADJUSTMENTS    PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                         ---------  ----------  -----------    ----------  -----------    -----------
Revenue:
 Room revenue........... $  24,803  $3,871,050   $             $3,895,853   $              $3,895,853
 Other revenue..........     1,703      73,027                     74,730                      74,730
                         ---------  ----------   ---------     ----------   ---------     -----------
Total revenue...........    26,506   3,944,077                  3,970,583                   3,970,583
Costs and expenses:
 Property operating
  expenses..............    30,313   2,357,259     116,132 (A)  2,503,704                   2,503,704
 Corporate operating
  expenses..............   204,273     336,948                    541,221     208,000 (D)     749,221
 Depreciation and
  amortization..........     9,533     305,274     139,476 (B)    454,283                     454,283
 Interest...............    21,457   1,209,850    (297,376)(C)    933,931                     933,931
                         ---------  ----------   ---------     ----------   ---------     -----------
Total expenses..........   265,576   4,209,331     (41,768)     4,433,139     208,000       4,641,139
                         ---------  ----------   ---------     ----------   ---------     -----------
Loss before
 extraordinary item..... $(239,070) $ (265,254)  $  41,768     $ (462,556)  $(208,000)    $  (670,556)
                         =========  ==========   =========     ==========   =========     ===========
Loss per common share...                                       $     (.07)                $      (.06)
                                                               ==========                 ===========
Weighted average number
 of shares of common
 stock outstanding......                                        6,400,000                  10,725,000
                                                               ==========                 ===========

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                         HISTORICAL  ACQUISITION AND                               COMPANY
                         ----------     FORMATION      COMPANY     OFFERING       PRO FORMA
                           WESTAR      ADJUSTMENTS    PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                         ----------  ---------------  ----------  -----------    -----------
Revenue:
 Room revenue........... $8,193,093     $             $8,193,093   $             $ 8,193,093
 Other revenue..........    245,756                      245,756                     245,756
                         ----------     ---------     ----------   ---------     -----------
Total revenue...........  8,438,849                    8,438,849                   8,438,849
Costs and expenses:
 Property operating
  expenses..............  5,126,346       270,793 (A)  5,397,139                   5,397,139
 Corporate operating
  expenses..............    875,043                      875,043     576,000 (D)   1,451,043
 Depreciation and
  amortization..........    662,314       181,628 (B)    843,942                     843,942
 Interest...............  2,608,468      (621,417)(C)  1,987,051                   1,987,051
                         ----------     ---------     ----------   ---------     -----------
Total expenses..........  9,272,171      (168,996)     9,103,175     576,000       9,679,175
                         ----------     ---------     ----------   ---------     -----------
Loss before
 extraordinary item..... $ (833,322)    $ 168,996     $ (664,326)  $(576,000)    $(1,240,326)
                         ==========     =========     ==========   =========     ===========
Loss per common share...                              $     (.10)                $      (.12)
                                                      ==========                 ===========
Weighted average number
 of shares of common
 stock outstanding......                               6,400,000                  10,725,000
                                                      ==========                 ===========

                            See accompanying notes.

                           HOMEGATE HOSPITALITY, INC.

                   NOTES TO PRO FORMA STATEMENT OF OPERATIONS

                                                         SIX MONTHS
                                                           ENDED      YEAR ENDED
                                                          JUNE 30,   DECEMBER 31,
                                                            1996         1995
                                                         ----------  ------------
(A) Net increase reflects the following:
  Hotel management fee.................................  $ 116,132    $ 245,793
  One-time fee under Management Agreement..............        --        25,000
                                                         ---------    ---------
                                                         $ 116,132    $ 270,793
                                                         =========    =========
(B) Increase reflects additional depreciation relating
    to purchase price allocation of Westar acquisition,
    net of reduction in depreciation expense to reflect
    increase in estimated useful lives from 30 to 40
    years..............................................  $ 139,476    $ 181,628
                                                         =========    =========
(C) Decrease reflects reduction in interest expense due
    to Westar debt not assumed.........................  $(297,376)   $(621,417)
                                                         =========    =========
(D) Increase reflects changes to corporate operating
    expenses as follows:
  Additional costs of operating as a public company....  $ 208,000    $ 416,000
  Compensation relating to the awarding of shares of
   common stock........................................        --       160,000
                                                         ---------    ---------
                                                         $ 208,000    $ 576,000
                                                         =========    =========

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Homegate Hospitality, Inc.

  We have audited the accompanying balance sheet of Homegate Hospitality, Inc. as of August 22, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Homegate Hospitality, Inc. as of August 22, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
August 22, 1996

                           HOMEGATE HOSPITALITY, INC.

                                 BALANCE SHEET
                                AUGUST 22, 1996

Assets:
  Cash.................................................................. $1,000
                                                                         ------
  Total assets.......................................................... $1,000
                                                                         ======
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding................................................ $  --
  Common stock, $.01 par value; 20,000,000 shares authorized; 10 shares
   issued and outstanding...............................................    --
  Additional paid-in capital............................................  1,000
                                                                         ------
  Total stockholders' equity............................................ $1,000
                                                                         ======

                            See accompanying notes.

                          HOMEGATE HOSPITALITY, INC.

                            NOTES TO BALANCE SHEET
                                AUGUST 22, 1996

1. ORGANIZATION

  Homegate Hospitality, Inc. (the "Company") was organized in Delaware on August 16, 1996. The Company is authorized to issue 20,000,000 shares of common stock (par value--$.01 per share). The Board of Directors of the Company also has the authority to issue 5,000,000 shares of preferred stock (par value--$.01 per share). The Company intends to offer for sale common stock in an initial public offering in the United States (the "Offering"). The Company was capitalized with the issuance of 10 shares of common stock to Extended Stay Limited Partnership. Each common stockholder is entitled to one vote for each share held. As more fully described in the Formation Transaction in the Registration Statement relating to the Offering, the Company was formed to continue the extended-stay lodging facility development, acquisition, and management operations of Extended Stay Limited Partnership, and to acquire, develop and maintain certain extended-stay lodging facilities throughout the United States.

 Income Taxes

  The Company was formed as a Subchapter C corporation and, as such, will be subject to federal and any applicable state income taxes.

                        REPORT OF INDEPENDENT AUDITORS

The Partners
Extended Stay Limited Partnership

  We have audited the accompanying balance sheet of Extended Stay Limited Partnership as of June 30, 1996, and the related statements of operations, changes in partners' capital and cash flows for the period from inception (February 9, 1996) through June 30, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Extended Stay Limited Partnership as of June 30, 1996, and the results of its operations and its cash flows for the period from inception (February 9, 1996) through June 30, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
August 8, 1996

                       EXTENDED STAY LIMITED PARTNERSHIP

                                 BALANCE SHEET
                                 JUNE 30, 1996

ASSETS
Current assets
  Cash and cash equivalents......................................... $1,273,882
  Accounts receivable...............................................      7,184
  Prepaid expenses..................................................      3,078
                                                                     ----------
    Total current assets............................................  1,284,144
Property and equipment, net (Notes 2 and 3).........................  8,200,570
Deferred loan costs.................................................     17,240
Other assets........................................................    223,524
                                                                     ----------
Total assets........................................................ $9,725,478
                                                                     ==========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable.................................................. $  305,649
  Accrued expenses..................................................     45,803
  Payables to affiliates (Note 4)...................................    348,789
                                                                     ----------
    Total current liabilities.......................................    700,241
Mortgage note payable (Note 3)......................................  2,869,387
Partners' capital (Note 5)
  Greystar..........................................................  3,077,925
  ESH...............................................................  3,077,925
  Limited partners..................................................        --
                                                                     ----------
    Total partners' capital.........................................  6,155,850
                                                                     ----------
Total liabilities and partners' capital............................. $9,725,478
                                                                     ==========

                            See accompanying notes.

                       EXTENDED STAY LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
                    PERIOD FROM INCEPTION (FEBRUARY 9, 1996)
                             THROUGH JUNE 30, 1996

REVENUES
Room revenue........................................................ $  24,803
Other revenue.......................................................     1,703
                                                                     ---------
                                                                        26,506
COSTS AND EXPENSES
Property operating expenses.........................................    30,313
Corporate operating expenses........................................   204,273
Depreciation and amortization.......................................     9,533
Interest............................................................    21,457
                                                                     ---------
                                                                       265,576
                                                                     ---------
Net loss............................................................ $(239,070)
                                                                     =========



                            See accompanying notes.

                       EXTENDED STAY LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                                                           LIMITED
                                    GREYSTAR      ESH      PARTNERS   TOTAL
                                   ----------  ----------  -------- ----------
Balance at inception (February 9,
 1996)............................ $      --   $      --    $ --    $      --
  Contributions...................  3,197,460   3,197,460     --     6,394,920
  Net loss........................   (119,535)   (119,535)    --      (239,070)
                                   ----------  ----------   -----   ----------
Balance at June 30, 1996.......... $3,077,925  $3,077,925   $ --    $6,155,850
                                   ==========  ==========   =====   ==========

                            See accompanying notes.

                       EXTENDED STAY LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                    PERIOD FROM INCEPTION (FEBRUARY 9, 1996)
                             THROUGH JUNE 30, 1996

OPERATING ACTIVITIES
Net loss..........................................................  $ (239,070)
Adjustments to reconcile net loss to net cash provided by operat-
 ing activities
  Depreciation and amortization...................................       9,533
  Accrued interest added to mortgage note payable.................      21,457
  Changes in operating assets and liabilities:
    Accounts receivable...........................................      (7,184)
    Prepaid expenses..............................................      (3,078)
    Accounts payable..............................................     136,403
    Accrued expenses..............................................      45,803
    Payables to affiliates........................................     348,789
                                                                    ----------
Net cash provided by operating activities.........................     312,653
INVESTING ACTIVITIES
Acquisition of hotel facility.....................................  (4,911,486)
Acquisition of land...............................................  (2,991,123)
Additions to property and equipment, net of development costs pay-
 able.............................................................    (133,038)
Additions to other assets.........................................    (228,734)
                                                                    ----------
Net cash used in investing activities.............................  (8,264,381)
                                                                    ----------
FINANCING ACTIVITIES
Proceeds from mortgage note payable...............................   2,847,930
Payment of deferred loan costs....................................     (17,240)
Contributions from partners.......................................   6,394,920
                                                                    ----------
Net cash provided by financing activities.........................   9,225,610
                                                                    ----------
Net increase in cash and cash equivalents.........................   1,273,882
Cash and cash equivalents at beginning of period..................         --
                                                                    ----------
Cash and cash equivalents at end of period........................  $1,273,882
                                                                    ==========

                            See accompanying notes.

                       EXTENDED STAY LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1996

1. ORGANIZATION AND ACCOUNTING POLICIES

ORGANIZATION

  Extended Stay Limited Partnership, a Delaware limited partnership (the "Partnership"), was formed on February 9, 1996, by ESH Partners, L.P. ("Crow") and JMI/Greystar Extended Stay Partners, L.P. ("Greystar"), as the general partners, and various limited partners, for the purpose of holding, maintaining, improving, developing, operating, managing, selling, and exchanging moderately priced extended-stay lodging facilities ("hotel facilities") throughout the United States. Development and management of the facilities will be performed by various related entities.

USE OF ESTIMATES

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from these estimates.

INCOME TAX MATTERS

  Under present income tax laws, the Partnership is not subject to federal income taxes; therefore, no taxes have been provided in the accompanying financial statements. The partners are to include their respective share of Partnership income or losses in their individual tax returns.

REVENUE RECOGNITION

  Room revenue and other income are recognized when earned, utilizing the accrual method of accounting.

CASH AND CASH EQUIVALENTS

  The Partnership considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

PROPERTY AND EQUIPMENT

  The Partnership capitalizes costs directly related to the acquisition, renovation or development of property and equipment while maintenance and repairs are charged to operating expense when incurred. Property and equipment is recorded at cost. The building and improvements and furniture and fixtures are depreciated over their estimated useful lives, which are 40 years and 7 years, respectively, using the straight-line method.

DEFERRED LOAN COSTS

  The Partnership has incurred costs in obtaining financing. These costs have been deferred and will be amortized over the life of the loan.

OTHER ASSETS

  Other assets include site deposits, preacquisition and development costs, pre-opening costs, and organization costs. Site deposits have been paid to escrow agents in conjunction with executed purchase agreements, whereby the Partnership is considering the purchase of certain land parcels.

                       EXTENDED STAY LIMITED PARTNERSHIP

1. ORGANIZATION AND ACCOUNTING POLICIES (CONTINUED)

  Preacquisition and development costs related to the acquisition of property sites are capitalized when it is probable that a site will be acquired and are reclassified to property and equipment upon acquisition. In the event the acquisition is not consummated, the costs are expensed.

  Compensation, promotional costs and other costs relating to the opening of new properties are capitalized by the Partnership. Amortization is provided using the straight line method over a twelve-month period.

  Organization costs of $78,158 incurred in conjunction with the formation of the Partnership have been capitalized and are being amortized over sixty months using the straight-line method. Accumulated amortization for organization costs was $5,210 at June 30, 1996.

2. PROPERTY AND EQUIPMENT

  At June 30, 1996, property and equipment consists of the following:

     Land........................................................... $3,825,326
     Buildings and improvements.....................................  3,806,052
     Furniture, fixtures, and equipment.............................    573,515
                                                                     ----------
                                                                      8,204,893
     Less accumulated depreciation..................................      4,323
                                                                     ----------
                                                                     $8,200,570
                                                                     ==========

  On February 15, 1996, the Partnership acquired a land parcel in Phoenix, Arizona, and on May 24, 1996, acquired a land parcel in Denver, Colorado, for future development of hotel facilities. Additionally, on May 31, 1996, the Partnership acquired Studio Suites (the "Hotel") in Grand Prairie, Texas. Operations of the Hotel commenced during June 1996 and are included in the accompanying statement of operations.

  Long-lived assets are evaluated when indicators of impairment are present and provisions for possible losses are recorded when the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

3. MORTGAGE NOTE PAYABLE

  The Partnership has entered into a Master Loan Agreement (the "Note") with Bank One, Arizona. The Note provides up to $30 million in construction/mini-perm mortgage loans for the acquisition and development of land and hotel facilities for up to five years. A loan of up to $3,448,250 (the "Loan") was committed under the Note in connection with the acquisition of the Hotel. The Loan, secured by the Hotel, accrues interest at prime plus .5% (8.75% at June 30, 1996), and requires interest payments for the first twelve months of the loan, followed by principal and interest payments based upon a fifteen year amortization until maturity, June 1, 1998. The outstanding balance at June 30, 1996, includes $2,847,930 of original principal borrowed and $21,457 of accrued interest added from a $70,000 interest reserve.

  The Loan requires the Partnership to make payments equal to 4% of the monthly net operating income, as defined, into a capital replacement reserve, held by the lender, to establish and maintain a balance of $60,000. No such payments were due at June 30, 1996.

                       EXTENDED STAY LIMITED PARTNERSHIP

3. MORTGAGE NOTE PAYABLE (CONTINUED)

  At the time of maturity, the Partnership has an option to extend the loan for three years, for a fee equal to .375% of the unpaid principal balance.

  Principal maturities of the mortgage note payable at June 30, 1996, are as follows:

     Six months ending December 31, 1996............................ $      --
     1997...........................................................     63,928
     1998...........................................................  2,805,459
                                                                     ----------
                                                                     $2,869,387
                                                                     ==========

  The carrying value of the mortgage note payable as of June 30, 1996 approximates fair value as the interest rate approximates market rate for similar debt instruments.

4. RELATED PARTY TRANSACTIONS

  Wyndham Management Corporation ("Wyndham") an affiliate of Crow, administers and funds payroll and insurance benefits for all employees of the Partnership and the Hotel. Payables to affiliates includes $89,434 due to Wyndham at June 30, 1996, for reimbursement of payroll and insurance expenditures.

  Wyndham is entitled to receive a management fee equal to 3% of gross revenues, as defined, for management of the Hotel.

  The Partnership reimburses Greystar for a portion of the salary of Greystar's CEO, based on an allocation of his time incurred on the Partnership. Payables to affiliates includes $55,662 due to Greystar at June 30, 1996.

  Additionally, payables to affiliates includes $163,001, $13,407, and $14,163 due to affiliates of Crow, Wyndham, and Greystar, respectively, at June 30, 1996, for reimbursement of out-of-pocket expenditures incurred in conjunction with the pursuit and acquisition of land and property.

  One of the limited partners has agreed to develop up to 60 hotel facilities for the Partnership, under an agreement that expires at the earlier of the completion of the sixtieth hotel or December 31, 1998.

5. PARTNERS' EQUITY

CAPITAL CONTRIBUTIONS

  Upon formation of the Partnership, Greystar and Crow each made initial cash contributions of $750,000. The general partners each made additional capital contributions of $2,447,460 during the period ended June 30, 1996, and are each required to contribute an additional $6,802,540.

ALLOCATIONS OF PROFITS AND LOSSES

  Net profits and losses are to be allocated in accordance with the Partnership Agreement, as limited by the provisions of Section 704(b) of the Internal Revenue Code.

                       EXTENDED STAY LIMITED PARTNERSHIP

5. PARTNERS' EQUITY (CONTINUED)

CASH DISTRIBUTIONS

  Distributions may be made as determined by the Management Committee of the Partnership and are to be distributed as follows:

  . First, to the general partners in payment of their cumulative Preferred Return equal to 13% on their Capital Contribution Account, as defined, and in proportion to their cumulative Preferred Return ($75,159 and $70,066 for Greystar and Crow, respectively, at June 30, 1996); then,

  . To the general partners an amount equal to their Capital Contributions and in proportion to the balances of their Capital Contribution Accounts ($3,197,460 for each of Greystar and Crow as of June 30, 1996); then,

  . To the partners in accordance with their Percentage Interests as limited by the Partnership Agreement.

  No distributions were made for the period ended June 30, 1996.

6. SUBSEQUENT EVENTS

  Subsequent to June 30, 1996, the Partnership purchased two land sites for an aggregate purchase price of $2,010,780 for future hotel development. Additionally, the Partnership began the development of one hotel facility. Total expected development costs for the facility are approximately $5,400,000.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Westar

  We have audited the accompanying combined balance sheets of Westar at December 31, 1994 and 1995, and the related combined statements of operations, stockholders' equity (deficit) and partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Westar at December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

San Antonio, Texas
August 2, 1996

                            See accompanying notes.
                                     WESTAR

                            COMBINED BALANCE SHEETS

                                               DECEMBER 31
                                         -------------------------
                                                                      JUNE 30
                                             1994         1995         1996
                                         ------------  -----------  -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash.................................  $    234,358  $   480,761  $ 1,012,683
  Accounts receivable..................       275,345      226,800      225,811
  Prepaid expenses and other...........       127,940      164,531      217,400
                                         ------------  -----------  -----------
Total current assets...................       637,643      872,092    1,455,894
Hotel property and other fixed assets,
 net...................................    14,516,183   14,493,834   14,237,577
Net receivables from affiliates........       577,821      678,654      675,359
Deferred loan costs, net...............        59,542      898,050      875,272
Escrow and reserve funds...............           --       194,715      194,715
Other assets...........................        13,502        3,729        7,485
                                         ------------  -----------  -----------
Total assets...........................  $ 15,804,691  $17,141,074  $17,446,302
                                         ============  ===========  ===========
LIABILITIES, STOCKHOLDERS' EQUITY
 (DEFICIT) AND PARTNERS' CAPITAL
 (DEFICIT)
Current liabilities:
  Accounts payable.....................  $    387,633  $   413,774  $   472,938
  Other accrued liabilities............       314,674      304,936      679,532
  Current portion of obligations under
   capital leases......................        76,321      140,569      130,760
  Current portion of long-term debt....       328,751      332,584      374,430
  Notes payable to stockholders and
   partners............................     5,508,162    5,799,138    6,208,789
                                         ------------  -----------  -----------
Total current liabilities..............     6,615,541    6,991,001    7,866,449
Obligations under capital leases, less
 current portion.......................        88,201      193,509      161,654
Long-term debt, less current portion...    20,021,219   19,894,994   18,308,808
Redeemable cumulative Preferred Stock;
 $10 par value, 1,000,000 shares autho-
 rized, 50,000 shares issued and out-
 standing at a redemption value of
 $10.00 per share......................       500,000      500,000      500,000
Commitments and contingencies
Stockholders' equity (deficit) and
 partners' capital (deficit):
  Class A common stock, voting, $1 par
   value, 10,000,000 shares authorized,
   500,000 shares issued and
   outstanding.........................       500,000      500,000      500,000
  Class B common stock, nonvoting, $1
   par value, 72,500 shares authorized,
   31,914 shares issued and
   outstanding.........................        31,914       31,914       31,914
  Retained earnings (deficit)..........    (5,439,375)  (5,608,665)  (6,059,913)
                                         ------------  -----------  -----------
Total stockholders' equity (deficit)...    (4,907,461)  (5,076,751)  (5,527,999)
Partners' capital (deficit)............    (6,512,809)  (5,361,679)  (3,862,610)
                                         ------------  -----------  -----------
Total stockholders' equity (deficit)
 and partners' capital (deficit).......   (11,420,270) (10,438,430)  (9,390,609)
                                         ------------  -----------  -----------
Total liabilities, stockholders' equity
 (deficit) and partners' capital
 (deficit).............................  $ 15,804,691  $17,141,074  $17,446,302
                                         ============  ===========  ===========

                                     WESTAR

                       COMBINED STATEMENTS OF OPERATIONS

                               YEAR ENDED DECEMBER 31        SIX MONTHS ENDED JUNE 30
                          ---------------------------------  -------------------------
                             1993       1994        1995            1995         1996
                          ---------- ----------  ----------  ------------ ------------
                                                                    (UNAUDITED)
Revenue:
  Room revenue..........  $8,465,611 $8,299,237  $8,193,093  $  4,222,107 $  3,871,050
  Other revenue.........     295,405    284,476     245,756        81,349       73,027
                          ---------- ----------  ----------  ------------ ------------
Total revenue...........   8,761,016  8,583,713   8,438,849     4,303,456    3,944,077
Expenses:
  Property operating ex-
   penses...............   4,921,659  5,135,787   5,126,346     2,371,702    2,357,259
  Corporate operating
   expenses.............     537,933    930,460     875,043       213,937      336,948
  Depreciation and amor-
   tization.............     592,176    610,551     662,314       296,519      305,274
  Interest..............   2,454,930  2,375,122   2,608,468     1,038,612    1,209,850
                          ---------- ----------  ----------  ------------ ------------
Total expenses..........   8,506,698  9,051,920   9,272,171     3,920,770    4,209,331
                          ---------- ----------  ----------  ------------ ------------
Income (loss) before ex-
 traordinary gain.......     254,318   (468,207)   (833,322)      382,686     (265,254)
Extraordinary gain on
 extinguishment of debt.         --         --    1,465,113           --           --
                          ---------- ----------  ----------  ------------ ------------
Net income (loss).......  $  254,318 $ (468,207) $  631,791  $    382,686 $   (265,254)
                          ========== ==========  ==========  ============ ============

                            See accompanying notes.

                                     WESTAR

  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND PARTNERS' CAPITAL
                                   (DEFICIT)

                                                                                TOTAL
                                                                            STOCKHOLDERS'
                                                                           EQUITY (DEFICIT)
                                    RETAINED    STOCKHOLDERS'  PARTNERS'    AND PARTNERS'
                           COMMON   EARNINGS       EQUITY       CAPITAL        CAPITAL
                           STOCK    (DEFICIT)     (DEFICIT)    (DEFICIT)      (DEFICIT)
                          -------- -----------  ------------- -----------  ----------------
Balance at December 31,
 1992...................  $531,914 $(5,746,479)  $(4,714,565) $(6,046,701)   $(11,261,266)
 Net income (loss)......       --      482,650       482,650     (228,332)        254,318
                          -------- -----------   -----------  -----------    ------------
Balance at December 31,
 1993...................   531,914  (5,263,829)   (4,231,915)  (6,275,033)    (11,006,948)
 Net (loss).............       --     (175,546)     (175,546)    (292,661)       (468,207)
 Capital contribution...       --          --            --        54,885          54,885
                          -------- -----------   -----------  -----------    ------------
Balance at December 31,
 1994...................   531,914  (5,439,375)   (4,407,461)  (6,512,809)    (11,420,270)
 Net income (loss)......       --     (169,290)     (169,290)     801,081         631,791
 Capital contribution...       --          --            --       350,049         350,049
                          -------- -----------   -----------  -----------    ------------
Balance at December 31,
 1995...................   531,914  (5,608,665)   (4,576,751)  (5,361,679)    (10,438,430)
 Net income (loss)......       --     (451,248)     (451,248)     185,994        (265,254)
 Conversion of long-term
  debt into partners'
  capital...............       --          --            --     1,383,200       1,383,200
 Distributions..........       --          --            --       (70,125)        (70,125)
                          -------- -----------   -----------  -----------    ------------
Balance at June 30, 1996
 (Unaudited)............  $531,914 $(6,059,913)  $(5,027,999) $(3,862,610)   $ (9,390,609)
                          ======== ===========   ===========  ===========    ============

                            See accompanying notes.

                                     WESTAR

                       COMBINED STATEMENTS OF CASH FLOWS

                               YEAR ENDED DECEMBER 31         SIX MONTHS ENDED JUNE 30
                          ----------------------------------  --------------------------
                            1993       1994         1995             1995          1996
                          ---------  ---------  ------------  ------------  ------------
                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......  $ 254,318  $(468,207) $    631,791  $    382,686  $   (265,254)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
  Depreciation and amor-
   tization.............    592,176    610,551       662,314       296,519       305,274
  Extraordinary gain....        --         --     (1,465,113)          --            --
  Interest payable to
   stockholders and
   partners.............    328,911    341,808       345,697       177,848       197,661
  Changes in:
    Accounts receivable.   (135,562)   118,973        48,545        90,128           989
    Prepaids and other..    (64,020)   146,165       (36,591)       62,431       (52,869)
    Accounts payable....   (120,829)   158,927        26,141       (18,410)       59,164
    Other accrued lia-
     bilities...........     95,365    (50,103)       (9,738)      214,543       374,596
    Other...............     (7,113)     2,660         9,773         5,770        (3,756)
                          ---------  ---------  ------------  ------------  ------------
Net cash provided by op-
 erating activities.....    943,246    860,774       212,819     1,211,515       615,805
INVESTING ACTIVITIES
Acquisition of hotel
 property and other
 fixed assets...........   (365,920)  (910,165)     (639,965)     (262,061)      (26,239)
                          ---------  ---------  ------------  ------------  ------------
Net cash used in invest-
 ing activities.........   (365,920)  (910,165)     (639,965)     (262,061)      (26,239)
FINANCING ACTIVITIES
Borrowings of long-term
 debt...................        --         --     19,650,000           --            --
Payments of long-term
 debt...................   (300,000)  (284,861)  (18,307,279)     (509,494)     (161,140)
Advances from (to) af-
 filiates...............   (236,994)   443,621      (100,833)      (51,539)        3,295
Advances from (payments
 to) stockholders and
 partners...............        --    (362,579)      (54,721)          --        211,990
Payments on obligations
 under capital leases...    (54,000)   (52,648)      (84,000)          --        (41,664)
Borrowings on obliga-
 tions under capital
 leases.................    109,047        --        253,556           --            --
Capital contributions...        --      54,885       350,049           --            --
Distributions...........        --         --            --            --        (70,125)
Deferred loan costs.....        --         --       (838,508)          --            --
Escrow and reserve
 funds..................        --         --       (194,715)     (251,264)          --
                          ---------  ---------  ------------  ------------  ------------
Net cash provided by
 (used in) financing
 activities.............   (481,947)  (201,582)      673,549      (812,297)      (57,644)
                          ---------  ---------  ------------  ------------  ------------
Net change in cash and
 cash equivalents.......     95,379   (250,973)      246,403       137,157       531,922
Cash and cash
 equivalents at
 beginning of year......    389,952    485,331       234,358       234,358       480,761
                          ---------  ---------  ------------  ------------  ------------
Cash and cash equiva-
 lents at end of year...  $ 485,331  $ 234,358  $    480,761  $    371,515  $  1,012,683
                          =========  =========  ============  ============  ============
Supplemental schedule of
 noncash activities:
  Conversion of long-
   term debt to
   partners' capital....  $     --   $     --   $        --   $        --   $  1,383,200

                            See accompanying notes.

                                    WESTAR

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1995
                   (INFORMATION AS TO JUNE 30, 1996 AND THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

  Westar ("Westar" or "Company") operates and manages five suite hotels and serves as the general and a limited partner of certain partnerships formed to develop and own the suite hotels. The accompanying financial statements have been presented on a combined basis to represent both the ownership and results of operations of the five hotels. The combined financial statements include the accounts of Westar, Inc., VPS I, L.P., and five separate limited partnerships, RHF-Amarillo, Ltd., RHF-El Paso, Ltd., RHF-Irving, Ltd., RHF San Antonio North, Ltd., and RHF-San Antonio #2, Ltd. Each of these five partnerships owned one of the hotels until December 29, 1995, at which time the hotel properties were contributed to VPS I, L.P. (see Note 2). VPS I, L.P. leases the hotels to Westar, Inc. All intercompany transactions and balances have been eliminated.

INTERIM FINANCIAL STATEMENTS

  The accompanying consolidated interim financial statements are unaudited, but reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of the Company's management, necessary to present fairly the financial position as of June 30, 1996, and the results of operations and cash flows for the six months ended June 30, 1995 and 1996. The results of the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the full year.

HOTEL PROPERTY AND OTHER FIXED ASSETS

  Depreciation of hotel property and other fixed assets is provided by the straight-line method over the estimated useful lives of the various assets, generally from three to thirty years. Amortization of capital leases is also included with depreciation.

CASH AND CASH EQUIVALENTS

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, money market funds and all highly liquid short-term investments which have a maturity of three months or less, when purchased, and which are available for operations and are readily convertible into cash.

INCOME TAXES

  Westar accounts for income taxes using Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Under SFAS 109, changes in tax rates are recognized in the year the new legislation is enacted.

  The partnerships are not subject to federal or state income taxes. The income or loss of the partnerships is reported by the general and limited partners of each respective partnership.

                                    WESTAR

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. Though limited to one geographical area, the concentration of credit risk with respect to the Company's receivables is minimized due to the large number of customers, individually small balances, short payment terms, and required deposits.

ADVERTISING COSTS

  Advertising costs are expensed as incurred.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CHANGE IN PARTNERSHIP STRUCTURE AND REFINANCING OF LONG-TERM DEBT

  On December 29, 1995, the five separate partnerships which were formed to develop and own each of the hotels contributed all of their hotel property and other fixed assets to a newly-formed partnership, VPS I, L.P., at their historical basis. Simultaneous with these transactions, VPS I, L.P. obtained new financing which was used to pay the existing mortgage debt of the individual partnerships. The Company paid approximately $18,112,000 on December 29, 1995, as complete and final settlement of the existing mortgage debt which had a carrying value of approximately $19,577,000 (including capitalized financing fees), resulting in an extraordinary gain on settlement of debt of $1,465,113. Essentially, the partnerships each contributed their fixed assets to VPS I, L.P. to serve as collateral for newly-issued debt so that the Company could consolidate its debt into a single credit agreement.


3. HOTEL PROPERTY AND OTHER FIXED ASSETS

  Hotel property and other fixed assets consists of the following:

                                                  DECEMBER 31
                                            -----------------------   JUNE 30
                                               1994        1995        1996
                                            ----------- ----------- -----------
   Land.................................... $ 4,474,418 $ 4,649,419 $ 4,649,419
   Hotel buildings and improvements........  13,176,370  13,061,569  13,107,391
   Furniture and fixtures..................   3,337,972   3,888,799   3,893,776
                                            ----------- ----------- -----------
                                             20,988,760  21,599,787  21,650,586
   Less accumulated depreciation and amor-
    tization...............................   6,472,577   7,105,953   7,413,009
                                            ----------- ----------- -----------
                                            $14,516,183 $14,493,834 $14,237,577
                                            =========== =========== ===========

                                    WESTAR

4. NOTES PAYABLE TO STOCKHOLDERS AND PARTNERS

  Notes payable to stockholders and partners consist of the following:

                                                    DECEMBER 31
                                               ---------------------
                                                                      JUNE 30
                                                  1994       1995       1996
                                               ---------- ---------- ----------
10% convertible subordinated notes payable to
 primary stockholder, principal and interest
 due in varying amounts during 1996,
 unsecured, convertible at any time to Class A
 common stock at $1 per share................. $  400,000 $  400,000 $  400,000
10% notes payable to primary stockholder,
 principal and interest due in 1996,
 unsecured....................................    240,727    186,006    397,996
9% notes payable to limited partners in
 partnership, principal and interest due in
 varying amounts based on certain cash flow
 requirements through 2002, with investments
 in partnerships as collateral, subordinated
 to other stockholder debt....................  2,700,000  2,700,000  2,700,000
                                               ---------- ---------- ----------
                                                3,340,727  3,286,006  3,497,996
Accrued interest payable......................  2,167,435  2,513,132  2,710,793
                                               ---------- ---------- ----------
                                               $5,508,162 $5,799,138 $6,208,789
                                               ========== ========== ==========

  During the years ended 1993, 1994, and 1995, and the six months ended June 30, 1995 and 1996, the Company recorded interest expense on the above notes and related accrued interest of approximately $329,000, $342,000, $346,000, $178,000, and $198,000, respectively. Pursuant to agreements with the primary limited partner and the primary stockholder, (and Company president), so long as the Company is not otherwise in default with respect to its mortgage and floating rate debt obligations or obligation to the primary limited partner or primary stockholder that are due in 1996, no demand will be made on the notes payable to the limited partner or to the primary stockholder through the earlier of June 30, 1997, or the date of sale of the five hotels occurs, nor will such primary stockholder exercise any rights to redeem any of the Preferred Stock owned by such primary stockholder.

                                    WESTAR

5. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                  DECEMBER 31
                                            -----------------------   JUNE 30
                                               1994        1995        1996
                                            ----------- ----------- -----------
Mortgage note due to Nomura Asset Capital
 Corporation, with interest at 9.71%
 through January 11, 2011 and the greater
 of 14.71% or the Treasury Rate plus 9%
 thereafter, due in monthly installments
 of $160,789, including interest,
 commencing February 1996 through January
 2021, secured by hotel properties and
 improvements (see discussion below)......  $       --  $18,100,000 $18,027,180
Floating rate note due to Nomura Asset
 Capital Corporation, with interest at
 LIBOR plus 6%, due in January 2001,
 secured by hotel properties and
 improvements. This debt was converted
 into an ownership interest on February
 29, 1996 (see discussion below)..........          --    1,400,000         --
Loan agreement with Franklin Federal
 Bancorp, with interest at 10%, due in
 August 1997 with a balloon payment of the
 remaining principal and interest,
 guaranteed by hotel properties and
 improvement. Debt was paid off on
 December 29, 1995........................   19,765,109         --          --
Note payable to bank, interest due monthly
 at a fixed rate of 8.85%, principal due
 August 1997, unsecured, guaranteed by
 primary stockholder and affiliates.......      300,000     300,000     300,000
Note payable to bank, interest due monthly
 at a fixed rate of 8.85%, principal due
 August 1997, unsecured, guaranteed by
 primary stockholder......................      200,000     200,000     200,000
Note payable to bank, interest due monthly
 at prime plus 1.5%, principal due May
 1996, secured by certain securities owned
 by a stockholder.........................          --      150,000     150,000
Other bank notes..........................       84,861      77,578       6,058
                                            ----------- ----------- -----------
                                             20,349,970  20,227,578  18,683,238
Less current portion......................      328,751     332,584     374,430
                                            ----------- ----------- -----------
                                            $20,021,219 $19,894,994 $18,308,808
                                            =========== =========== ===========

  The $18,100,000 mortgage note payable to Nomura Asset Capital Corporation does not allow for prepayment of the debt until January 11, 2011, except by providing the lender with U.S. obligations that produce payments which replicate the payment obligations of the Company under the note. This restriction represents a substantial prepayment penalty. On or after January 11, 2011, the loan can be prepaid at any time with no prepayment penalty.

  The note agreement imposes various conditions, restrictions, and limitations on the Company including those substantially restricting the payment of dividends or incurring additional debt.

  On February 29, 1996, the $1,400,000 note due to Nomura Asset Capital Corporation was converted into an ownership interest in VPS I, L.P. The then outstanding note balance of $1,383,200 was converted into 277 Class B partnership units.

                                    WESTAR

5. LONG-TERM DEBT (CONTINUED)

  Future annual maturities of long-term debt for the years subsequent to December 31, 1995 consist of the following:

   1996............................................................. $   332,584
   1997.............................................................     711,843
   1998.............................................................     225,218
   1999.............................................................     242,968
   2000.............................................................     262,628
   Thereafter.......................................................  18,452,337
                                                                     -----------
                                                                     $20,227,578
                                                                     ===========

  Cash paid for interest during the years ended December 31, 1993, 1994, and 1995, and the six months ended June 30, 1995 and 1996 was approximately $2,126,000, $2,033,000, $2,262,000, $861,000, and $1,012,000, respectively.

6. OTHER RELATED PARTY TRANSACTIONS

  In addition to the borrowings from the Company's stockholders and partners discussed above and capital lease obligations discussed in Note 7, the Company makes noninterest-bearing advances to, and receives noninterest-bearing advances from, affiliates on a periodic basis as working capital is available or needed. There are no formal terms related to such advances, the amounts of which are carried as net receivables from affiliates on the balance sheets.

7. LEASE COMMITMENTS

  The Company leases certain equipment and office facilities under long-term noncancelable leases. Future minimum lease payments for capital and operating leases at December 31, 1995 consist of the following:

                                                             CAPITAL  OPERATING
   YEAR                                                       LEASES   LEASES
   ----                                                      -------- ---------
   1996..................................................... $177,836 $ 57,441
   1997.....................................................  138,991   57,441
   1998.....................................................   76,621   57,441
   1999.....................................................      --    46,474
   2000.....................................................      --    39,218
   Thereafter...............................................      --   192,822
                                                             -------- --------
   Total minimum lease payments.............................  393,448 $450,837
                                                                      ========
   Less amount representing interest........................   59,370
                                                             --------
   Present value of net minimum lease payments..............  334,078
   Less current portion of capital lease obligations........  140,569
                                                             --------
                                                             $193,509
                                                             ========

  Included in the minimum capital lease obligations is $311,275 for various furniture and fixtures being leased from the Company's president. The minimum lease obligation amounts to $130,433, $112,273, and $68,569 for the years ended December 31, 1996, 1997, and 1998, respectively. Also, included in operating lease obligations is a lease for the Company's corporate office with various officers of the Company. The annual minimum lease

                                    WESTAR

7. LEASE COMMITMENTS (CONTINUED)

obligation is $39,218 through 2005. The office lease allows for adjustment of the monthly lease payment for increases in operating costs.

  Total rental expense incurred under operating leases was approximately $151,000, $157,000, and $57,000 for the years ended December 31, 1993, 1994, and 1995, respectively, and $28,000 for each of the six-month periods ended June 30, 1995 and 1996. Approximately $40,000 of the expense for each year relates to leases with related parties.

8. FEDERAL INCOME TAXES

  Deferred income taxes for Westar, Inc. reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The provision for federal income taxes does not include the tax impact of flow-through items of income or loss from the partnerships to its owners other than Westar, Inc. because such amounts are not determinable due to federal income tax limitation rules. Significant components of Westar, Inc.'s deferred tax assets and liabilities at December 31, 1995 are as follows:

   Deferred tax asset:
     Current:
       Allowance for doubtful accounts............................. $     5,643
     Noncurrent:
       Accrued interest to related parties.........................     166,390
       Loss carryforwards..........................................   1,743,467
       Book versus tax basis of depreciable assets.................      22,600
                                                                    -----------
                                                                      1,938,100
       Less valuation allowance....................................  (1,938,100)
                                                                    -----------
       Net deferred taxes.......................................... $       --
                                                                    ===========

  Results of operations for the year ended December 31, 1995 increased both the deferred tax assets and the corresponding valuation allowance by $68,848. Westar, Inc. has net operating loss carryforwards for income tax purposes and unused investment tax credit carryforwards of approximately $4,650,000 and $21,000, respectively, which will expire beginning in 1999. The Company's future utilization of net operating loss carryforwards may be subject to an annual limitation if there is a "change in ownership" as defined for federal income tax purposes.

9. STOCKHOLDERS' EQUITY

  The Company's 10% cumulative preferred stock is redeemable at the option of the preferred stockholders in three equal annual installments after December 31, 1994 at a price of $10.00 per share, plus any unpaid dividends. Unpaid dividends in arrears totaled approximately $240,000 and $290,000 at December 31, 1994 and 1995, respectively.

  Under an agreement with the affiliated partnerships' lender, the Company may not, without prior approval from the lender, redeem or retire any shares of its capital stock or pay any dividends.

10. SUBSEQUENT EVENT/PENDING TRANSACTION

  The stockholders and partners have entered into a letter of intent to sell all of the hotel properties to an unrelated third party.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRIT-ERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CON-TAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Special Note Regarding Forward-Looking Statements.........................   16
The Formation Transaction.................................................   17
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   26
Management................................................................   35
Certain Transactions......................................................   42
Principal Stockholders....................................................   45
Description of Capital Stock..............................................   47
Shares Eligible for Future Sale...........................................   52
Underwriting..............................................................   53
Legal Matters.............................................................   54
Experts...................................................................   54
Additional Information....................................................   55

                               ----------------

 UNTIL , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-FECTING TRANSACTIONS IN THE REQUIRED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDER-WRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTION.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             4,325,000 SHARES

                           HOMEGATE HOSPITALITY, INC.

                                  COMMON STOCK


                               ----------------

                                   PROSPECTUS

                               ----------------


                            BEAR, STEARNS & CO. INC.

                             MONTGOMERY SECURITIES


                                       , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated expenses payable by the registrant in connection with the registration, issuance and distribution of the Common Stock offered hereby, other than underwriting discounts and commissions, are as follows.

      SEC Registration Fee............................................. $19,594
      Nasdaq National Market System Filing Fee.........................    *
                                                                        -------
      NASD Filing Fee..................................................   6,966
      Printing and Engraving Expenses..................................    *
                                                                        -------
      Legal Fees and Expenses..........................................    *
                                                                        -------
      Accounting Fees and Expenses.....................................    *
                                                                        -------
      Fees and Expenses of Transfer Agent..............................    *
                                                                        -------
      "Blue Sky" Fees and Expenses (including legal fees)..............  3,000
                                                                        -------
      Miscellaneous Expenses...........................................    *
                                                                        -------
          Total........................................................ $  *
                                                                        =======

--------
  * To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article Sixteenth of the Certificate of Incorporation of the registrant provides that the registrant shall indemnify its officers and directors to the maximum extent allowed by the DGCL. Pursuant to Section 145 of the DGCL, the registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The registrant also has the power to purchase and maintain insurance for its directors and officers. Additionally, Article Sixteenth of the Certificate of Incorporation provides that, in the event that an officer or director files suit against the registrant seeking indemnification of liabilities or expenses incurred, the burden will be on the registrant to prove that the indemnification would not be permitted under the DGCL.

  The preceding discussion of the registrant's Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and Section 145 of the DGCL.

  The Company intends to enter into indemnification agreements with the Company's Directors and officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were Directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

  The form of Underwriting Agreement included as Exhibit 1.1 provides for indemnification of the registrant and certain controlling persons under certain circumstances, including indemnification for liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with the Formation, the current partners of ESLP will receive 6,400,000 shares of Common Stock, constituting approximately 59.67% of the outstanding Common Stock after the Offering, as a result of the merger of ESLP into the Company. Such Shares were sold without registration under the Securities Act, in reliance on Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

 EXHIBIT NO.                                DESCRIPTION
 -----------                                -----------
  *1.1       Underwriting Agreement
  *2.1       Plan of Merger between Extended Stay Limited Partnership and
             Homegate Hospitality, Inc.
   3.1       Certificate of Incorporation
   3.2       Bylaws of the Company
  *4.1       Form of specimen certificate for the Common Stock
  *5.1       Opinion of Vinson & Elkins L.L.P.
 *10.1       Master Management Assistance Agreement between Wyndham Hotel Corporation and Homegate Hospitality, Inc.
  10.2       Master Development Agreement between Developer Extended Stay Partners,
             L.P. and Homegate Hospitality, Inc.
 *10.3       Employment Agreement between John C. Kratzer and Homegate Hospitality,
             Inc.
 *10.4       Homegate Hospitality, Inc. 1996 Long-term Incentive Plan
  10.5       [Intentionally omitted]
  10.6       [Intentionally omitted]
  10.7       Agreement to Purchase Ownership Interests and Termination of Management
             Agreement among RHF-Amarillo, Ltd., RHF-El Paso, Ltd., RHF-Irving, Ltd.,
             RHF-San Antonio, Ltd., RHF-San Antonio North, Ltd., Westar Hotels, Inc.
             and Extended Stay Limited Partnership
 *10.8       Loan Agreement between VPS I, L.P. and Nomura Asset Capital Corporation
  10.9       Mortgage Loan Facility between Bank One Arizona, N.A. and
             Homegate Hospitality, Inc.
 *10.10      Stockholders Agreement between ESH Partners, L.P. and JMI/Greystar
             Extended
             Stay Partners, L.P.
 *10.11      Registration Rights Agreement
  10.12      Limited Partnership Agreement of Developer Extended Stay Partners, L.P.
 +23.1       Consent of Ernst & Young LLP
 +23.2       Consent of Ernst & Young LLP
 *23.3       Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
  24.1       Powers of Attorney

--------
*To be filed by amendment.

+Filed herewith.

  (B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

  Schedule III (Real Estate Investments and Accumulated Depreciation-- Extended-Stay Limited Partnership)
  Schedule III (Real Estate Investments and Accumulated Depreciation--Westar)

  All other schedules are omitted because they are not required under the applicable instructions, because they are inapplicable or because the requested information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Company hereby undertakes to provide to the representatives of the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (a) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 4TH DAY OF OCTOBER, 1996.

                                          Homegate Hospitality, Inc.

                                                    /s/ Robert A. Faith
                                          By: _________________________________
                                                      ROBERT A. FAITH
                                            PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                 AND CHAIRMAN OF THE BOARD

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                   CAPACITY                   DATE
              ---------                   --------                   ----
         /s/ Robert A. Faith           President, Chief
-------------------------------------   Executive Officer      October 4, 1996
           ROBERT A. FAITH              and Chairman of the
                                        Board (Principal
                                        Executive Officer)

          /s/ Tim V. Keith             Chief Financial
-------------------------------------   Officer (Principal     October 4, 1996
            TIM V. KEITH                Financial and
                                        Accounting Officer)

         *James D. Carreker            Director
-------------------------------------                          October 4, 1996
          JAMES D. CARREKER

         /s/ Anthony W. Dona           Director
-------------------------------------                          October 4, 1996
           ANTHONY W. DONA

           *Harlan R. Crow             Director
-------------------------------------                          October 4, 1996
           HARLAN R. CROW


        **John J. Moores               Director                October 4, 1996
-------------------------------------
         JOHN J. MOORES

         **Charles E. Noell            Director
-------------------------------------                          October 4, 1996
          CHARLES E. NOELL

          *Leonard W. Wood             Director
-------------------------------------                          October 4, 1996
           LEONARD W. WOOD

         /s/ Anthony W. Dona
-------------------------------------
  *By: ANTHONY W. DONA ATTORNEY-IN-
                FACT


         /s/ Robert A. Faith
--------------------------------------
**By:  ROBERT A. FAITH ATTORNEY-IN-FACT

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Extended Stay Limited Partnership

  We have audited the financial statements of Extended Stay Limited Partnership as of June 30, 1996, and for the period from inception (February 9, 1996) through June 30, 1996 and have issued our report thereon dated August 8, 1996 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the management of Extended Stay Limited Partnership. Our responsibility is to express an opinion based on our audit.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Dallas, Texas
August 8, 1996

                       EXTENDED STAY LIMITED PARTNERSHIP

      SCHEDULE III--REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION

                                 JUNE 30, 1996

                                (IN THOUSANDS)

                                                                 GROSS AMOUNTS AT WHICH
                                  INITIAL COST        COSTS     CARRIED AT JUNE 30, 1996
                               ------------------- CAPITALIZED --------------------------
                                       BUILDINGS   SUBSEQUENT          BUILDINGS
                     RELATED              AND          TO                 AND             ACCUMULATED    DATE OF      DATE
 DESCRIPTION       ENCUMBRANCE  LAND  IMPROVEMENTS ACQUISITION  LAND  IMPROVEMENTS TOTAL  DEPRECIATION CONSTRUCTION ACQUIRED
 -----------       ----------- ------ ------------ ----------- ------ ------------ ------ ------------ ------------ --------
Grand Prairie,
 Texas
 Studio Suites....   $2,869    $  834    $4,077       $303     $  834    $4,380    $5,214     $  4         5/96       5/96
Denver, Colorado
 land.............      --      1,605       --         --       1,605       --      1,605      --           (a)       5/96
Phoenix, Arizona
 land.............      --      1,386       --         --       1,386       --      1,386      --           (a)       2/96
                     ------    ------    ------       ----     ------    ------    ------     ----
  Total...........   $2,869    $3,825    $4,077       $303     $3,825    $4,380    $8,205     $  4
                     ======    ======    ======       ====     ======    ======    ======     ====
                    DEPRECIABLE
 DESCRIPTION       LIVES IN YEARS
 -----------       --------------
Grand Prairie,
 Texas
 Studio Suites....      7-40
Denver, Colorado
 land.............       --
Phoenix, Arizona
 land.............       --
  Total...........

----
(a) As of June 30, 1996, development had not commenced.

  NOTE TO SCHEDULE III--REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION

  Changes in real estate investments and accumulated depreciation for the six months ended June 30, 1996 are as follows (in thousands):

                                                                          1996
                                                                         ------
             Property and equipment
               Balance at beginning of period........................... $  --
                 Acquisitions...........................................  7,902
                 Additions and improvements.............................    303
                                                                         ------
               Balance at end of period................................. $8,205
                                                                         ======
             Accumulated depreciation
               Balance at beginning of period........................... $  --
                 Depreciation...........................................      4
                                                                         ------
               Balance at end of period................................. $    4
                                                                         ======

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Westar

  We have audited the financial statements of Westar as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 and have issued our report thereon dated August 2, 1996 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

San Antonio, Texas
August 2, 1996

                                    WESTAR

      SCHEDULE III--REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1995

                                (IN THOUSANDS)

                                                                                  GROSS AMOUNTS AT WHICH
                                        INITIAL COST             COSTS         CARRIED AT DECEMBER 31, 1995
                               ------------------------------ CAPITALIZED --------------------------------------
                      (1)              BUILDINGS   FURNITURE, SUBSEQUENT          BUILDINGS   FURNITURE,
                    RELATED               AND      FIXTURES &     TO                 AND      FIXTURES &         ACCUMULATED
 DESCRIPTION      ENCUMBRANCES  LAND  IMPROVEMENTS EQUIPMENT  ACQUISITION  LAND  IMPROVEMENTS EQUIPMENT   TOTAL  DEPRECIATION
 -----------      ------------ ------ ------------ ---------- ----------- ------ ------------ ---------- ------- ------------
Suite hotels:
Amarillo, Texas..   $          $  535   $ 2,513      $  547      $ 15     $  604   $ 2,485      $  521   $ 3,610    $1,254
San Antonio,
Texas
 San Antonio #1..                 799     2,598         563       123        857     2,552         674     4,083     1,351
 San Antonio #2..                 909     2,785         659       132      1,014     2,752         720     4,486     1,317
 Land............                 175                                        175                             175
Irving, Texas....               1,255     2,758         548       192      1,350     2,752         651     4,753     1,323
El Paso, Texas...                 551     2,537         566       176        649     2,493         687     3,829     1,210
                    -------    ------   -------      ------      ----     ------   -------      ------   -------    ------
                    $18,027    $4,224   $13,191      $2,883      $638     $4,649   $13,034      $3,253   $20,936    $6,455
                    =======    ======   =======      ======      ====     ======   =======      ======   =======    ======
                    DATE OF      DATE    DEPRECIABLE
 DESCRIPTION      CONSTRUCTION ACQUIRED LIVES IN YEARS
 -----------      ------------ -------- --------------
Suite hotels:
Amarillo, Texas..     1985       1985        5-40
San Antonio,
Texas
 San Antonio #1..     1985       1985        5-40
 San Antonio #2..     1986       1986        5-40
 Land............                1985
Irving, Texas....     1985       1985        5-40
El Paso, Texas...     1985       1985        5-40

----
(1) The related encumbrance is collateralized by all properties in Schedule
    III.

  NOTE TO SCHEDULE III--REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION

  Changes in real estate investments and accumulated depreciation for the three years ended December 31, 1995, are as follows (in thousands):

                                                       1993     1994     1995
                                                      -------  -------  -------
           Real estate investments:
             Balance at beginning of year............ $19,383  $19,552  $20,325
               Additions and improvements............     366      910      640
               Deletions.............................    (197)    (137)     (29)
                                                      -------  -------  -------
             Balance at end of year.................. $19,552  $20,325  $20,936
                                                      =======  =======  =======
           Accumulated depreciation:
             Balance at beginning of year............ $ 4,980  $ 5,477  $ 5,916
               Depreciation..........................     497      516      568
               Deletions.............................     --       (77)     (29)
                                                      -------  -------  -------
             Balance at end of year.................. $ 5,477  $ 5,916  $ 6,455
                                                      =======  =======  =======